Exhibit 4.3

EXECUTION VERSION

TERM LOAN AGREEMENT

DATED AS OF DECEMBER 19, 2019

AMONG

Chesapeake Energy Corporation,
AS THE BORROWER,

THE SEVERAL LENDERS
FROM TIME TO TIME PARTIES HERETO,

AND

GLAS USA LLC,

AS THE TERM AGENT

i

6.7	Conditions Precedent in Term Loan Supplement	56
6.8	Funding Notice	56

ARTICLE VII Representations and Warranties		56
7.1	Corporate Status	57
7.2	Corporate Power and Authority; Enforceability	57
7.3	No Violation	57
7.4	Litigation	57
7.5	Margin Regulations	57
7.6	Governmental Approvals	57
7.7	Investment Company Act	58
7.8	True and Complete Disclosure	58
7.9	Financial Condition; Financial Statements	58
7.10	Tax Matters	59
7.11	Compliance with ERISA	59
7.12	Subsidiaries	59
7.13	Environmental Laws	59
7.14	Properties	59
7.15	Solvency	60
7.16	Hedge Agreements	60
7.17	No Default	60
7.18	Anti-Corruption Laws and Sanctions	60
7.19	Pari Passu or Priority Status	60
7.20	No Material Adverse Effect	60
7.21	EEA Financial Institution	61
7.22	Beneficial Ownership Certification	61
7.23	Plan Assets; Prohibited Transactions	61

ARTICLE VIII Affirmative Covenants		61
8.1	Information Covenants	61
8.2	Books and Records	64
8.3	Maintenance of Insurance	64
8.4	Payment of Taxes	65
8.5	Existence	65
8.6	Compliance with Statutes, Regulations, Etc.	65
8.7	Maintenance of Properties	65
8.8	Unrestricted Subsidiaries	66
8.9	Guarantors, Grantors and Collateral	66
8.10	Use of Proceeds	69
8.11	Further Assurances	70

ARTICLE IX Negative Covenants		70
9.1	Limitations on Indebtedness	71
9.2	Limitation on Liens Securing Funded Debt	74
9.3	Limitation on Fundamental Changes	74
9.4	Limitation on Collateral Sales	76
9.5	Limitation on Investments	77
9.6	Limitation on Restricted Payments	79
9.7	Limitations on Junior Debt Payments and Amendments	81
9.8	Negative Pledge Agreements	81
9.9	Limitation on Subsidiary Distributions	83

9.10	Hedge Agreements	84
9.11	Transactions with Affiliates	85
9.12	Change in Business	86
9.13	Use of Proceeds	86
9.14	Anti-Layering	86
9.15	Sanctions; Anti-Corruption Use of Proceeds	86

ARTICLE X Events of Default		87
10.1	Payments	87
10.2	Representations, Etc.	87
10.3	Covenants	87
10.4	Default Under Other Indebtedness	87
10.5	Bankruptcy, Etc.	87
10.6	ERISA	88
10.7	Guarantee	88
10.8	Security Documents	88
10.9	Judgments	89
10.10	Term Loan Supplement	89

ARTICLE XI The Term Agent		90
11.1	Appointment	90
11.2	Delegation of Duties	91
11.3	Exculpatory Provisions	91
11.4	Reliance	92
11.5	Notice of Default	93
11.6	Non-Reliance on Term Agent and Other Lenders	93
11.7	Indemnification	94
11.8	Agent in Its Individual Capacity	95
11.9	Successor Agent	95
11.10	Withholding Tax	96
11.11	Security Documents and Guarantee	96
11.12	Right to Realize on Collateral and Enforce Guarantee	97
11.13	Term Agent and Collateral Trustee May File Proofs of Claim	98
11.14	Posting of Communications	99
11.15	Certain ERISA Matters	101

ARTICLE XII Miscellaneous		102
12.1	Amendments, Waivers and Releases	102
12.2	Notices	103
12.3	No Waiver; Cumulative Remedies	104
12.4	Survival of Representations and Warranties	104
12.5	Payment of Expenses; Indemnification	104
12.6	Successors and Assigns; Participations and Assignments	106
12.7	Replacements of Lenders under Certain Circumstances	110
12.8	Counterparts	111
12.9	Severability	111
12.10	Integration	112
12.11	GOVERNING LAW	112
12.12	Submission to Jurisdiction; Waivers	112
12.13	Acknowledgments	112
12.14	WAIVERS OF JURY TRIAL	113

12.15	Confidentiality	113
12.16	Release of Collateral and Guarantee Obligations; Disavowal of Liens	115
12.17	USA Patriot Act	117
12.18	Payments Set Aside	117
12.19	Reinstatement	117
12.20	Disposition of Proceeds	117
12.21	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	118

Schedules and Exhibits

Schedule 7.4	Litigation
Schedule 7.12	Subsidiaries
Schedule 9.1	Indebtedness
Schedule 9.5	Investments
Schedule 9.8	Initial Closing Date Negative Pledge Agreements
Schedule 9.9	Initial Closing Date Contractual Encumbrances
Schedule 9.11	Initial Closing Date Affiliate Transactions
Schedule 12.2	Notice Addresses

Exhibit A	Form of Collateral Trust Agreement
Exhibit B	Form of Closing Certificate
Exhibit C	Form of Assignment and Acceptance
Exhibit D	Form of Security Agreement
Exhibit E	Form of Term Loan Supplement

This TERM LOAN AGREEMENT, dated as of December 19, 2019, is among Chesapeake Energy Corporation, an Oklahoma corporation (together with its permitted successors, the “Borrower”), the lenders from time to time party hereto (each a “Lender” and, collectively, the “Lenders”), and GLAS USA LLC, a New Jersey limited liability company, as administrative agent (in such capacity, the “Term Agent”) for the Lenders.

WHEREAS, by entering into a supplement (each, and as the same may be amended, restated, supplemented or otherwise modified from time to time, a “Term Loan Supplement”) to this Agreement with the Borrower and the Term Agent, the lenders party thereto shall become party to this Agreement as Lenders, making Loans to the Borrower in accordance with the terms of this Agreement as supplemented by such Term Loan Supplement (but without giving effect to any other Term Loan Supplement unless otherwise specified herein or in such original Term Loan Supplement); such Loans shall be designated as a Class of Loans as specified in such Term Loan Supplement, with no Class of Loans to bear the same designation as any other Class, and such Lenders and such Term Loan Supplement shall be referenced with the same designation (e.g., “Class A”) as such Class of Loans;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I
Definitions

1.1           Defined Terms.

(a)           Terms defined in the preamble have the meaning ascribed to them in the preamble.

(b)           As used herein, the following terms shall have the meanings specified in this Section unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):

“Administrative Questionnaire” means, for each Lender, an administrative questionnaire in a form supplied by the Term Agent from time to time.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. “Controlling” (“controlling”) and “controlled” shall have meanings correlative thereto.

“Agreement” means this Term Loan Agreement, as amended, restated, supplemented or otherwise modified from time to time, including, with respect to any Class of Loans, by all Term Loan Supplements applicable to such Class of Loans.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or the Subsidiaries from time to time concerning or relating to bribery, money laundering or corruption.

“Approved Bank” shall have the meaning provided in the definition of “Cash Equivalents”.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means JPMorgan Chase Bank, N.A., MUFG Union Bank, N.A., BofA Securities Inc., Morgan Stanley Senior Funding, Inc. and each documentation agent or syndication agent named in the Class A Term Loan Supplement, with respect to this Agreement and the Class A Term Loan Supplement, and any Person identified as arranger, lead arranger, joint lead arranger, documentation agent or syndication agent in any other Term Loan Supplement, with respect to this Agreement and such Term Loan Supplement.

“Assignment and Acceptance” means an assignment and acceptance substantially in the form of Exhibit C.

“Authorized Officer” means, with respect to any Person, the President, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Treasurer, the Vice President-Finance, the General Counsel, any Senior Vice President or any Executive Vice President of such Person (or, in the case of any limited partnership without its own officers, any of the foregoing of the general partner of such limited partnership). Any document delivered hereunder that is signed by an Authorized Officer shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of any Credit Party and such Authorized Officer shall be conclusively presumed to have acted on behalf of such Person.

“Available Amount” means, as of any date of determination, an amount equal to, without duplication,

(a)           the sum, without duplication, of:

(i)            50% of the Consolidated Net Income for the period (treated as one accounting period) from the beginning of the fiscal quarter of the Borrower in which the Initial Closing Date occurs to the end of the Borrower’s most recently ended fiscal quarter for which financial statements delivered to the Term Agent pursuant to Section 8.1 as of such date (or, if such Consolidated Net Income for such period shall be a negative number, 100% of such negative number), plus

(ii)           100% of the aggregate net cash proceeds and the Fair Market Value of property or assets received by the Borrower since the Initial Closing Date (A) as a contribution (other than from a Subsidiary) to its common equity capital or from the issuance or sale (other than to a Subsidiary) of Stock of the Borrower (other than Disqualified Stock) or (B) from the issuance or sale of Disqualified Stock or the incurrence of Indebtedness by the Borrower (other than to a Subsidiary), in each case that shall have been converted into or exchanged for Stock of the Borrower (other than Disqualified Stock); minus

(b)           the sum, without duplication, of:

(i)            the aggregate amount of Restricted Payments made in reliance on Section 9.6(l); plus

(ii)           the aggregate amount of prepayments, repurchases, redemptions and defeasances made in reliance on Section 9.7(a)(v).

Concurrently with the consummation of any transaction effected pursuant to Section 9.6(l) or Section 9.7(a)(v) using all or any portion of the Available Amount, the Borrower shall provide to the Term Agent a certificate of an Authorized Officer of the Borrower setting forth in reasonable detail the Available Amount as of the date of such transaction.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” shall have the meaning provided in Section 10.5.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors” means, as to any Person, the board of directors or other governing body of such Person, or if such Person is owned or managed by a single entity, the board of directors or other governing body of such entity.

“Borrower” shall have the meaning provided in the preamble of this Agreement.

“Borrowing” means the incurrence of a Loan on a given date.

“Borrowing Base” means, with respect to borrowings under the Revolving Credit Agreement as in effect on the Initial Closing Date or under any amended, restated, supplemented or replacement Revolving Credit Agreement in the form of a reserve-based borrowing base credit facility of the Borrower that is provided by a group of lenders with respect to which the majority (determined based on the aggregate amount of commitments and loans outstanding thereunder) is composed of commercial banks (or affiliates of commercial banks) regularly providing asset-based credit facilities in the oil and gas industry, the aggregate amount in Dollars determined or re-determined by the lenders under the Revolving Credit Agreement as the aggregate lending value to be ascribed to the Oil and Gas Properties of the Credit Parties against which such lenders are prepared to provide loans or other Indebtedness to the Credit Parties under the Revolving Credit Agreement, using their customary practices and standards for determining reserve-based borrowing base loans and which are generally applied by commercial lenders to borrowers of similar type and character as the Borrower in the Oil and Gas Business, as determined semi-annually during each calendar year and/or on such other occasions as may be provided for in the Revolving Credit Agreement, and which is based upon, inter alia, the review by such lenders of the Hydrocarbon reserves, royalty interests and assets and liabilities of the Credit Parties.

“Business Day” means any day excluding Saturday, Sunday and any other day on which banking institutions in New York City, New York are authorized by Law to close, and, if such day relates to (a) any interest rate settings as to a Loan bearing interest at a rate determined by reference to the London interbank offered rate, (b) any fundings, disbursements, settlements and payments in respect of any such Loan, or (c) any other dealings pursuant to this Agreement in respect of any such Loan, such day shall be a day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“BVL Notes” means WildHorse’s outstanding 6.875% Senior Notes due 2025.

“Calculation Date” means the date on which PV-9 is determined. For the avoidance of doubt and as an example, March 28 would be the Calculation Date if the Borrower determined PV-9 (with a Reserve Date of the preceding December 31) on such March 28.

“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on a consolidated statement of cash flows of the Borrower and the Restricted Subsidiaries.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person.

“Capital Lease Obligations” means, as applied to any Person, all obligations under Capital Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Cash Equivalents” means any of the following:

(a)           Dollars;

(b)       United States government securities with maturities of two years or less from the date of acquisition;

(c)       certificates of deposit, time deposits and eurodollar time deposits with maturities of three years or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding three years and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $500,000,000 in the case of U.S. banks and $250,000,000 (or the Dollar equivalent as of the date of determination) in the case of non-U.S. banks (any such bank in the foregoing, an “Approved Bank”);

(d)       repurchase obligations for underlying securities of the types described in clauses (b) and (c) above or clauses (f) and (g) below entered into with any Approved Bank or recognized securities dealer meeting the qualifications specified in clause (c) above;

(e)       commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation (other than structured investment vehicles and other than corporations used in structured financing transactions) rated at least P-2 (or the equivalent thereof) or A-2 (or the equivalent thereof) from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower) and in each case maturing within 36 months after the date of acquisition thereof;

(f)       marketable short-term money market and similar liquid funds having either (i) assets in excess of $500 million or (ii) a rating of at least P-2 (or the equivalent thereof) or A-2 (or the equivalent thereof) from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower);

(g)       readily marketable direct obligations issued or fully guaranteed by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof; but each such readily marketable direct obligation shall be rated investment grade from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower) with maturities of two years or less from the date of acquisition;

(h)       Investments with average maturities of 18 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower);

(i)       investment funds investing substantially all of their assets in securities of the types described in clauses (a) through (h) above; and

(j)       Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P and “A-2” from Moody’s with maturities of two years or less from the date of acquisition.

“Cash Management Services” means (a) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), (c) any other demand deposit or operating account relationships and (d) other cash management services.

“Casualty Event” means, with respect to any Collateral, (a) any damage to, destruction of, or other casualty or loss involving, any property or asset or (b) any seizure, condemnation, confiscation or taking under the power of eminent domain of, or any requisition of title or use of, or relating to, or any similar event in respect of, any property or asset.

“Change in Law” means the occurrence after the date of this Agreement of any of the following: (a) the adoption of any Law, (b) any change in any Law or the interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; but, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means, and will be deemed to have occurred, if any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such “person” or “group” and their respective Subsidiaries and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) shall at any time have acquired direct or indirect “beneficial ownership” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of the outstanding common Stock of the Borrower having more than 50% of the ordinary voting power for the election of directors of the Borrower.

“Change of Control Offer” shall have the meaning provided in Section 4.1(b).

“Change of Control Prepayment” shall have the meaning provided in Section 4.1(b).

“Change of Control Purchase Date” shall have the meaning provided in Section 4.1(b)(ii).

“Class” means the Loans made (or to be made) pursuant to this Agreement as supplemented by a single Term Loan Supplement.

“Class A Loans” means the Loans made pursuant to this Agreement as supplemented by the Class A Term Loan Supplement.

“Class A Term Loan Supplement” means the Term Loan Supplement of even date herewith, establishing the Class A Loans in an aggregate principal amount of $1,500,000,000.

“Class Commitment” means, with respect to a Class of Loans, with respect to each Lender that is a party to a Term Loan Supplement, the amount set forth therein as such Lender’s “Commitment”.

“Class Exposure” means, with respect to any Lender at any time and with respect to any Class of Loans, the aggregate principal amount of the Loans of such Lender then outstanding for such Class of Loans.

“Class Maturity Date” means the Maturity Date of the Loans of any Class of Loans as set forth in the Term Loan Supplement for such Class of Loans.

“Class Total Commitment” means, with respect to any Class of Loans, as of any date of determination, the aggregate amount of the Class Commitments of all Lenders of such Class with respect to such Class of Loans.

“Class Total Exposure” means, with respect to any Class of Loans, the sum of the Class Exposures of the Lenders of such Class with respect to such Class of Loans.

“Closing Date” means, with respect to any Class of Loans, the date on which the conditions set forth in Article VI and any conditions set forth in the Term Loan Supplement for such Class of Loans are satisfied (or waived in accordance with Section 12.1) with respect to such Class of Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall have the meaning provided for such term in each Security Document; but with respect to any Mortgages, “Collateral”, as defined herein, shall include “Mortgaged Property” as defined therein.

“Collateral Sale” means the Disposition (whether in a single transaction or a series of related transactions) of property or assets constituting Collateral (including by way of Production Payments and Reserve Sales, but not by way of Sale/Leaseback Transactions and including by way of any Disposition of a Credit Party; for the avoidance of doubt, excluding any assets or property not constituting Collateral) (other than an operating lease entered into in the ordinary course of the Oil and Gas Business) (each referred to in this definition as a “disposition”); but the term “Collateral Sale” shall exclude:

(a)       any disposition of (i) cash and Cash Equivalents, (ii) obsolete, damaged, worn out or surplus property or assets or any disposition of inventory or goods (or other assets) held for sale, including Hydrocarbons and other mineral products, each in the ordinary course of business, (iii) assets (other than Oil and Gas Properties) no longer used or useful in the ordinary course, (iv) assets no longer economically practicable or commercially reasonable to maintain (as determined in good faith by the management of the Borrower), (v) dispositions to landlords of improvements made to leased real property pursuant to customary terms of leases entered into in the ordinary course of business, and (vi) assets for the purposes of charitable contributions, community outreach or similar gifts and political contributions made in accordance with applicable Law to the extent such assets are not material to the ability of the Borrower and the Subsidiaries, taken as a whole, to conduct its business in the ordinary course;

(b)        the disposition of all or substantially all of the assets of the Borrower in a manner permitted pursuant to Section 9.3;

(c)        any disposition of property or assets of any Credit Party (including by way of any sale or disposition of a Guarantor) in any transaction or series of related transactions with an aggregate Fair Market Value of less than $10,000,000;

(d)        any dispositions of property or assets of any Credit Party (including by way of any sale or disposition of a Guarantor) with an aggregate Fair Market Value during any fiscal year of the Borrower of less than $100,000,000; but the Borrower may elect for any disposition to be a “Collateral Sale” without such disposition counting towards such annual threshold;

(e)         any disposition of property or assets or issuance of securities by a Credit Party to a Credit Party (including a Person that becomes a Credit Party in accordance with the Credit Documents);

(f)        the lease, sub-lease, license or sublicense of any real or personal property in the ordinary course of business and the exercise of termination rights with respect to any lease, sub-lease, license or sublicense or other agreement;

(g)       foreclosures, condemnation, expropriation, disposition or any similar action with respect to any property or other assets or the granting of Liens not prohibited by this Agreement;

(h)       the sale or discount of inventory, accounts receivable or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable;

(i)       the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business;

(j)       the unwinding of any Hedging Obligations;

(k)       sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(l)       the transfer of assets as part of the consideration for Investment in a joint venture so long as the transfer is done at Fair Market Value;

(m)       the lapse or abandonment of intellectual property rights in the ordinary course of business or which in the good faith determination of the Borrower are not material to the conduct of the business of the Borrower and the Subsidiaries taken as a whole;

(n)       any surrender, expiration or waiver of contract rights or oil and gas leases or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(o)       any Production Payments and Reserve Sales (other than VPPs); but any such Production Payments and Reserve Sales, other than incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Borrower or a Subsidiary, shall have been created, incurred, issued, assumed or guaranteed in connection with the financing of, and within 180 days after the acquisition of, the property that is subject thereto;

(p)       the abandonment, farm-out pursuant to a farm-out agreement, lease or sublease or other disposition of Oil and Gas Properties with no associated Proved Reserves owned or held by any Credit Party, whether or not in the ordinary course of business;

(q)       dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;

(r)       in the ordinary course of business, any swap of assets, or lease, assignment or sublease of any real or personal property, in exchange for services related to Capital Expenditures (including with any outsourcing arrangements) of comparable or greater value or usefulness to the business of the Borrower and the Subsidiaries taken as a whole, as determined in good faith by the Borrower;

(s)       dispositions of machinery and equipment that are not Oil and Gas Properties for Fair Market Value;

(t)       Permitted Asset Swaps, to the extent included in the definition of Collateral Sale;

(u)       transfers of property subject to a (i) casualty event or in connection with any condemnation proceeding with respect to Collateral upon receipt of the net cash proceeds of such casualty event or condemnation proceeding or (ii) in connection with any casualty event or any condemnation proceeding, in each case with respect to property that does not constitute Collateral; and

(v)       any financing transaction with respect to property built or acquired by any Credit Party after the Initial Closing Date, including Sale/Leaseback Transactions and asset securitizations permitted by this Agreement and the Term Loan Supplements;

but, notwithstanding anything to the contrary contained in this definition, any VPP shall constitute a Collateral Sale.

“Collateral Sale Cure” means compliance with the proviso of Section 8.9(b).

“Collateral Sale Offer” shall have the meaning provided in Section 4.1(a)(ii).

“Collateral Trust Agreement” means, the agreement among the Collateral Trustee, the Term Agent, the Revolving Agent, the Borrower and certain Subsidiaries of the Borrower, substantially in the form attached as Exhibit A.

“Collateral Trustee” means MUFG Union Bank, N.A., as collateral trustee, for the benefit of the Secured Parties pursuant to the terms of a Collateral Trust Agreement (or the applicable successor thereof).

“Commitment” shall have the meaning provided in the definition of “Class Commitment”.

“Commitment Percentage” means, with respect to any Class of Loans, at any time, for each Lender with respect to such Class of Loans, the percentage obtained by dividing (a) such Lender’s Class Commitment for such Class of Loans at such time by (b) the amount of the Class Total Commitment for such Class of Loans at such time; but at any time when the Class Total Commitment for such Class of Loans shall have been terminated, each Lender’s Commitment Percentage with respect to such Class of Loans shall be the percentage obtained by dividing (i) such Lender’s Class Exposure for such Class of Loans at such time by (ii) the Class Total Exposure for such Class of Loans at such time.

“Confidential Information” shall have the meaning provided in Section 12.15.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Group Members, determined on a consolidated basis in accordance with GAAP; but there shall be excluded, without duplication, (a) the income (or loss) of any Person (other than a Group Member) in which any Group Member has an ownership interest and any income represented by any dividends, distributions or proceeds of redemptions of Stock in respect of any Person (other than a Group Member) in which a Group Member has an ownership interest, except, in each case, to the extent of the amount of cash dividends and other distributions actually paid to any Group Member during such period, and (b) the undistributed earnings of any Group Member to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Credit Document) or Requirement of Law applicable to such Group Member; but any non-cash income attributable to cancellation or early extinguishment of any Indebtedness of any Group Member shall be excluded in calculating Consolidated Net Income.

“Contractual Requirement” shall have the meaning provided in Section 7.3.

“Credit Documents” means this Agreement (including all Term Loan Supplements), the Guarantee and the Security Documents.

“Credit Event” means and include the making (but not the conversion or continuation) of a Loan.

“Credit Party” means each of the Borrower and the Guarantors.

“Default” means any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” means any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default”.

“Deposit Accounts” shall have the meaning set forth in the Uniform Commercial Code.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by any Credit Party in connection with a Collateral Sale that is designated as Designated Non-Cash Consideration pursuant to an Authorized Officer’s certificate delivered by the Borrower to the Term Agent, setting forth the basis of such valuation minus the Fair Market Value of the portion of the non-cash consideration converted to cash or Cash Equivalents within 365 days following the consummation of the applicable Collateral Sale.

“Disposition” means, with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Stock” means, with respect to any Person, any Stock or Stock Equivalents of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Stock or Stock Equivalents that is not Disqualified Stock), other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale to the extent the terms of such Stock or Stock Equivalents provide that such Stock or Stock Equivalents shall not be required to be repurchased or redeemed until the Last Maturity Date has occurred or such repurchase or redemption is otherwise permitted by this Agreement (including as a result of a waiver hereunder)), in whole or in part, in each case before the date that is 91 days after the Last Maturity Date; but if such Stock or Stock Equivalents are issued to any plan for the benefit of employees of the Borrower or the Subsidiaries or by any such plan to such employees, such Stock or Stock Equivalents shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or the Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Stock or Stock Equivalents held by any future, present or former employee, director, manager or consultant of the Borrower, any of the Subsidiaries or any of its direct or indirect parent companies or any other entity in which the Borrower or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors of the Borrower, in each case pursuant to any equity holders’ agreement, management equity plan or stock incentive plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or the Subsidiaries.

“Disregarded Entity” means any Domestic Subsidiary that is disregarded for United States federal income tax purposes.

“Distressed Person” shall have the meaning provided in the definition of “Lender-Related Distress Event”.

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Dollars” and “$” means dollars in lawful currency of the United States of America.

“Domestic Subsidiary” means each Subsidiary that is organized under the laws of the United States or any state thereof, or the District of Columbia.

“Dutch Auction” means an auction of Loans conducted pursuant to Section 12.6(g) to allow the Borrower or any of its Restricted Subsidiaries to purchase Loans on a non-pro rata basis, in each case in accordance with the applicable Dutch Auction Procedures.

“Dutch Auction Procedures” means, with respect to a purchase of Loans by the Borrower or any of its Restricted Subsidiaries pursuant to Section 12.6(g), Dutch auction procedures to be agreed upon in connection with any such purchase by the Borrower and an auction agent reasonably selected by the Borrower, in connection with any such purchase.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any member state of the European Union, the United Kingdom, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Enumerated Lien” means, at any time of determination, any Lien securing Indebtedness under the Revolving Credit Agreement or any Indenture, any Indebtedness referred to in Section 9.1(a), Section 9.1(r) or Section 9.1(u) or any Indebtedness that Refinances any of the foregoing.

“Environmental Law” means any applicable federal, state or local statute, law (including common law), rule, regulation, ordinance, or code of any Governmental Authority now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the protection of the environment, including ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, or human health or workplace safety (to the extent relating to human exposure to hazardous or toxic materials), or the release or threatened release of hazardous or toxic materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect on the Closing Date and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) that together with the Borrower would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) a Reportable Event with respect to a Plan; (b) the failure by the Borrower or any ERISA Affiliate to meet the minimum funding standard of Section 412 of the Code, other than a failure to which a waiver of such minimum funding standard applies; (c) the incurrence by the Borrower or any ERISA Affiliate of any liability pursuant to Section 4063 or 4064 of ERISA; (d) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan if there is potential liability therefor or notification that a Multiemployer Plan is in endangered or critical status or is insolvent (within the meaning of Title IV of ERISA); (e) the filing of a notice of intent to terminate a Plan in a distress termination under, or the treatment of a Plan amendment as a distress termination under, Section 4041(c) of ERISA; (f) receipt from the IRS of notice of the failure of a Plan to qualify under Section 401(a) of the Code; (g) the engagement by the Borrower or any ERISA Affiliate in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; (h) the imposition of a Lien upon the Borrower pursuant to Section 430(k) of the Code or Section 303(k) of ERISA; (i) the making of an amendment to a Plan that could result in the posting of bond or security under Section 436(f)(1) of the Code; or (j) the imposition or incurrence of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA upon the Borrower or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning provided in Article X.

“Excess Collateral Proceeds” shall have the meaning provided in Section 4.1(a)(ii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Rate” means on any day with respect to any currency (other than Dollars), the rate at which such currency may be exchanged into any other currency (including Dollars), as set forth at approximately 11:00 a.m. (London time) on such day on the Reuters World Currency Page for such currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be selected by the Borrower, or such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of a money center bank selected by the Borrower in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 11:00 a.m., local time, on such date for the purchase of the relevant currency for delivery two Business Days later.

“Excluded Deposit Account” means Deposit Accounts (a) the balance of which consists exclusively of (i) withheld income taxes and federal, state or local employment taxes required to be paid to the IRS or state or local government agencies with respect to employees of the Borrower or any Restricted Subsidiary, (ii) amounts required to be paid over to an employee benefit plan on behalf of or for the benefit of employees of the Borrower or any Restricted Subsidiary, (iii) amounts set aside for payroll and the payment of accrued employee benefits, medical, dental and employee benefits claims to employees of the Borrower or any Restricted Subsidiary, (iv) amounts constituting purchase price deposits held in escrow pursuant to a binding and enforceable purchase and sale agreement with a third party containing customary provisions regarding the payment and refunding of such deposits, (v) amounts held in escrow or in trust pending litigation or other settlement claims, (vi) amounts held in escrow by a trustee under any indenture or other debt instrument pursuant to customary escrow arrangements pending the discharge, defeasance, redemption or repurchase of Indebtedness of the Borrower or any Subsidiary thereof, in each case solely to the extent permitted hereunder and (vii) amounts held in trust or as fiduciaries for third parties in respect of such third party’s ratable share of the revenues of Oil and Gas Properties or (b) identified in writing to the Term Agent either on or before the Initial Closing Date or within 15 Business Days of such Deposit Account being opened; but the Deposit Accounts described under this clause (b) shall not have a balance, in the aggregate, at any time greater than $10,000,000.

“Excluded Information” shall have the meaning provided in Section 12.6(g)(iii).

“Excluded Property” means (a) all Excluded Stock; (b) any property to the extent the grant or maintenance of a Lien on such property (i) is prohibited by any Requirement of Law, (ii) could reasonably be expected to result in material adverse tax consequences to the Borrower or any Restricted Subsidiary, (iii) requires a consent not obtained of any Governmental Authority pursuant to applicable Law or (iv) is prohibited by, or requires any consent not obtained under, any Contractual Requirements, except to the extent that such Contractual Requirement providing for such prohibition or requiring such consent is ineffective under applicable Law (including pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code); (c) motor vehicles and other assets subject to certificates of title; (d) Excluded Deposit Accounts and Excluded Securities Accounts; (e) all real property (owned or leased) not constituting Mortgaged Properties; (f) any foreign collateral or credit support with respect to such foreign collateral; (g) any property or assets owned by a Foreign Subsidiary or an Unrestricted Subsidiary; (h) any intellectual property; (i) margin stock and, to the extent prohibited by the terms of any applicable organizational documents, joint venture agreement, shareholders’ agreement or similar agreement, Stock or Stock Equivalents in any other Person other than wholly owned Subsidiaries that are Restricted Subsidiaries and (j) any property with respect to which, in the judgment of the any property with respect to which, in the reasonable judgment of the Revolving Agent, the cost of obtaining a security interest in, or Lien on, such property in favor of the Term Loan Secured Parties under the Security Documents, or the perfection of such security interest or Lien, shall be excessive in view of the benefits to be obtained by the Term Loan Secured Parties therefrom.

“Excluded Securities Account” means Securities Accounts identified in writing to the Term Agent on either the Initial Closing Date or within 15 Business Days of such Securities Account being opened; but the Securities Accounts so identified shall not have a balance, in the aggregate, at any time greater than $10,000,000, unless any such account is used exclusively for the repurchases of then-outstanding senior notes issued pursuant to the Indentures and the WildHorse Indenture, pending cancellation of such senior notes, subject to no other Liens and solely to the extent the repurchases of such senior notes would be permitted under this Agreement.

“Excluded Stock” means (a) any Stock or Stock Equivalents with respect to which, in the reasonable judgment of the Revolving Agent, the cost of pledging such Stock or Stock Equivalents in favor of the Secured Parties under the Security Documents, or the perfection of such pledge, shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom; (b) solely in the case of any pledge of Stock or Stock Equivalents of any Foreign Corporate Subsidiary or FSHCO to secure the Obligations, any Stock or Stock Equivalents that is voting Stock of such Foreign Corporate Subsidiary or FSHCO in excess of 66% of the outstanding Stock and Stock Equivalents of such class and, solely in the case of a pledge of Stock or Stock Equivalents of any Disregarded Entity substantially all of whose assets consist of Stock and Stock Equivalents of Foreign Corporate Subsidiaries to secure the Obligations, any Stock or Stock Equivalents of such Disregarded Entity in excess of 66% of the outstanding Stock and Stock Equivalents of such entity (such percentages to be adjusted upon any change of law as may be required to avoid adverse U.S. federal income tax consequences to the Borrower or any Subsidiary); (c) in the case of (i) any Stock or Stock Equivalents of any Subsidiary to the extent the pledge of such Stock or Stock Equivalents is prohibited by Contractual Requirements or (ii) any Stock or Stock Equivalents of any Subsidiary that is not wholly owned by the Borrower and its Restricted Subsidiaries at the time such Subsidiary becomes a Subsidiary, any Stock or Stock Equivalents of each such Subsidiary described in clause (i) or (ii) to the extent (A) that a pledge thereof to secure the Obligations is prohibited by any applicable Contractual Requirement (not entered into in contemplation of this Agreement) (other than customary nonassignment provisions which are ineffective under the Uniform Commercial Code or other applicable Requirements of Law), (B) any Contractual Requirement prohibits such a pledge without the consent of any other party; but this clause (B) shall not apply if (1) such other party is a Credit Party or a wholly owned Restricted Subsidiary or (2) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary to obtain any such consent) and for so long as such Contractual Requirement or replacement or renewal thereof is in effect, or (C) a pledge thereof to secure the Obligations would give any other party (other than a Credit Party or a wholly owned Restricted Subsidiary) to any Contractual Requirement governing such Stock or Stock Equivalents the right to terminate its obligations thereunder (other than customary non-assignment provisions that are ineffective under the Uniform Commercial Code or other applicable Requirement of Law); (d) the Stock or Stock Equivalents of any Unrestricted Subsidiary, (e) the Stock or Stock Equivalents of any Subsidiary of a Foreign Corporate Subsidiary, (f) any Stock or Stock Equivalents of any Subsidiary to the extent that the pledge of such Stock or Stock Equivalents would result in material adverse tax consequences to the Borrower or any Subsidiary as reasonably determined by the Borrower, (g) any Stock or Stock Equivalents to the extent the pledge thereof would be prohibited by any Requirement of Law and (h) any Stock or Stock Equivalents set forth on Schedule 8 to the Security Agreement.

“Excluded Subsidiary” means (a) any Disregarded Entity substantially all the assets of which consist of Stock and Stock Equivalents of Foreign Corporate Subsidiaries or FSHCOs; (b) each Domestic Subsidiary that is prohibited by any applicable Contractual Requirement (not entered into in contemplation of this Agreement) or Requirement of Law from guaranteeing or granting Liens to secure the Obligations (for so long as such restriction or any replacement or renewal thereof is in effect) or that would require consent, approval, license or authorization of a Governmental Authority to guarantee or grant Liens to secure the Obligations (unless such consent, approval, license or authorization has been received); (c) each Domestic Subsidiary that is a Subsidiary of a Foreign Corporate Subsidiary; (d) any Foreign Corporate Subsidiary or FSHCO; (e) each Unrestricted Subsidiary; and (f) any other Domestic Subsidiary with respect to which providing such a Guarantee would result in material adverse tax consequences as reasonably determined by the Borrower.  As of the Initial Closing Date, there are no Excluded Subsidiaries other than the Unrestricted Subsidiaries set forth on Schedule 7.12.

“Excluded Taxes” means, with respect to the Term Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party under any Credit Document, (i) Taxes imposed on or measured by its overall net income or branch profits (however denominated, and including (for the avoidance of doubt) any backup withholding in respect thereof under Section 3406 of the Code or any similar provision of state, local or foreign law and any Taxes attributable to a failure to comply with Section 4.3(d) or Section 4.3(h)), and franchise (and similar) Taxes imposed on it (in lieu of net income Taxes), in each case by a jurisdiction (including any political subdivision thereof) as a result of such recipient being organized in, having its principal office in, or in the case of any Lender, having its applicable lending office in, such jurisdiction, or as a result of any other present or former connection with such jurisdiction (other than any such connection arising solely from any Credit Documents or any Transaction), (ii) except in the case of a Lender that is an assignee pursuant to a request by the Borrower under Section 12.7, in the case of a Non-U.S. Lender, any United States federal withholding Tax imposed on any payment by or on account of any obligation of any Credit Party under any Credit Document that (A) is required to be imposed on amounts payable to such Non-U.S. Lender pursuant to laws in force at the time such Non-U.S. Lender becomes a party hereto (or designates a new lending office), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, immediately before the designation of a new lending office (or assignment), to receive additional amounts or indemnification payments from any Credit Party with respect to such withholding Tax pursuant to Section 4.3 or (B) is attributable to such Non-U.S. Lender’s failure to comply with Section 4.3(d), Section 4.3(e) or Section 4.3(i) or (iii) any withholding Tax imposed under FATCA.

“Exposure” means, with respect to any Lender at any time, the aggregate principal amount of the Loans of such Lender then outstanding.

“Facility” means the Commitments and the Loans of all Classes.

“Facility Termination” means the first Business Day when all Obligations (other than indemnification and other contingent obligations for which no claim has been asserted at the relevant time of determination) have been paid in full and all Commitments have terminated or expired.

“Fair Market Value” means, with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a Disposition of such asset at such date of determination assuming a Disposition by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined by the Borrower.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement, treaty or convention among Governmental Authorities implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York or, if such rate is not so published for any date that is a Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) of the quotations for such day for such transactions received by the Term Agent from three Federal Funds brokers of recognized standing selected by it.

“Fee Letter” means the fee letter dated as of even date herewith, between the Borrower and the Term Agent.

“Foreclosure Proceeds” means Shared Collateral or Proceeds (each as defined in the Collateral Trust Agreement) received or payable (a) in connection with the enforcement or exercise of any rights or remedies with respect to any portion of the Shared Collateral or (b) pursuant to a plan of reorganization or similar dispositive restructuring plan.

“Foreign Corporate Subsidiary” means a Foreign Subsidiary that is treated as a corporation for United States federal income tax purposes.

“Foreign Subsidiary” means each Subsidiary that is not a Domestic Subsidiary.

“FSHCO” means any direct or indirect Subsidiary that has no material assets other than the Stock of one or more direct or indirect Foreign Corporate Subsidiaries.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” means, with regard to any Person, all borrowed money Indebtedness (including such Indebtedness evidenced by notes, bonds, debentures or other similar instruments) incurred, created, assumed or guaranteed by such Person.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“Governmental Authority” means any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange and any supra-national bodies such as the European Union or the European Central Bank.

“Group Members” means, collectively, the Borrower and each of its Restricted Subsidiaries.

“Guarantee” means the Guarantee made by any Guarantor in favor of the Term Agent for the benefit of the Term Loan Secured Parties.

“Guarantee Obligations” means, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; but the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantors” means each Material Subsidiary (other than any Excluded Subsidiary), and, in any event, including each “Guarantor” under and as defined in the Revolving Credit Agreement.

“Hazardous Materials” means (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas, (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law and (c) any other chemical, material or substance, which is prohibited, limited or regulated by any applicable Environmental Law.

“Hedge Agreements” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, fixed-price physical delivery contracts, whether or not exchange traded, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement. Notwithstanding the foregoing, agreements or obligations entered into in the ordinary course of business to physically buy or sell any commodity produced from the Borrower’s and the Subsidiaries’ Oil and Gas Properties or electricity generation facilities under an agreement that has a tenor under 90 days shall not be considered Hedge Agreements.

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreement has been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date before the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreement, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreement (including any Lender or any Affiliate of a Lender).

“Hedging Obligations” means, with respect to any Person, the obligations of such Person incurred in the normal course of business and not for speculative purposes under Hedge Agreements.

“Historical Financial Statements” means (a) the audited combined balance sheets of the Borrower and its consolidated Subsidiaries as of December 31, 2017 and December 31, 2018, and the related audited combined statements of income and comprehensive income, statements of net investment and statements of cash flows for each of the fiscal years in the two-year period ended December 31, 2018 and (b) the unaudited combined balance sheet of the Borrower and its consolidated Subsidiaries as of September 30, 2019, and the related unaudited combined statements of income and comprehensive income and statements of cash flows for the nine-month period ended September 30, 2019.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Immaterial Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary and that as of any applicable date of determination does not have (a) direct Indebtedness in the aggregate in excess of $10,000,000, (b) Guarantee Obligations in the aggregate excess of $10,000,000 or (c) assets or annual revenues in excess of $10,000,000.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business and other obligations to the extent such obligations may be satisfied at such Person’s sole discretion by the issuance of Stock other than Disqualified Stock of such Person), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of banker’s acceptances, letters of credit, or similar arrangements, (g) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, (h) all obligations of the kind referred to in clauses (a) through (f) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property owned by such Person (including accounts and contract rights, but excluding any Stock in joint ventures or Unrestricted Subsidiaries to the extent the Liens on such Stock secures Indebtedness of such joint venture or such Unrestricted Subsidiary that is nonrecourse to any Group Member), whether or not such Person has assumed or become liable for the payment of such obligation, but the amount of Indebtedness for purposes of this clause (h) shall be an amount equal to the lesser of the unpaid amount of such Indebtedness and the Fair Market Value of the property subject to such Lien, (i) liabilities with respect to payments received in consideration of oil, gas, or other minerals yet to be acquired or produced at the time of payment other than in respect of a Qualifying VPP (including obligations under “take-or-pay” contracts to deliver gas in return for payments already received and the undischarged balance of any production payment (other than a Qualifying VPP) created by such Person or for the creation of which such Person directly or indirectly received payment) and (j) for the purposes of any Section in a Term Loan Supplement governing the incurrence of Indebtedness or Liens and Sections 9.1, 9.2 and 10.4 only, all net obligations of such Person in respect of Hedge Agreements (and any reference to the “principal amount” of obligations, or Indebtedness, in respect of any Hedge Agreement shall be the Hedge Termination Value at the relevant time of determination). The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. Notwithstanding the foregoing, (i) any Indebtedness that has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all such obligations relating to such Indebtedness at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such Indebtedness, and subject to no other Liens, and the other applicable terms of the instrument governing such Indebtedness, shall not constitute or be deemed Indebtedness, if such defeasance has been made in a manner not prohibited by this Agreement, (ii) for purposes of Section 9.1 and Section 9.2 governing the incurrence of Indebtedness and Liens, respectively, a Qualifying VPP shall not be treated as Indebtedness, and (iii) Indebtedness shall not include endorsements of checks, bills of exchange and other instruments for deposit or collection in the ordinary course of business.

“Indemnified Liabilities” shall have the meaning provided in Section 12.5.

“Indemnified Taxes” means all Taxes imposed on or with respect to or measured by, any payment by or on account of any obligation of any Credit Party under any Credit Document other than (a) Excluded Taxes, (b) Other Taxes and (c) any interest, penalties or expenses caused by the Term Agent’s or Lender’s gross negligence or willful misconduct (as determined by a final non-appealable judgment of a court of competent jurisdiction).

“Indentures” means each indenture (including any supplemental indenture) governing any outstanding senior, public, unsecured, long-term notes of the Borrower issued before the Closing Date or issued from time to time after the Closing Date as permitted hereunder or under any Term Loan Supplement.

“Industry Investment” means Investments and/or expenditures made in the ordinary course of, and of a nature that is or shall have become customary in, the oil and gas business as a means of actively engaging therein through agreements, transactions, interests or arrangements that permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of oil and gas business jointly with third parties, including: (1) ownership interests in oil and gas properties or gathering, transportation, processing, or related systems; and (2) Investments and/or expenditures in the form of or pursuant to operating agreements, processing agreements, farm-in agreements, farm-out agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling arrangements, service contracts, joint venture agreements, partnership agreements (whether general or limited), and other similar agreements (including for limited liability companies) with third parties.

“Ineligible Person” means, on any date, (a) a natural person (or a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), (b) a Defaulting Lender or any parent entity thereof, (c) except for assignments pursuant to Section 12.6(g), the Borrower or any Subsidiary or Affiliate of the Borrower or (d) any competitor of the Borrower which has been designated by the Borrower as an “Ineligible Person” by written notice to the Term Agent and the Lenders (including by posting such notice electronically) not less than two Business Days before such date; but “Ineligible Person” shall exclude any Person referred to in the preceding clause (d) that the Borrower has designated as no longer being an “Ineligible Person” by written notice delivered to the Term Agent from time to time.

“Initial Class A Lenders” means the Lenders that are signatories to the Class A Supplement.

“Initial Closing Date” shall have the meaning provided in Article V.

“Institutional Lender” means any bank, investment bank, insurance company, mutual fund or other institutional lender.

“Intercreditor Agreement” means the Intercreditor Agreement of even date herewith among the Borrower, the Guarantors, the Revolving Agent (as the Priority Lien Agent (as defined therein)), the Second Lien Collateral Trustee (as defined therein) and the other parties from time to time party thereto.

“Interim PV-9 Determination” shall have the meaning provided in Section 8.9(b).

“Investment” means, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of Stock, Stock Equivalents, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale), (b) the making of any deposit with, or advance, loan or other extension of credit to, assumption of Indebtedness of, or capital contribution to, or purchase or other acquisition of an equity participation in, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person) (including any partnership or joint venture), (c) the entering into of any guarantee of, or other contingent obligation with respect to, Indebtedness, (d) the purchase or other acquisition (in one transaction or a series of transactions) of (i) all or substantially all of the property and assets or business of another Person or (ii) assets constituting a business unit, line of business or division of such Person; but in the event that any Investment is made by the Borrower or any Restricted Subsidiary in any Person through substantially concurrent interim transfers of any amount through one or more other Restricted Subsidiaries, then such other substantially concurrent interim transfers shall be disregarded for purposes of Section 9.5, or (e) the acquisition of Funded Debt of such Person or any of its Subsidiaries by such Person or any of its Subsidiaries, if such Funded Debt is then cancelled.

“IRS” means the Internal Revenue Service of the federal government of the United States.

“Junior Debt” means (a) any borrowed money Indebtedness subordinated in right of payment to the Loans, (b) any borrowed money Indebtedness secured by a subordinate Lien on all or any part of the Collateral and (c) any unsecured borrowed money Indebtedness.

“Junior Lien Debt” means secured Indebtedness that satisfies all of the requirements of Section 9.1(u).

“Last Maturity Date” means, as of any date, the Maturity Date for all outstanding Classes of Loans that is the last to occur.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” shall have the meaning provided in the preamble to this Agreement.

“Lender Default” means (a) the refusal or failure of any Lender to make available its portion of any incurrence of Loans, which refusal or failure is not cured within two Business Days after the date of such refusal or failure, unless such Lender notifies the Term Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied; (b) the failure of any Lender to pay over to the Term Agent, or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, unless the subject of a good faith dispute; (c) a Lender has notified the Borrower or the Term Agent in writing that it does not intend or expect to comply with any of its funding obligations or has made a public statement to that effect with respect to its funding obligations under the Facility (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied); (d) the failure, within three Business Days after a written request by the Term Agent or the Borrower, by a Lender to confirm in writing to the Term Agent and the Borrower that it will comply with its obligations under the Facility (but such Lender shall cease to be a Defaulting Lender pursuant to this clause (d) upon receipt of such written confirmation by the Term Agent and the Borrower) or (e) a Distressed Person has admitted in writing that it is insolvent or such Distressed Person becomes subject to a Lender-Related Distress Event.

“Lender-Related Distress Event” means, with respect to any Lender, that such Lender or any Person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, is or becomes subject to a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any Person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt, or such Distressed Person becomes the subject of a Bail-In Action; but a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Lender or any Person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Lien” means any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement or a financing lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties; but in no event shall an operating lease be deemed to be a Lien.

“Loan” means any Loan made pursuant to a Term Loan Supplement.

“Majority Lenders” means, at any date, (a) Non-Defaulting Lenders having or holding more than 50% of the unused Total Commitment at such date and the Total Exposure (excluding the Exposure of Defaulting Lenders) at such date or (b) if the Total Commitment has been terminated, or for the purposes of acceleration pursuant to Article X, Non-Defaulting Lenders having or holding more than 50% of the Total Exposure (excluding the Exposure of Defaulting Lenders) at such date; but with respect to any Class of Loans, the foregoing shall be read to reference only the Lenders of such Class of Loans, mutatis mutandis.

“Master Agreement” shall have the meaning provided in the definition of “Hedge Agreements”.

“Material Adverse Effect” means a circumstance or condition affecting the business, assets, operations, properties or financial condition of the Borrower and the Subsidiaries on a consolidated basis, that would, individually or in the aggregate, materially adversely affect (a) the ability of the Credit Parties, taken as a whole, to perform their payment obligations under the Credit Documents or (b) the rights and remedies of the Term Agent and the Lenders under the Credit Documents.

“Material Subsidiary” means any Subsidiary that is not an Immaterial Subsidiary.

“Maturity Date” means the scheduled maturity date of any Class of Loans as specified in the Term Loan Supplement for such Class.

“Modified ACNTA” means (without duplication), as of the date of determination, (a) the sum of:

(i) the discounted future net revenue from proved oil and gas reserves of the Borrower and the Subsidiaries calculated in accordance with SEC guidelines but using Strip Prices (before any state or federal income taxes), as estimated by petroleum engineers (which may include the Borrower’s internal engineers) in a reserve report prepared as of the most recent practicable date (the “Start Date”), as increased by, as of the date of determination, the discounted future net revenue of

(A) estimated proved oil and gas reserves of the Borrower and the Subsidiaries attributable to any acquisition consummated since the Start Date, and

(B) estimated proved oil and gas reserves of the Borrower and the Subsidiaries attributable to extensions, discoveries and other additions and upward revisions of estimates of proved oil and gas reserves (including previously estimated development costs incurred during the period and the accretion of discount since the prior period end) due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the Start Date, which, in the case of clauses (A) and (B), would, in accordance with standard industry practice, result in such increases as calculated on a pre-tax basis in accordance with SEC guidelines but using Strip Prices as of the Start Date by the Borrower’s petroleum engineers or any independent petroleum engineers engaged by the Borrower for such purpose, and decreased by, as of the date of determination, the discounted future net revenue attributable to

(C) estimated proved oil and gas reserves of the Borrower and the Subsidiaries reflected in such reserve report produced or disposed of since the Start Date and

(D) reductions in the estimated proved oil and gas reserves of the Borrower and the Subsidiaries reflected in such reserve report attributable to downward revisions of estimates of proved oil and gas reserves since the Start Date due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the Start Date; in the case of clauses (C) and (D), calculated on a pre-tax basis in accordance with SEC guidelines (utilizing the Strip Prices as of the Start Date) by the Borrower’s petroleum engineers or any independent petroleum engineers engaged by the Borrower for such purpose;

(ii) the capitalized costs that are attributable to oil and gas properties of the Borrower and the Subsidiaries to which no proved oil and gas reserves are attributable, based on the Borrower’s books and records as of a date no earlier than the date of the Borrower’s most recent annual or quarterly period for which internal financial statements are available;

(iii) the Net Working Capital as of a date no earlier than the last day of the Borrower’s most recent annual or quarterly period for which internal financial statements are available; and

(iv) the greater of

(I) the net book value on a date no earlier than the last day of the Borrower’s most recent annual or quarterly period for which internal financial statements are available and

(II) the appraised value, as estimated by independent appraisers, as of a date no earlier than the date of the Borrower’s latest audited financial statements,

of other tangible assets (including Investments in unconsolidated Subsidiaries) of the Borrower and the Subsidiaries, but if no such appraisal has been performed, the Borrower shall not be required to obtain such an appraisal and only clause (iv)(I) of this definition will apply, minus (b) to the extent not otherwise taken into account in the immediately preceding clause (a), the sum of:

(i) minority interests;

(ii) to the extent not otherwise taken into account in the determination of Modified ACNTA, any gas balancing liabilities of the Borrower and the Subsidiaries as of the last day of the Borrower’s most recent annual or quarterly period for which internal financial statements are available;

(iii) to the extent included in clause (a)(1) above, the discounted future net revenues, calculated on a pre-tax basis in accordance with SEC guidelines (utilizing the Strip Prices utilized in the Borrower’s Start Date reserve report) by the Borrower’s petroleum engineers or any independent petroleum engineer engaged by the Borrower for such purpose, attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Borrower and the Subsidiaries with respect to VPPs on the schedules specified with respect thereto;

(iv) the discounted future net revenue, calculated on a pre-tax basis in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the discounted future net revenue specified in clause (a)(i) above, would be necessary to fully satisfy the payment obligations of the Borrower and the Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto; and

(v) the discounted future net revenue, calculated in accordance with SEC guidelines, attributable to reserves subject to participation interests, overriding royalty interests or other interests of third parties, pursuant to participation, partnership, vendor financing or other agreements then in effect, or which otherwise are required to be delivered to third parties.

If the Borrower changes its method of accounting from the full cost method to the successful efforts method or a similar method of accounting, Modified ACNTA will continue to be calculated as if the Borrower were still using the full cost method of accounting. As used in this definition, “Net Working Capital” means (i) all current assets of the Borrower and the Subsidiaries, minus (ii) all current liabilities of the Borrower and the Subsidiaries, except current liabilities included in Indebtedness.

“Moody’s” means Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgage” means a mortgage or a deed of trust, deed to secure debt, trust deed, assignment of as-extracted collateral, fixture filing or other security document entered into by the owner of a Mortgaged Property and the Collateral Trustee for the benefit of the Term Loan Secured Parties in respect of that Mortgaged Property.

“Mortgaged Property” means the real property and improvements thereto with respect to which a Mortgage is required to be granted pursuant to Section 8.9; but, notwithstanding any provision in any Mortgage to the contrary, in no event shall any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) located on the Mortgaged Properties (as defined in the applicable Mortgage) within an area having special flood hazards and in which flood insurance is available under the National Flood Insurance Act of 1968 be included in the definition of “Mortgaged Property” or “Mortgaged Properties” and no such Building or Manufactured (Mobile) Home shall be encumbered by any Mortgage. As used herein, “Flood Insurance Regulations” means (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, and (iv) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA that is subject to Title IV of ERISA and is or was within any of the last preceding six years contributed to by the Borrower or an ERISA Affiliate.

“Net Cash Proceeds” means, with respect to any Collateral Sale or Casualty Event, cash proceeds (including, in the case of any Casualty Event, insurance, condemnation or similar proceeds) actually received by the Credit Parties, net of the costs relating to such Collateral Sale or Casualty Event, including legal, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable Law, and brokerage and sales commissions, all dividends, distributions or other payments required to be made to minority interest holders in any Guarantor as a result of any such Collateral Sale or Casualty Event by the Borrower or such Guarantor, the amount of any purchase price or similar adjustment claimed by any Person to be owed by the Borrower or any Guarantor or otherwise estimated in good faith by the Borrower, until such time as such claim shall have been settled or otherwise finally resolved, or paid or payable by the Borrower or any other Guarantor, in either case in respect of such Collateral Sale or Casualty Event, any relocation expenses incurred as a result thereof, other fees and expenses, including title and recordation expenses, survey costs, title insurance premiums, the Borrower’s good faith estimate of Taxes paid and payable as a result thereof or any transactions occurring or deemed to occur to effectuate a payment (including, for the avoidance of doubt, withholding Taxes and Taxes imposed on the distribution of any such net proceeds) under this Agreement, amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness or amounts required to be applied to the repayments of Indebtedness secured by a Lien on such assets and amounts required to be paid in connection with the termination of hedging obligations related to Indebtedness repaid with such proceeds or hedging oil, natural gas and natural gas liquid production in notional volumes corresponding to the Oil and Gas Properties subject to such Collateral Sale or Casualty Event, as a result of such transaction, and including any deduction of appropriate amounts to be provided by the Borrower or any other Guarantor as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Borrower or any other Guarantor after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, in each case, as determined reasonably and in good faith by an Authorized Officer of the Borrower.

“Non-Defaulting Lender” means and includes each Lender other than a Defaulting Lender.

“Non-U.S. Lender” means any Lender that is not a “United States person” as defined by Section 7701(a)(30) of the Code.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Loan entered into with any Credit Party, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof in any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Credit Documents include the obligation (including Guarantee Obligations) to pay principal, interest, make-whole amounts, charges, expenses, fees, attorney costs, indemnities and other amounts payable by any Credit Party under any Credit Document.

“Oil and Gas Business” means the business of the exploration for, and exploitation, development, production, processing, marketing, storage and transportation of, hydrocarbons, and other related energy and natural resource businesses (including oil and gas services businesses related to the foregoing).

“Oil and Gas Properties” means (a) Hydrocarbon Interests, (b) the properties now or hereafter pooled or unitized with Hydrocarbon Interests, (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests, (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any Hydrocarbon Interest or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests, (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests, (f) all tenements, hereditaments, appurtenances and properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all properties, rights, titles, interests and estates described or referred to above, including any and all property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or property (excluding drilling rigs, automotive equipment, rental equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, gas processing plants and pipeline systems, power and cogeneration facilities and any related infrastructure to any thereof, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Other Taxes” means any and all present or future stamp, registration, documentary, intangible, recording, filing or any other excise, property or similar taxes (including interest, fines, penalties, additions to tax and related, reasonable, out-of-pocket expenses with regard thereto) arising from any payment made under any Credit Document or from the execution or delivery of, registration or enforcement of, consummation or administration of, or otherwise with respect to, any Credit Document; but such term shall not include any of the foregoing Taxes (i) that result from an assignment, grant of a participation pursuant to Section 12.6(c) or transfer or assignment to or designation of a new lending office or other office for receiving payments under any Credit Document (“Assignment Taxes”) to the extent such Assignment Taxes are imposed as a result of a connection between the assignor/participating Lender and/or the assignee/Participant and the taxing jurisdiction (other than a connection arising solely from any Credit Documents or any Transactions), except to the extent that any such action described in this proviso is requested or required by the Borrower, or (ii) that are Excluded Taxes.

“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate and (b) an overnight rate determined by the Term Agent, as the case may be, in accordance with banking industry rules on interbank compensation.

“Pari Passu Intercreditor Agreement” means, with respect to any Permitted Pari Passu Secured Indebtedness, a collateral trust agreement or an intercreditor agreement, in each that contains terms and conditions that are substantially similar to the Collateral Trust Agreement or are otherwise within the range of terms and conditions customary for collateral trust and intercreditor agreements that are of the type that govern intercreditor relationships between holders of senior secured credit facilities and holders of the same type of Indebtedness as such Permitted Pari Passu Secured Indebtedness.

“Participant” shall have the meaning provided in Section 12.6(c)(i).

“Participant Register” shall have the meaning provided in Section 12.6(c)(ii).

“Patriot Act” shall have the meaning provided in Section 12.17.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Asset Swap” means the substantially concurrent (and in any event occurring within 180 days of each other) purchase and sale or exchange (including Section 1031 exchanges and reverse Section 1031 exchanges, in each case made in accordance with the Code) of Related Business Assets or a combination of Related Business Assets and cash and Cash Equivalents between any Credit Party and another Person; but the Fair Market Value of the properties or assets traded or exchanged by such Credit Party (together with any cash or Cash Equivalents) is reasonably equivalent to the Fair Market Value of the properties or assets (together with any cash or Cash Equivalents) to be received by such Credit Party; provided further that any cash or Cash Equivalents received must be applied in accordance with Section 4.1(a); provided further that such Related Business Assets shall be secured for the benefit of all Term Loan Secured Parties as Collateral.

“Permitted Liens” means (a) Liens existing on the Initial Closing Date (excluding any Liens securing (i) the Loans, (ii) Indebtedness permitted by Section 9.1(r) and (iii) Junior Lien Debt permitted by Section 9.1(u)); (b) Liens on the Collateral securing Indebtedness permitted by Section 9.1(a), Section 9.1(r) and Section 9.1(u), in each case, subject to compliance with the requirements of such Sections; (c) Liens securing any renewal, extension, substitution, refinancing or replacement of secured Indebtedness, if such Liens extend to or cover only the property or assets then securing the Indebtedness being refinanced and that the Indebtedness being refinanced was not incurred under Section 9.1(a), 9.1(r) or 9.1(u); (d) Liens on, or related to, properties to secure all or part of the costs incurred in the ordinary course of business of exploration, drilling, development or operation thereof; (e) Liens upon (i) any property of or any interests in any Person existing at the time of acquisition of such property or interests by the Borrower or a Subsidiary, (ii) any property of or interests in a Person existing at the time such Person is merged or consolidated with the Borrower or any Subsidiary or existing at the time of the sale or transfer of any such property of or interests in such Person to the Borrower or any Subsidiary or (iii) any property of or interests in a Person existing at the time such Person becomes a Subsidiary; if in each case such Lien has not been created in contemplation of such sale, merger, consolidation, transfer or acquisition, and provided further that, in each such case, no such Lien shall extend to or cover any property of the Borrower or any Subsidiary other than the property being acquired and improvements thereon; (f) Liens on deposits to secure public or statutory obligations or in lieu of surety or appeal bonds entered into in the ordinary course of business; (g) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Borrower or any Subsidiary on deposit with or in possession of such bank; (h) Liens securing purchase money security interests granted in connection Indebtedness permitted under Section 9.1(f)(i), if (i) such Liens attach only to the property so acquired with the purchase money indebtedness secured thereby (and accessions and additions to such assets, replacements and products thereof and customary security deposits) and (ii) such Liens secure only Indebtedness that is not in excess of 100% of the purchase price of such assets; (i) Liens arising under Capital Leases to secure Capital Lease Obligations permitted under Section 9.1(f)(ii), if such Liens do not at any time extend to or cover any assets (except for accessions and additions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to such Capital Leases, provided further that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender; (j) Liens reserved in oil and gas mineral leases for bonus or rental payments and for compliance with the terms of such leases; (k) Liens arising under partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, purchase, exchange, transportation or processing of oil, gas or other hydrocarbons, unitization and pooling declarations and agreements, development agreements, operating agreements, area of mutual interest agreements, and other similar agreements which are customary in the Oil and Gas Business; (l) Liens securing obligations of the Borrower or any Subsidiary under Hedge Agreements; (m) Liens in favor of the United States, any State thereof, any foreign country or any department, agency or instrumentality or political subdivision of any such jurisdiction, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Liens, including Liens to secure Funded Debt of the pollution control or industrial revenue bond type; (n) Liens in favor of any Credit Party; and (o) Liens securing Indebtedness permitted by Section 9.1(i), Section 9.1(n), Section 9.1(q) and Section 9.1(t) (limited to Liens on the assets referred to in such Section 9.1(t)).

“Permitted Pari Passu Secured Indebtedness” means any secured Indebtedness of any Credit Party, if (a) such Indebtedness is secured by Liens on all or a portion of the Collateral on a pari passu basis with the Liens on the Collateral securing the Obligations in respect of the Class A Loans and any other Class of Loans incurred and outstanding pursuant to Section 9.1(a) (but without regard to the control of remedies or priority in the payment of Foreclosure Proceeds) and is not secured by any assets of the Borrower or any other Restricted Subsidiary other than the Collateral, (b) such Indebtedness is not guaranteed by any Subsidiaries other than the Guarantors and (c) the administrative agent, collateral agent, trustee and/or any similar representative acting on behalf of the holders of such Indebtedness shall have become party to the Collateral Trust Agreement, or a Pari Passu Intercreditor Agreement (or if such Indebtedness constitutes an additional Class of Loans hereunder, is otherwise subject to the Collateral Trust Agreement or a Pari Passu Intercreditor Agreement), providing that the Liens on the Collateral securing such Indebtedness shall rank equal in priority to the Liens on the Collateral securing the Obligations in respect of the Class A Loans and any other Class of Loans incurred and outstanding pursuant to Section 9.1(a) (and providing for the control of remedies and the priority in payment of Foreclosure Proceeds, in each case in a manner substantially similar to that set forth in the Collateral Trust Agreement or as otherwise permitted by this Agreement).

“Permitted Refinancing Indebtedness” means, with respect to any Indebtedness (the “Refinanced Indebtedness”), any Indebtedness issued or incurred in exchange for, or the net proceeds of which are used (or held for use and in fact used within 90 days of receipt thereof) to modify, extend, refinance, renew, replace, repurchase or refund (or to refund to the Borrower any amounts repaid, repurchased or prepaid in respect of Indebtedness within 90 days before the incurrence of such Indebtedness) (collectively to “Refinance” or a “Refinancing” or “Refinanced”), such Refinanced Indebtedness (or previous refinancing thereof constituting Permitted Refinancing Indebtedness), if (A) the principal amount (or accreted value, if applicable) of any such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness outstanding immediately before such Refinancing except by an amount equal to the unpaid accrued interest and premium thereon plus other amounts paid and fees and expenses incurred in connection with such Refinancing plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder, (B) if the Indebtedness being Refinanced is Indebtedness permitted by Sections 9.1(g) or 9.1(h), the direct and contingent obligors with respect to such Permitted Refinancing Indebtedness are not changed (except that a Credit Party may be added as an additional obligor) and (C) other than with respect to a Refinancing in respect of Indebtedness permitted pursuant to Section 9.1(f), such Permitted Refinancing Indebtedness shall have a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Refinanced Indebtedness.

“Permitted Restrictions” shall have the meaning provided in Section 9.8(b).

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“Petroleum Industry Standards” means the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Plan” means any single-employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, that is or was within any of the preceding six years maintained or contributed to (or to which there is or was an obligation to contribute or to make payments to) by the Borrower or an ERISA Affiliate.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Platform” shall have the meaning provided in Section 8.1.

“Pricing Date” means the date used to determine the Strip Prices used in connection with the determination of PV-9; such date shall be no more than 30 days before the related Reserve Date and no later than the related Calculation Date. For the avoidance of doubt and as an example, the Pricing Date could be as early as December 1 and as late as March 31 if the Reserve Date was December 31 and the Calculation Date was the following March 31.

“Production Payments” means Dollar-Denominated Production Payments and VPPs, collectively.

“Production Payments and Reserve Sales” means the grant or transfer by the Borrower or any Subsidiary to any Person of a royalty, overriding royalty, net profits interest, Production Payment, partnership or other interest in Oil and Gas Properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties, including any such grants or transfers pursuant to incentive programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists or other providers of technical services to the Borrower or any Subsidiary.

“Proved Developed Reserves” means Proved Reserves that, in accordance with the Petroleum Industry Standards, are classified as one of the following: (a) “Developed Producing Reserves” or (b) “Developed Non-Producing Reserves”; and Proved Developed Reserves in the aggregate comprise Proved Reserves that are “Developed Producing Reserves” and “Developed Non-Producing Reserves”.

“Proved Reserves” means oil and gas reserves that, in accordance with the Petroleum Industry Standards, are classified as both “Proved Reserves” and one or more of the following: (a) “Developed Producing Reserves,” (b) “Developed Non-Producing Reserves” or (c) “Undeveloped Reserves”; and “Proved Reserves” in the aggregate comprise Proved Reserves that are “Developed Producing Reserves”, “Developed Non-Producing Reserves”, and “Undeveloped Reserves.”

“Proved Undeveloped Reserves” means Proved Reserves that, in accordance with Petroleum Industry Standards, are classified as “Undeveloped Reserves”.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“PV-9” means, with respect to any Proved Reserves expected to be produced from any Oil and Gas Properties of the Borrower and the Subsidiaries, the net present value as of any Reserve Date, discounted at 9% per annum, of the future net revenues expected to accrue to the Borrower’s and the Subsidiaries’ collective interests in such reserves during the remaining expected economic lives of such reserves, calculated in accordance with SEC guidelines, except that the Strip Prices as of the Pricing Date shall be used in such calculations. For the avoidance of doubt, the calculation of PV-9 for any Reserve Date (other than a Specified Date) shall give effect to exploration and production activities, acquisitions, Dispositions and production since the Reserve Date to the Calculation Date.

“PV-10” means, with respect to any Proved Reserves expected to be produced from any Oil and Gas Properties evaluated in a Reserve Report, the net present value as of the applicable date of determination, discounted at 10% per annum, of the future net revenues expected to accrue to the Borrower’s and the Guarantors’ collective interests in such reserves during the expected economic lives of such reserves, calculated using the Strip Price (provided that any reference to “PV-9” made in any component definitions herein shall be deemed to be a reference to “PV-10” as defined herein); provided that in no event shall the amount of Proved Undeveloped Reserves included in such calculation exceed 25% of PV-10.

“PV-10 Collateral Coverage Ratio” means, as of any date of determination, the ratio of (a) PV-10, calculated as of the date of the most recent Reserve Report delivered (or required to be delivered) under the Revolving Credit Agreement (provided that the calculation of PV-10 for purposes of this calculation shall give effect to exploration and production activities, acquisitions, dispositions and production since the date of the last applicable Reserve Report to the relevant calculation date), to (b) the sum of the aggregate principal amount of Funded Debt of the Credit Parties that is secured by Priority Liens (as such term is defined in the Intercreditor Agreement); provided that if there is no Revolving Credit Agreement requiring delivery of a Reserve Report, the Borrower shall be required to deliver to the Term Agent (at the times such a Reserve Report was required to be delivered by the Borrower to the Revolving Agent under the Revolving Credit Agreement as in effect on the Initial Closing Date) a Reserve Report in form substantially consistent as determined in good faith by the Borrower with the Reserve Report required to be delivered under the Revolving Credit Agreement as in effect on the Initial Closing Date.

“Qualifying VPP” means (a) each VPP existing on the Closing Date and (b) any VPP granted by a Group Member or Group Members (the “VPP Seller”) to the purchaser of the VPP (the “VPP Buyer”), if (i) no portion of the working or other interests in oil and gas properties burdened by the VPP (the “VPP Properties”) constitute Collateral, (ii) the consideration for such VPP consists only of cash or Cash Equivalents, (iii) any obligation of any Group Member to purchase the VPP Buyer’s share of production is at a fair market index price in effect from time to time (adjusted for shrinkage and transportation costs, as applicable), (iv) any Liens securing the VPP or any related obligations of the VPP Seller to the VPP Buyer are limited to the VPP Seller’s retained interests in the VPP Properties and the production therefrom and its rights, titles and interests related thereto and (v) no Default or Event of Default shall have occurred and be continuing at the time of the grant of the VPP or shall result therefrom.

“Refinance” shall have the meaning provided in the definition of “Permitted Refinancing Indebtedness.”

“Register” shall have the meaning provided in Section 12.6(b)(iv).

“Regulation T” means Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” means Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” means Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in an Oil and Gas Business.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents and members of such Person or such Person’s Affiliates.

“Relevant Lenders” shall have the meaning provided in Section 11.13(b).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Requirement of Law” means, as to any Person, any law, treaty, rule, regulation statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Reserve Certificate” shall have the meaning provided in Section 8.1(e).

“Reserve Date” means the date as of which the Proved Reserves are estimated in connection with the determination of PV-9. For the avoidance of doubt and as an example, the Reserve Date would be December 31 for a determination of PV-9 as of such December 31.

“Reserve Report” means a report setting forth, as of each January 1st or July 1st (or another date as required or permitted by the Revolving Credit Agreement), the Proved Reserves and Proved Developed Reserves (including the aggregate values thereof) attributable to the Oil and Gas Properties of the Credit Parties, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, in each case in the form delivered in accordance with the requirements of the Revolving Credit Agreement, or if there is no Revolving Credit Agreement requiring delivery of a Reserve Report, in form substantially consistent as determined in good faith by the Company with the form of Reserve Report required under the Revolving Credit Agreement as in effect on the Initial Closing Date.

“Restricted Payments” shall have the meaning provided in Section 9.6.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.

“Revolving Agent” means MUFG Union Bank, N.A., as administrative agent under the Revolving Credit Agreement, and any successor thereto.

“Revolving Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of September 12, 2018, among the Borrower, the Revolving Agent, and the other agents and lenders from time to time party thereto, as the same has been and may hereafter be amended, supplemented, restated or replaced.

“Revolving Secured Parties” means, collectively, the Revolving Agent, the lenders under the Revolving Credit Agreement and the Hedge Banks (as defined in the Revolving Credit Agreement as in effect on the Initial Closing Date).

“Royalty Trust” means a statutory trust, business trust, limited liability company, partnership or other form of legal entity to which the Borrower or one or more of the Subsidiaries grants or conveys any term or perpetual overriding royalty interests, net profits interests or other similar interests in Oil and Gas Properties in exchange for units of beneficial interest or ownership interests in such trust or other entity, or for cash.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., or any successor by merger or consolidation to its business.

“Sale/Leaseback Transaction” means, with respect to the Borrower or any Restricted Subsidiary, any arrangement with any Person providing for the leasing by the Borrower or any of its Restricted Subsidiaries of any property which was acquired or placed into service more than one year before such arrangement, whereby such property has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to such Person; but the term “Sale/Leaseback Transaction” shall not include any such arrangement that does not provide for a lease by the Borrower or any of its Restricted Subsidiaries with a period, including renewals, of more than three years. For the avoidance of doubt, a transaction primarily involving Dollar-Denominated Production Payments or VPPs shall not be deemed to be a Sale/Leaseback Transaction.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, including Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the Government of Canada, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the United States government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the Government of Canada, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Section 8.1 Financials” means the financial statements delivered, or required to be delivered, pursuant to Section 8.1(a) or (b), together with the accompanying Authorized Officer’s certificate delivered, or required to be delivered, pursuant to Section 8.1(d).

“Secured Parties” means, collectively, (a) the Term Loan Secured Parties and (b) the Revolving Secured Parties.

“Security Accounts” shall have the meaning provided in the Uniform Commercial Code.

“Security Agreement” means a security agreement in the form of Exhibit D entered into by the Credit Parties in favor of the Collateral Trustee for the benefit of the Term Loan Secured Parties.

“Security Documents” means, collectively, (a) the Mortgages, (b) the Security Agreement, (c) the Intercreditor Agreement, (d) the Collateral Trust Agreement, (e) any control agreements and (f) each other security agreement or other instrument or document executed and delivered pursuant to Sections 8.9 or 8.11 or pursuant to any other such Security Documents or otherwise to secure or perfect the security interest in, or otherwise relating to, any or all of the Collateral securing the Obligations.

“Solvent” means, with respect to any Person, that as of any date of determination, that such Person is not “insolvent” as defined in the federal Bankruptcy Code.

“Specified Date” means, (i) in the case of a Reserve Certificate required under Section 8.1(e) to be delivered by March 31st, the immediately preceding December 31st and (ii) in the case of a Reserve Certificate required under Section 8.1(e) to be delivered by September 30th, the immediately preceding June 30th. For the avoidance of doubt, a Specified Date is also a Reserve Date.

“Specified Subsidiary” means, at any date of determination any Restricted Subsidiary (a) whose Total Assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 8.1 Financials have been delivered were equal to or greater than 15% of the Modified ACNTA of the Borrower and the Restricted Subsidiaries at such date or (b) whose revenues during such Test Period were equal to or greater than 15% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.

“Stock” means any and all shares of capital stock or shares in the capital, as the case may be (whether denominated as common stock or preferred stock or ordinary shares or preferred shares, as the case may be), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

“Strip Prices” means, as of any Pricing Date, (x) the actual price for each month from the related Reserve Date to the Pricing Date, if the Pricing Date is after the Reserve Date, and (y) the forward price for each month after such date to and including the last month for which such prices are available (such month, the “Series End”; as of the Initial Closing Date, the month that is ten years after the current month) (a) for crude oil, the closing settlement price for the CL Light, Sweet Crude Oil futures contract for each such month and (b) for natural gas, the closing settlement price for the NG Henry Hub Natural Gas futures contract for each such month, in each case as published by New York Mercantile Exchange (NYMEX) on such date. For any month after the Series End, Strip Prices for such month will be equal to the relevant published contract price for the Series End, escalated at a rate equal to 1.5% per annum.

“Subsidiary” means as to any Person, a corporation, partnership, limited liability company or other entity of which shares of Stock or other ownership interests having ordinary voting power (other than Stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise expressly provided, all references herein to a “Subsidiary” means a Subsidiary of the Borrower. A Royalty Trust shall not constitute a “Subsidiary” of the Borrower or the Subsidiaries.

“Successor Borrower” shall have the meaning provided in Section 9.3(a).

“Taxes” means any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings (including backup withholding) or other similar charges in the nature of a tax imposed by any Governmental Authority whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.

“Term Agent” means GLAS USA LLC, as the administrative agent for the Lenders under the Credit Documents, or any successor administrative agent appointed in accordance with the provisions of Section 11.9.

“Term Agent’s Office” means the Term Agent’s address and, as appropriate, account as set forth on Schedule 12.2, or such other address or account as the Term Agent may from time to time notify in writing to the Borrower and the Lenders.

“Term Loan Secured Parties” means, collectively, the Term Agent, the Collateral Trustee, the Lenders, the Arrangers, the beneficiaries of each indemnification obligation undertaken by any Credit Party under any Credit Document and the successors and assigns of each of the foregoing.

“Term Loan Supplement” shall have the meaning provided in the recitals hereto.

“Test Period” means, for any determination under this Agreement, the four consecutive fiscal quarters of the Borrower then last ended and for which Section 8.1 Financials have been delivered to the Term Agent.

“Total Assets” means, as of any date of determination with respect to any Person, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a balance sheet of such Person at such date.

“Total Commitment” means, as of any date of determination, the aggregate amount of the Class Commitments of all Lenders.

“Total Exposure” means the sum of the Exposures of the Lenders.

“Total Exposure Percentage” means, at any time, for each Lender, the percentage obtained by dividing (a) such Lender’s Exposure at such time by (b) the aggregate Total Exposure for all Classes of Loans outstanding at such time.

“Transaction Expenses” means any fees or expenses incurred or paid by the Borrower, any Subsidiary or any of their Affiliates in connection with the Transactions or the Credit Documents.

“Transactions” means, collectively, the execution, delivery and performance of the Credit Documents, the borrowing of Loans, the use of the proceeds thereof, the payment of Transaction Expenses on the Closing Date and the other transactions contemplated by the Credit Documents.

“Transferee” shall have the meaning provided in Section 12.6(e).

“Uniform Commercial Code” means the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.

“Unrestricted Subsidiary” means any Subsidiary that is designated as an Unrestricted Subsidiary pursuant to Section 8.8.

“U.S. Lender” shall have the meaning provided in Section 4.3(h).

“U.S. Tax Compliance Certificate” shall have the meaning provided in Section 4.3(e)(iii).

“VPP” means the sale of limited-term overriding royalty interests in natural gas and/or oil reserves that (a) entitle the purchaser to receive scheduled production volumes over a period of time from specific lease interests; (b) are free and clear of all associated future production costs and Capital Expenditures; (c) are nonrecourse to the seller (i.e., the purchaser’s only recourse is to the reserves acquired); (d) transfer title of the reserves to the purchaser; and (e) allow the seller to retain all production beyond the specified volumes, if any, after the scheduled production volumes have been delivered.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then-remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then-outstanding principal amount of such Indebtedness.

“WildHorse” means Brazos Valley Longhorn, L.L.C.

“WildHorse Indenture” means the Indenture, dated as of February 1, 2017, now among Brazos Valley Longhorn, L.L.C., a Delaware limited liability company converted from a Delaware corporation named WildHorse Resource Development Corporation, and Brazos Valley Longhorn Finance Corp., a Delaware corporation, as issuers, the guarantors party thereto and U.S. Bank National Association, as trustee.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“YieldCo” means a publicly traded company formed to own operating assets producing a predictable cash flow, expected to pay a substantial portion of earnings in dividends.

1.2              Other Interpretive Provisions. With reference to each Credit Document, unless otherwise specified therein or in such other Credit Document:

(a)               The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)               The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof; but, in respect of any Class of Loans, such references shall exclude Term Loan Supplements relating only to other Classes of Loans.

(c)               Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears, and any reference to a provision contained herein shall be deemed to be a reference to such provision, as supplemented by all Term Loan Supplements for each Class of Loans then outstanding.

(d)               The term “including” is by way of example and not limitation.

(e)               The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f)                In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(g)               Section headings in each Credit Document are included for convenience of reference only and shall not affect the interpretation of such Credit Document.

(h)               Any reference to any Person shall be constructed to include such Person’s successors or assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof.

(i)                 Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(j)                 The word “will” shall be construed to have the same meaning as the word “shall”.

(k)               The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(l)                 Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, (each, a “Transformation”) shall be deemed to apply to a division of or by a limited liability company, limited partnership or trust (each, a “Divisible Entity”) into—or an allocation of assets to—a series of a Divisible Entity (or the unwinding of such a division or allocation), as if it were a Transformation to, of or with a separate Person. Any division of a Divisible Entity shall be considered a separate Person for all purposes hereunder, and any division of a Divisible Entity that is a Subsidiary, Restricted Subsidiary, Unrestricted Subsidiary, joint venture or other like term shall also constitute such a Person or entity.

1.3              Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a consistent manner; but if the Borrower notifies the Term Agent in writing that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Term Agent notifies the Borrower that all Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding anything to the contrary in any Credit Document, for purposes of calculations made pursuant to the terms of any Credit Document, GAAP will be deemed to treat leases that would have been classified as operating leases in accordance with GAAP as in effect on September 12, 2018 in a manner consistent with the treatment of such leases under GAAP as in effect on September 12, 2018, notwithstanding any modifications or interpretive changes to GAAP that may occur thereafter.

1.4              Rounding. Any financial ratios required to be maintained or complied with by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5              References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Credit Documents) and other Contractual Requirements shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Credit Document and (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law.

1.6              Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City (daylight or standard, as applicable) time.

1.7              Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

1.8              Currency Equivalents Generally.

(a)               For purposes of any determination under Article VIII, Article IX or Article X or any determination under any other provision of this Agreement requiring the use of a current exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the Exchange Rate then in effect on the date of such determination; but (i) for purposes of determining compliance with Article IX with respect to the amount of any Indebtedness, Investment, Disposition, Restricted Payment or payment under Section 9.7 in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred or Disposition, Restricted Payment or payment under Section 9.7 is made, (ii) for purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, if such Indebtedness is incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinanced Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced and (iii) for the avoidance of doubt, the foregoing provisions of this Section shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred or Disposition, Restricted Payment or payment under Section 9.7 may be made at any time under such Sections.

(b)               Unless the Majority Lenders give written notice to the Term Agent to their objection thereto within five Business Days after receiving notice thereof (and the Term Agent shall give notice thereof to the Lenders upon receipt from the Borrower of notice of such a proposed change of construction), this Agreement shall be subject to such reasonable changes of construction as the Borrower may specify by written notice to the Term Agent to appropriately reflect a change in currency of any country and any relevant market conditions or practices relating to such change in currency.

1.9              Classifications(a). For purposes of this Agreement, Loans, Commitments, Term Loan Supplements, Lenders, Closing Dates and other matters related to a Class of Loans may be classified and referred to by Class (e.g., “Class A Commitments”, “Class B Term Loan Supplement”, “Class C Lenders” and “Class D Closing Date”).

ARTICLE II
Amount and Terms of Loans

2.1              Classes of Loans.

(a)               Term Loan Supplement. The Term Loan Supplement for a Class of Loans shall be in the form attached to this Agreement as Exhibit E (or such other form as may be agreed by the Borrower and the Lenders party thereto), and shall set forth the following information:

(i)               the Commitment of each Lender party to such Term Loan Supplement;

(ii)              the total Commitment for such Class;

(iii)            the Closing Date (which must be a Business Day) for such Class;

(iv)             the sequential alphabetical designation to differentiate such Class from other Classes;

(v)               subject to the conditions in Sections 2.1(b) and 2.1(c), (1) the interest rate or rates applicable to such Class of Loans, (2) the dates for the payment of principal (including any amortization of principal) and interest on such Class of Loans, (3) any provisions for the optional or mandatory prepayment of all or any portion of such Class of Loans, including the premiums, if any, thereon, (4) any additional or different conditions precedent to closing (including any modification or deletion of the conditions precedent set forth in Article VI with respect to such Class of Loans), and such additional or different representations, warranties, covenants and other terms (including any modification or deletion of the representations, warranties, covenants and other terms of this Agreement with respect to such Class of Loans to make such representations, warranties, covenants and other terms less burdensome or less adverse to the Borrower, as they apply to such Class) as shall be specified in such Term Loan Supplement;

(vi)             the requirements to amend or waive any provision of such Term Loan Supplement; and

(vii)            the order of application of Foreclosure Proceeds, so long as the order of application in any new Term Loan Supplement is permitted by, and does not contravene the order of application provided for in, any prior Term Loan Supplement then in effect.

(b)               Conditions to Effectiveness of New Class. As a condition precedent to a new Class of Loans, each Lender signatory to the applicable Term Loan Supplement shall be an Institutional Lender, as determined to the satisfaction of the Borrower in its sole, absolute and unfettered discretion.

(c)               Class Maturity Date of New Class of Loans. Notwithstanding the requirements of Section 2.1(b), from time to time the Borrower may enter into a Term Loan Supplement to permit the creation of a Class of Loan that provides for Foreclosure Proceeds to be paid to Lenders of such new Class concurrently with or after the Lenders of any existing Class of Loans (including any existing Class of Loans which is to be repaid with the proceeds of such new Class of Loans) only if (1) the Weighted Average Life to Maturity of such new Class of Loans is not shorter than the remaining Weighted Average Life to Maturity of such existing Class(es) of Loans at the Closing Date for such new Class of Loans and (2) the Class Maturity Date of such new Class of Loans is not earlier than the Class Maturity Date of such existing Class of Loans (or, if there is more than one such existing Class of Loans, the last of the Class Maturity Dates for such Classes of Loans).

(d)               Each of the parties hereto hereby agrees that the Credit Documents may be amended pursuant to a Term Loan Supplement, without the consent of any other Lenders, to the extent (but only to the extent) necessary to reflect the existence and terms of the Class of Loans incurred pursuant thereto, and the Lenders hereby expressly authorize the Term Agent to enter into any such Term Loan Supplement; but no such Term Loan Supplement shall establish any Class of Loans or effect any other amendment prohibited by this Agreement or any Term Loan Supplement governing Loans of any other Class that remain outstanding. This Section shall control Section 12.1 and any other provision of this Agreement to the contrary.

2.2              Disbursement of Funds.

(a)               No later than 11:00 a.m. on the Closing Date for a Class of Loans, each Lender of such Class of Loans will make available its pro rata portion of such Loans requested to be made on such date in the manner provided below.

(b)               Each Lender of a Class of Loans shall make available all amounts it is to fund to the Borrower under any Class of Loans in immediately available funds to the Term Agent at the Term Agent’s Office in Dollars, and the Term Agent will make available to the Borrower, by depositing or wiring to an account as designated by the Borrower in a written notice to the Term Agent the aggregate of the amounts so made available in Dollars.

2.3              Repayment of Loans; Evidence of Debt.

(a)               The Borrower hereby promises to pay to the Term Agent, for the benefit of the applicable Lenders for a Class of Loans, on the Maturity Date for such Class, the then-outstanding principal amount of all Loans comprising such Class.

(b)               The Term Agent shall maintain the Register pursuant to Section 12.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the Class and the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower hereunder, (iii) the amount of any sum received by the Term Agent hereunder from the Borrower and (iv) in each such subaccount, each Lender’s share of each of the foregoing.

(c)               The entries made in the Register and accounts and subaccounts maintained pursuant to clauses (b) and (c) of this Section shall, to the extent permitted by applicable Requirements of Law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; but the failure of any Lender or the Term Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

2.4              Pro Rata Borrowings. Each Borrowing of a Class of Loans under this Agreement shall be made by the Lenders of such Class pro rata on the basis of their then-applicable Commitment Percentages. It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender severally but not jointly shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder and (b) failure by a Lender to perform any of its obligations under any Credit Document shall not release any Person from performance of its obligation under any Credit Document.

2.5              Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)               Any commitment fees or ticking fees provided for in the applicable Term Loan Supplement shall cease to accrue on any unfunded portion of the Class Commitment of such Defaulting Lender.

(b)               The Commitment and the Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Majority Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 12.1); but any waiver, amendment or modification requiring the consent of all Lenders pursuant to Section 12.1 (other than Section 12.1(D)), shall require the consent of such Defaulting Lender (which for the avoidance of doubt would include any change to the Maturity Date(s) of any Class of Loans for which applicable to such Defaulting Lender is a Lender, decreasing or forgiving any principal or interest due to such Defaulting Lender, any decrease of any interest rate applicable to Loans made by such Defaulting Lender (other than the waiving of post-default interest rates) and any increase in such Defaulting Lender’s Class Commitment).

(c)               If, in its discretion, the Borrower gives written notice to the Term Agent that a Defaulting Lender is no longer a Defaulting Lender, the Term Agent will so notify the other Lenders, whereupon, as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the applicable Class(es) of the other Lenders or take such other actions as the Term Agent may determine (which determination shall be conclusive absent manifest error) to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Class Commitments, whereupon such Lender will cease to be a Defaulting Lender; but no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(d)               Any payment of principal, interest, fees or other amounts received by the Term Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise), shall be applied as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Term Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; but if such payment is a payment of the principal amount of any Loans, such payment shall be applied solely to pay the relevant Loans of the relevant non-Defaulting Lenders on a pro rata basis before being applied in the manner set forth in this Section 2.5(d). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

ARTICLE III
Fees; Commitments

3.1              Fees. The Borrower agrees to pay to the Term Agent, for its own account, the fees set forth in the Fee Letter at the times and in the amounts specified therein. Such fees shall be fully earned when due and shall not be refundable for any reason whatsoever and will be in addition to the reimbursement of the Term Agent’s out-of-pocket expenses in accordance with Section 12.5.

3.2              Termination of Commitments. Class Commitments shall terminate as described in the applicable Term Loan Supplement for such Class of Loans.

ARTICLE IV
Payments

4.1              Mandatory Prepayments.

(a)               Prepayment of Loans Following a Disposition.

(i)                 Within 365 days after receipt of Net Cash Proceeds from a Collateral Sale or Casualty Event, the Borrower shall use the Net Cash Proceeds received by the Borrower or any Restricted Subsidiaries of such Collateral Sale or Casualty Event at its option:

(A)             to acquire assets constituting Proved Reserves;

(B)              to fund drilling and completion Capital Expenditures and activities, related costs and related general and administrative expenses (other than capitalized interest) undertaken with a view to adding to the Proved Reserves of the Borrower and the Subsidiaries, all as reasonably determined by the Borrower;

(C)              (i) repurchase, prepay or redeem Indebtedness with a stated maturity date on or before the earliest Maturity Date of any Class of Loans or (ii) repay borrowings under the Revolving Credit Agreement if either (1) required in connection with a reduction of the Borrowing Base thereunder or (2) accompanied by a reduction in commitments thereunder in the same amount; or

(D)              any combination of the foregoing;

but a binding commitment to acquire Proved Reserves (or a Person engaged in the Oil and Gas Business owning Proved Reserves) entered into within 365 days of the consummation of the Collateral Sale or Casualty Event that generated the Net Cash Proceeds shall be treated as a permitted application of the Net Cash Proceeds from the date of such commitment so long as the Borrower or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Cash Proceeds will be applied to satisfy such commitment within 545 days after the consummation of the Collateral Sale or Casualty Event that generated such Net Cash Proceeds and, in the event such commitment is later cancelled or terminated for any reason before the Net Cash Proceeds are applied in connection therewith, then such Net Cash Proceeds shall constitute Excess Collateral Proceeds as described below as of the date of such cancellation or termination.

(ii)              Any Net Cash Proceeds from any Collateral Sale or Casualty Event that are not applied or invested as provided in Section 4.1(a)(i) will constitute “Excess Collateral Proceeds.” When the aggregate amount of Excess Collateral Proceeds exceeds $60,000,000, the Borrower will, within 45 days, make an offer to all Lenders, and, if required by the terms of other Indebtedness that is secured by the Collateral on a pari passu basis with the Facility containing provisions similar to those set forth in this Section 4.1(a) with respect to offers to purchase or redeem with the proceeds of sales of assets, to all holders of such other similar Indebtedness that is secured by the Collateral on a pari passu basis with the Facility (a “Collateral Sale Offer”) to purchase the maximum principal amount of Loans and/or such Indebtedness that may be purchased out of the Excess Collateral Proceeds; but, (A) notwithstanding anything herein to the contrary, the Borrower shall not be required to commence any Collateral Sale Offer if, as of the date of the most recent reserve report delivered (or required to be delivered) on or before the date such Collateral Sale Offer would otherwise be required to be made, the PV-10 Collateral Coverage Ratio equals or exceeds 1.75 to 1.00 and (B) notwithstanding that a Collateral Sale Offer may be made to all Lenders and holders of other Indebtedness secured by the Collateral on a pari passu basis with the Facility, (1) to the extent required by the Collateral Trust Agreement, Excess Collateral Proceeds shall, or may, as applicable, be applied first to prepay the obligations under (x) the Revolving Credit Agreement and (y) any Permitted Pari Passu Secured Indebtedness permitted hereunder with priority in the payment of Foreclosure Proceeds over all Loans, with any remaining Excess Collateral Proceeds being applied as provided in this Section 4.1(a) and (2) any remaining Excess Collateral Proceeds shall be applied to prepay Loans in the order of their priority in the payment of Foreclosure Proceeds. The offer price in any Collateral Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest, to, but excluding, the date of purchase, and will be payable in cash.

(iii)            The Borrower shall commence a Collateral Sale Offer by mailing (with a copy to the Term Agent), or the Term Agent, at the Borrower’s written request and expense, mailing or causing to be mailed (or otherwise communicating in accordance with the applicable procedures of the Term Agent) to all Lenders (and, if applicable, holders of any Permitted Pari Passu Secured Indebtedness), a notice prepared by the Borrower of the Collateral Sale Offer and of the Lenders’ rights arising as a result thereof. The notice will contain all instructions and materials necessary to enable Lenders to elect to have a portion of their Loans prepaid. The notice, which shall govern the terms of the Collateral Sale Offer, shall state:

(A)             that the Collateral Sale Offer is being made pursuant to this Section 4.1(a);

(B)              the aggregate amount of prepayments being offered to be made on the Loans and the payment date;

(C)              that any Loans not prepaid will continue to accrue interest at the stated rate(s);

(D)             that any Loans prepaid pursuant to the Collateral Sale Offer shall cease to accrue interest on the payment date; and

(E)              that Lenders will be entitled to withdraw their election to have a portion of their Loans prepaid if the Borrower or Term Agent, as the case may be, receives, not later than the expiration of the Collateral Sale Offer, or such longer period as may be required by law, a written notice to such effect in the form specified in the Collateral Sale Offer.

The Collateral Sale Offer shall be deemed to have commenced upon mailing (or other communication in accordance with the applicable procedures of the Term Agent) of the notice and shall terminate 20 Business Days after its commencement, unless a longer offering period is required by law. If the aggregate principal amount of Loans and other Indebtedness that is secured by the Collateral on a pari passu basis with the Facility tendered into such Collateral Sale Offer exceeds the amount of Excess Collateral Proceeds, the Excess Collateral Proceeds will be allocated as provided in Section 4.1(a)(ii) and, as among the Loans and other Indebtedness of a given priority in respect of Foreclosure Proceeds, based on the principal amount (or accreted value, if applicable) of the Loans and other Indebtedness of such priority elected to be prepaid. Notwithstanding anything herein to the contrary, the Borrower may use any remaining Excess Collateral Proceeds that are not used to optionally prepay, repurchase or redeem or otherwise defease any Junior Debt. Upon completion of each Collateral Sale Offer, the amount of Excess Collateral Proceeds will be reset at zero.

(iv)             Pending the final application of any Net Cash Proceeds pursuant to this Section 4.1(a), the holder of such Net Cash Proceeds may apply such Net Cash Proceeds temporarily to reduce obligations under a revolving credit facility or otherwise invest such Net Cash Proceeds in any manner not prohibited by this Agreement. If any Excess Collateral Proceeds remain after consummation of the Collateral Sale Offer, the Borrower may use those funds for any purpose not otherwise prohibited by this Agreement and they will no longer constitute Excess Collateral Proceeds.

(b)               Prepayment Following a Change of Control. Upon the occurrence of a Change of Control, the Borrower (or a third party, on the Borrower’s behalf) will make an offer (a “Change of Control Offer”) to each Lender to prepay all or any part of that Lender’s Loans at a purchase price in cash equal to 101% of the aggregate principal amount of the principal amount of such Loans prepaid, plus accrued and unpaid interest, if any, on the Loans prepaid to the date of purchase (the “Change of Control Prepayment”). Within 30 days following any Change of Control, the Borrower will deliver a written notice to the Term Agent describing briefly the transaction or transactions that constitute the Change of Control and stating:

(i)                 that the Change of Control Offer is being made pursuant to this Section and that all Loans or portions thereof may be prepaid if requested by any Lender;

(ii)              the Change of Control Prepayment and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is sent (the “Change of Control Purchase Date”);

(iii)            that any Loan not prepaid will remain outstanding;

(iv)             that, unless the Borrower defaults in the payment of the Change of Control Prepayment, all Loans accepted for prepayment pursuant to the Change of Control Offer will cease to accrue interest on and after the Change of Control Purchase Date;

(v)               that Lenders electing to have any Loans prepaid pursuant to a Change of Control Offer will be required to deliver written notice to the Term Agent and the Borrower before the close of business on the Change of Control Purchase Date; and

(vi)             that Lenders will be entitled to withdraw their election if the Term Agent and Borrower receives, not later than the close of business on the Change of Control Purchase Date, a written notice that such Lender is withdrawing its election to have the Loans prepaid.

Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

(c)               Prepayment Following Issuance of Certain Indebtedness. Upon the incurrence of any Indebtedness by the Borrower and/or its Restricted Subsidiaries (other than Indebtedness permitted hereunder), the Borrower shall prepay an aggregate principal of Loans equal to 100% of the Net Cash Proceeds received by the Borrower and/or Restricted Subsidiaries from such incurrence of Indebtedness; but to the extent required by the Collateral Trust Agreement, such Net Cash Proceeds shall, or may, as applicable, be applied first to prepay or offer to prepay the obligations under the Revolving Credit Agreement, with any remaining Net Cash Proceeds being applied as provided in this Section 4.1(c). Such prepayments shall be made pro rata in accordance with each Lender’s Total Exposure Percentage.

4.2              Method and Place of Payment.

(a)               Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower without set-off, counterclaim or deduction of any kind, to the Term Agent for the ratable account of the Lenders entitled thereto, as the case may be, not later than 2:00 p.m. on the date when due and shall be made in immediately available funds at the Term Agent’s Office or at such other office as the Term Agent shall specify for such purpose by notice to the Borrower; it being understood that written or facsimile notice by the Borrower to the Term Agent to make a payment from the funds in the Borrower’s account (if any) at the Term Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. All repayments or prepayments of any Loans (whether of principal, interest or otherwise) hereunder and all other payments under each Credit Document shall be made in Dollars. The Term Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Term Agent before 2:00 p.m. or, if payment was not actually so received by the Term Agent by such time, on the next Business Day in the sole discretion of the Term Agent), like funds relating to the payment of principal or interest or fees ratably to the Lenders entitled thereto.

(b)               For purposes of computing interest or fees, any payments under this Agreement that are made later than 2:00 p.m. in respect of Loans shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately before such extension.

4.3              Net Payments.

(a)               Any and all payments made by or on behalf of any Credit Party under any Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any Indemnified Taxes or Other Taxes; but if any Credit Party or the Term Agent shall be required by applicable Requirements of Law to deduct or withhold any Taxes from such payments, then (i) such Credit Party or the Term Agent shall make such deductions or withholdings as are reasonably determined by such Credit Party or the Term Agent to be required by any applicable Requirement of Law, (ii) such Credit Party or the Term Agent, as applicable, shall timely pay the full amount deducted or withheld to the relevant Governmental Authority within the time allowed and in accordance with applicable Requirements of Law and (iii) to the extent withholding or deduction is required to be made on account of Indemnified Taxes or Other Taxes, the sum payable by such Credit Party shall be increased as necessary so that, after making all required deductions and withholdings (including deductions or withholdings applicable to additional sums payable under this Section), the Term Agent or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings on account of Indemnified Taxes or Other Taxes been made. Whenever any Indemnified Taxes or Other Taxes are payable by such Credit Party, as promptly as possible thereafter, such Credit Party shall send to the Term Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an official receipt (or other evidence acceptable to such Lender, acting reasonably) received by such Credit Party showing payment thereof. After any payment of Taxes by any Credit Party to a Governmental Authority as provided in this Section, such Credit Party shall deliver to the Term Agent a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by laws to report such payment or other evidence of such payment.

(b)               The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Term Agent timely reimburse it for the payment of, any Other Taxes.

(c)               The Credit Parties shall indemnify and hold harmless the Term Agent and each Lender within 15 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes imposed on the Term Agent or such Lender, as the case may be (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered (together with sufficient supporting information to substantiate such payment or liability) to the Borrower by a Lender or the Term Agent (as applicable) on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d)               Each Lender shall deliver to the Borrower and the Term Agent, at such time or times prescribed by applicable Law or reasonably requested by the Borrower or the Term Agent, such properly completed and executed documentation prescribed by applicable Law and such other reasonably requested information as will permit the Borrower or the Term Agent, as the case may be, to determine (A) whether or not any payments made under any Credit Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender by any Credit Party pursuant to any Credit Document or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction. In addition, any Lender, if requested by the Borrower or the Term Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Term Agent as will enable the Borrower or the Term Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than the documentation set forth in Section 4.3(e), (h) and (i)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(e)               Without limiting the generality of Section 4.3(d), any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Term Agent (in such number of copies as shall be requested by the Borrower or the Term Agent) on or before the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Term Agent), whichever of the following is applicable:

(i)                 in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, duly completed, valid, and executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)              duly completed, valid, and executed originals of IRS Form W-8ECI;

(iii)            in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) duly completed, valid, and executed originals of IRS Form W-8BEN or W-8BEN-E; or

(iv)             to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; but if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(v)               duly completed, valid, and executed updated originals of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete, inaccurate or invalid, after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower, and from time to time thereafter if reasonably requested by the Borrower and the Term Agent; and

(vi)             duly completed, valid, and executed originals of any other form prescribed by applicable U.S. federal income tax law (including the United States Treasury Regulations) as a basis for claiming exemption from or a reduction in United States federal withholding Tax on any payments to such Lender under the Credit Documents;

unless in any such case any Change in Law has occurred before the date on which any such delivery would otherwise be required that renders any such form inapplicable or would prevent such Non-U.S. Lender from duly completing and delivering any such form with respect to it and such Non-U.S. Lender promptly so advises the Borrower and the Term Agent in writing. Each Person that shall become a Participant pursuant to Section 12.6 or a Lender pursuant to Section 12.6 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 4.3(e); but in the case of a Participant, such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.

(f)                If any Lender or the Term Agent, as applicable, determines, in its sole discretion, that it had received and retained a refund of an Indemnified Tax or Other Tax for which a payment has been made by any Credit Party pursuant to any Credit Document, which refund in the good faith judgment of such Lender or the Term Agent, as the case may be, is attributable to such payment made by any Credit Party, then such Lender or the Term Agent, as the case may be, shall promptly reimburse such Credit Party for such amount (net of all out-of-pocket expenses of such Lender or the Term Agent, as the case may be, and without interest other than any interest received thereon from the relevant Governmental Authority with respect to such refund) as such Lender or the Term Agent, as the case may be, determines in its sole discretion to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position (taking into account expenses or any taxes imposed on the refund) than it would have been in if the payment had not been required; but such Credit Party, upon the request of such Lender or the Term Agent, as the case may be, agrees to repay the amount paid over to such Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender or the Term Agent, as the case may be, in the event such Lender or the Term Agent, as the case may be, is required to repay such refund to such Governmental Authority. In such event, such Lender or the Term Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (but such Lender or the Term Agent, as the case may be, may delete any information therein that it deems confidential). Each Lender and the Term Agent shall claim any refund that it determines is available to it, unless it concludes in its sole discretion that it would be adversely affected by making such a claim. Neither the Term Agent nor any Lender shall be obliged to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Credit Party in connection with this clause (f) or any other provision of this Section. For purposes of this clause (f), the term “refund” shall include the monetary benefit of a credit received in lieu of a refund.

(g)               If the Borrower determines that a reasonable basis exists for contesting an Indemnified Tax or Other Tax, each Lender or the Term Agent, as the case may be, shall use reasonable efforts to cooperate with the Borrower as the Borrower may reasonably request in challenging such tax. The Borrower shall indemnify and hold each Lender and the Term Agent harmless against any out-of-pocket expenses incurred by such Person in connection with any written request made by the Borrower pursuant to this Section 4.3(g). Nothing in this Section 4.3(g) shall obligate any Lender or the Term Agent to take any action that such Person, in its sole judgment, determines may result in a material detriment to such Person.

(h)               The Term Agent and each Lender that is a United States person under Section 7701(a)(30) of the Code (each, a “U.S. Lender”) shall deliver to the Borrower and the Term Agent two IRS Forms W-9 (or substitute or successor form), properly completed and duly executed, certifying that such Person is exempt from United States federal backup withholding (i) on or before the Closing Date (or on or before the date it becomes a party to this Agreement), (ii) on or before the date that such form expires or becomes obsolete, inaccurate or invalid, (iii) after the occurrence of a change in Person’s circumstances requiring a change in the most recent form previously delivered by it to the Borrower and the Term Agent, and (iv) from time to time thereafter if reasonably requested by the Borrower or the Term Agent.

(i)                 If a payment made to any Lender or the Term Agent under any Credit Document would be subject to United States federal withholding tax imposed by FATCA if such Person were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Person shall deliver to the Borrower and the Term Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Term Agent, as the case may be, such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Term Agent, as the case may be, as may be necessary for the Borrower or the Term Agent, as the case may be, to comply with their obligations under FATCA, to determine that such Person has or has not complied with such Person’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 4.3(i), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(j)                 For the avoidance of doubt, for purposes of this Section, the term “Lender” includes all Lenders for each Class of Loans.

(k)               The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.4              Limit on Rate of Interest.

(a)               No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obligated to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect to any Obligation in excess of the amount or rate permitted under or consistent with any applicable Requirement of Law.

(b)               Payment at Highest Lawful Rate. If the Borrower is not obliged to make a payment that it would otherwise be required to make, as a result of Section 4.4(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable Requirement of Law.

(c)               Adjustment if Any Payment Exceeds Lawful Rate. If any provision of any Credit Document would obligate any Credit Party to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate that would be prohibited by any applicable Requirement of Law, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable Requirements of Law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under any provision in a Term Loan Supplement governing the interest rate(s) applicable to the applicable Class of Loans.

(d)               Rebate of Excess Interest. Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any applicable Requirement of Law, then the Borrower shall be entitled, by notice in writing to the Term Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower.

ARTICLE V
Conditions Precedent to Initial Effectiveness

This Agreement shall become effective on the date (the “Initial Closing Date”) on which each of the following conditions have been satisfied (or waived in accordance with Section 12.1):

5.1              Executed Term Loan Agreement. The Term Agent and the Initial Class A Lenders shall have received (including by facsimile or other electronic means) this Agreement, executed and delivered by a duly Authorized Officer of the Borrower and of the Term Agent.

5.2              Secretary’s Certificates. The Term Agent and the Initial Class A Lenders shall have received certificates of the secretary or an assistant secretary of each Credit Party containing specimen signatures of the Persons authorized to execute Credit Documents to which such Credit Party is a party, together with (a) a copy of the resolutions of the Board of Directors or a duly authorized committee thereof (or other equivalent governing body) of such Credit Party authorizing the execution, delivery and performance of the Credit Documents to which it is a party and (b) true and complete copies of each of the organizational documents of such Credit Party as of the Initial Closing Date.

5.3              Good Standing Certificate of the Credit Parties. The Term Agent and the Initial Class A Lenders shall have received a certificate of good standing (or the equivalent) from the appropriate governing agency of each Credit Party’s jurisdiction of organization (to the extent good standing (or the equivalent) has meaning in such jurisdiction).

5.4              Certain Credit Documents. The Term Agent and the Initial Class A Lenders shall have received the Guarantee, the Security Agreement, a Priority Confirmation Joinder (as defined in the Intercreditor Agreement) to the Intercreditor Agreement and the Collateral Trust Agreement, executed and delivered by a duly Authorized Officer of each Person that is a party thereto as of the Initial Closing Date (including, in the case of the Guarantee, the Security Agreement and the Collateral Trust Agreement, each Subsidiary that at the time is a Guarantor under and as defined in the Revolving Credit Agreement), and the same shall be in full force and effect as of the Initial Closing Date. The Term Agent shall have received written notification from the Borrower the conditions set forth in Section 4.04(b) of the Intercreditor Agreement have been satisfied with respect to the Obligations.

5.5              Legal Opinions. The Term Agent and the Initial Class A Lenders shall have received, on behalf of itself and the Majority Lenders, (a) the executed legal opinion of Baker Botts L.L.P., counsel to the Borrower, and (b) the executed legal opinion of Derrick & Briggs, LLP, Oklahoma counsel to the Borrower, in each case addressing customary matters for such legal opinions. The Credit Parties hereby instruct such counsel to deliver such legal opinions.

5.6              Closing Certificate. The Term Agent and the Initial Class A Lenders shall have received a certificate of the Borrower, dated the Initial Closing Date, substantially in the form of Exhibit B.

5.7              Fees. All fees required to be paid on the Initial Closing Date pursuant to the Fee Letter and the reasonable out-of-pocket expenses required to be paid on the Initial Closing Date pursuant, to the extent invoiced at least two Business Days before the Initial Closing Date (except as otherwise reasonably agreed by the Borrower), shall have been, or will be substantially simultaneously, paid.

5.8              KYC Information. The Term Agent shall have received all documentation and other information (including Beneficial Ownership Certifications) about the Credit Parties as shall have been reasonably requested in writing by the Term Agent at least seven calendar days before the Initial Closing Date and as is mutually agreed to be required by U.S. regulatory authorities under applicable “know your customer,” beneficial ownership and anti-money laundering rules and regulations, and the Beneficial Ownership Regulation, including the Patriot Act and if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in respect of the Borrower.

5.9              Insurance. The Term Agent shall have received written notice confirming that the Collateral Trustee shall have received copies of insurance certificates evidencing the insurance required to be maintained by the Borrower and the Subsidiaries pursuant to Section 8.3.

5.10          Solvency Certificate. The Term Agent and the Lenders with respect to the Class A Loans shall have received a solvency certificate from the chief financial officer or controller (or other financial officer) of the Borrower, dated as of the Initial Closing Date, setting forth the conclusion that (after giving effect to the consummation of the Transactions through the Initial Closing Date), the Borrower, on a consolidated basis with its Restricted Subsidiaries, is Solvent. A certificate substantially in the form of Exhibit B, if executed by the chief financial officer or controller (or other financial officer) of the Borrower will satisfy this condition precedent.

Without limiting the generality of the provisions of Section 11.03, for purposes of determining compliance with the conditions specified in this Article V, each Initial Class A Lender as of the Closing Date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Term Agent shall have received written notice from such Lender prior to the Closing Date specifying its objection thereto.

ARTICLE VI
Conditions Precedent to Each Class of Loans

The agreement of each Lender to make any Loan (in each case, with respect to a Class of Loans) requested to be made by it on any date on or after the Initial Closing Date, is subject to the satisfaction of the following conditions precedent:

6.1              Executed Term Loan Supplement. The Term Agent and each Lender with respect to such Class shall have received (including by facsimile or other electronic means) the Term Loan Supplement for such Class of Loans, executed and delivered by a duly Authorized Officer of the Borrower, the Term Agent and each Lender of such Class of Loans.

6.2              Secretary’s Certificates. The Term Agent and each Lender with respect to such Class shall have received a certificate of the secretary or an assistant secretary of the Borrower containing specimen signatures of the Persons authorized to execute the Term Loan Supplement for such Class of Loans, together with (a) a copy of the resolutions of the Board of Directors or a duly authorized committee thereto (or other equivalent governing body) of the Borrower authorizing the execution, delivery and performance of such Term Loan Supplement and (b) true and complete copies of each of the organizational documents of the Borrower as of the Closing Date for such Class of Loans (or a certification that the organizational documents of the Borrower attached to a certificate of the secretary or an assistant secretary of the Borrower and delivered to the Term Agent in connection with another Class of Loans are true and complete copies of the same as of such Closing Date).

6.3              Good Standing Certificate of the Credit Parties. The Term Agent and each Lender with respect to such Class shall have received a certificate of good standing (or the equivalent) from the appropriate governing agency of each Credit Party’s jurisdiction of organization (to the extent good standing (or the equivalent) has meaning in such jurisdiction).

6.4              Closing Certificate. The Term Agent and each Lender with respect to such Class shall have received a certificate of the Borrower, dated the Closing Date for such Class of Loans, substantially in the form of Exhibit B.

6.5              Solvency Certificate. The Term Agent and each Lender with respect to such Class shall have received a solvency certificate from the chief financial officer or controller (or other financial officer) of the Borrower, dated as of the Closing Date for such Class of Loans. A certificate substantially in the form of Exhibit B, if executed by the chief financial officer or controller (or other financial officer) of the Borrower will satisfy this condition precedent.

6.6              No Default; Representations and Warranties. At the time of each Credit Event and also immediately after giving effect thereto (a) no Default or Event of Default shall have occurred and be continuing, (b) all representations and warranties made by any Credit Party contained herein after giving effect to the applicable Term Loan Supplement in such Term Loan Supplement or in the Security Documents shall be, to the knowledge of the Authorized Officers of the Borrower, true and correct in all material respects (unless such representations and warranties are already qualified by materiality or Material Adverse Effect, in which case they are true and correct in all respects) with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (unless such representations and warranties are already qualified by materiality or Material Adverse Effect, in which case they are true and correct in all respects) as of such earlier date) and (c) to the knowledge of the Authorized Officers of the Borrower, no Material Adverse Effect has occurred since December 31, 2018.

6.7              Conditions Precedent in Term Loan Supplement. Before any Credit Event with respect to a Class of Loans, all conditions precedent included in the applicable Term Loan Supplement for such Class of Loans shall be satisfied.

6.8              Funding Notice. The Term Agent shall have received a written request from the Borrower, no later than 11:00 a.m. two Business Days prior to the requested funding date for such Class, setting forth the date of the proposed funding, the amount requested to be funded and the initial interest period therefor.

Without limiting the generality of the provisions of Section 11.03, for purposes of determining compliance with the conditions specified in this Article VI, each Lender of a Class of Loans as of the funding date for such Class shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Term Agent shall have received written notice from such Lender prior to such funding date specifying its objection thereto.

ARTICLE VII
Representations and Warranties

In order to induce the Lenders to enter into this Agreement and to make the Loans as provided for herein, the Borrower makes, on the Initial Closing Date and on the Closing Date of each Class, the following representations and warranties to the Term Agent and, on each Closing Date for a Class of Loans, the following representations and warranties to the Lenders of such Class:

7.1              Corporate Status. Each of the Borrower and each Restricted Subsidiary (a) is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization, (b) has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged, and (c) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified, except in each case referred to in clauses (b) and (c), where the failure to have such power and authority or be so qualified would not reasonably be expected to result in a Material Adverse Effect.

7.2              Corporate Power and Authority; Enforceability. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

7.3              No Violation. None of the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party or the compliance with the terms and provisions thereof will (a) contravene any material applicable provision of any material Requirement of Law, (b) result in any breach of any term, covenant, condition or provision of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Credit Party or any Restricted Subsidiary (other than Liens created under the Credit Documents) pursuant to the terms of any indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other instrument to which such Credit Party or any Restricted Subsidiary is a party or by which it or any of its property or assets is bound (any such term, covenant, condition or provision, a “Contractual Requirement”) except to the extent such breach, default or Lien would not reasonably be expected to result in a Material Adverse Effect or (c) violate any provision of the certificate of incorporation, by-laws or other organizational documents of such Credit Party or any Restricted Subsidiary.

7.4              Litigation. Except as set forth on Schedule 7.4, as of the Initial Closing Date, or as disclosed in the Term Loan Supplement for a Class of Loans, as of the Closing Date for such Class, there are no actions, suits or proceedings pending or, to the knowledge of an Authorized Officer of the Borrower, threatened with respect to the Borrower or any of its Restricted Subsidiaries, that would reasonably be expected to result in a Material Adverse Effect.

7.5              Margin Regulations. The proceeds of the Loans will not be used by the Borrower or any Subsidiary in violation of the provisions of Regulation T, Regulation U or Regulation X. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying margin stock.

7.6              Governmental Approvals. The execution, delivery and performance of each Credit Document do not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except for (a) such as have been obtained or made and are in full force and effect, (b) filings and recordings in respect of the Liens created pursuant to the Security Documents, (c) any reports required to be filed by the Borrower with the SEC pursuant to the Exchange Act, (d) those that may be required from time to time in the ordinary course of business that may be required to comply with certain covenants contained in the Credit Documents and (e) such consents, approvals, registrations, filings or actions the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

7.7              Investment Company Act. No Credit Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

7.8              True and Complete Disclosure.

(a)               None of the written factual information and written data (taken as a whole) furnished by or on behalf of the Borrower, any Subsidiary or any of their respective authorized representatives to the Term Agent on or before the Initial Closing Date, or to the Term Agent and/or the Lenders of a Class on or before the Closing Date of such Class (including all such information and data contained in the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement of any material fact or omitted to state any material fact necessary to make such information and data (taken as a whole) not materially misleading at such time (after giving effect to all supplements so furnished before such time) in light of the circumstances under which such information or data was furnished; it being understood and agreed that for purposes of this Section 7.8(a), such factual information and data shall not include pro forma financial information, projections or estimates (including financial estimates, forecasts and other forward-looking information) and information of a general economic or general industry nature.

(b)               The projections (including financial estimates, forecasts and other forward-looking information) contained in the information and data referred to in Section 7.8(a) were based on good faith estimates and assumptions believed by the Borrower to be reasonable at the time made; it being recognized by the Term Agent and the Lenders that such projections are as to future events and are not to be viewed as facts, the projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and the Subsidiaries, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

7.9              Financial Condition; Financial Statements.

(a)               On the Initial Closing Date, the Historical Financial Statements present fairly in all material respects the combined consolidated financial position of the Borrower and the combined consolidated Subsidiaries at the dates of such information and for the period covered thereby and have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes thereto, if any, subject, in the case of the unaudited financial information, to changes resulting from audit, normal year end audit adjustments and the absence of footnotes.

(b)               On the Initial Closing Date, neither the Borrower nor any Restricted Subsidiary has any material Indebtedness (including Disqualified Stock), off balance sheet liabilities, partnership liabilities for taxes or unusual forward or long-term commitments that, in each case, are not reflected or provided for in the Historical Financial Statements, except as would not reasonably be expected to have a Material Adverse Effect.

7.10          Tax Matters. Except where the failure of which would not be reasonably expected to have a Material Adverse Effect, each of the Borrower and the Restricted Subsidiaries has filed all United States federal income tax returns and all other tax returns, domestic and foreign, required to be filed by it and has paid or caused to be paid all material Taxes payable by it that have become due, other than those (i) not yet delinquent or (ii) being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided to the extent required by and in accordance with GAAP.

7.11          Compliance with ERISA. No ERISA Event has occurred or is reasonably expected to occur that would reasonably be expected to result in a Material Adverse Effect. Each Plan is in compliance with applicable provisions of ERISA, the Code and other applicable Laws except to the extent failure to comply would not reasonably be expected to result in a Material Adverse Effect.

7.12          Subsidiaries. Schedule 7.12 lists each Material Subsidiary existing on the Initial Closing Date. Each Guarantor, Material Subsidiary and Unrestricted Subsidiary as of the Initial Closing Date has been so designated on Schedule 7.12.

7.13          Environmental Laws.

(a)               On the Initial Closing Date, except as would not reasonably be expected to have a Material Adverse Effect: (i) the Borrower, each Restricted Subsidiary and all Oil and Gas Properties are in compliance with all applicable Environmental Laws; (ii) neither the Borrower nor any Restricted Subsidiary has received written notice of any liability under any applicable Environmental Law; (iii) neither the Borrower nor any Restricted Subsidiary is conducting any investigation, removal, remedial or other corrective action pursuant to any applicable Environmental Law at any location; and (iv) there has been no release or, to the knowledge of any Authorized Officer of the Borrower, threatened release of any Hazardous Materials at, on, under or from any Oil and Gas Properties currently owned or leased by the Borrower or any of its Restricted Subsidiaries.

(b)               On the Initial Closing Date and on the Closing Date of each Class, except as would not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any Restricted Subsidiary has treated, stored, transported, released or disposed or arranged for disposal or transport for disposal of Hazardous Materials at, on, under or from any currently or formerly owned or leased Oil and Gas Properties or facility in a manner that would reasonably be expected to give rise to liability of the Borrower or any Restricted Subsidiary under any applicable Environmental Law.

7.14          Properties. Each Credit Party has good and defensible title to all of its material properties and assets, free and clear of all Liens other than Liens permitted under Section 9.2 and of all impediments to the use of such properties and assets in such Credit Party’s business, except that no representation or warranty is made with respect to any oil, gas or mineral property or interest to which no Proved Reserves are properly attributed. Except for Liens permitted under Section 9.2, each Credit Party will respectively own in the aggregate, in all material respects, the net interests in production attributable to all material wells and units owned by the Credit Party. The ownership of such properties shall not in the aggregate in any material respect obligate such Credit Party to bear the costs and expenses relating to the maintenance, development and operations of such properties in an amount materially in excess of the working interest of such properties. Each Credit Party has paid in all material respects all royalties payable under the oil and gas leases to which it is operator, except those contested in accordance with the terms of the applicable joint operating agreement or otherwise contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of such Credit Party.

7.15          Solvency. The Borrower, on a consolidated basis with its Restricted Subsidiaries, is Solvent.

7.16          Hedge Agreements. As of the Initial Closing Date, the Hedge Agreements of the Credit Parties are in compliance with Section 9.10.

7.17          No Default. On the Initial Closing Date, no Credit Party is in default under or with respect to any Contractual Requirement that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the Transactions.

7.18          Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, the Subsidiaries and its directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, the Subsidiaries and their respective officers and employees and, to the knowledge of the Authorized Officers of the Borrower, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in the Borrower being designated as a Sanctioned Person. None of (a) the Borrower, any Subsidiary or, to the knowledge of the Authorized Officers of the Borrower, any of their respective directors, officers or employees, or (b) to the knowledge of the Authorized Officers of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the Facility, is a Sanctioned Person. No Loan, use of proceeds or other Transactions will violate Anti-Corruption Laws or applicable Sanctions.

7.19          Pari Passu or Priority Status. No Credit Party has taken any action which would cause the claims of unsecured creditors of any Credit Party (other than claims of such creditors to the extent that they are statutorily preferred or Permitted Liens) to have priority over the claims of the Term Agent and the Term Loan Secured Parties against such Credit Party under the Credit Documents.

7.20          No Material Adverse Effect. No Material Adverse Effect has occurred since December 31, 2018.

7.21          EEA Financial Institution. No Credit Party is an EEA Financial Institution.

7.22          Beneficial Ownership Certification. As of the Initial Closing Date, the information in the Beneficial Ownership Certifications delivered to the Term Agent is true and correct in all material respects.

7.23          Plan Assets; Prohibited Transactions. None of the Borrower or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and neither the execution, delivery nor performance of the transactions contemplated under this Agreement, including the making of any Loan, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

ARTICLE VIII
Affirmative Covenants

The Borrower hereby covenants and agrees with the Lenders from and after the Closing Date until Facility Termination, as follows:

8.1              Information Covenants. The Borrower will furnish to the Term Agent (which shall make such information available to the Lenders in accordance with customary practice):

(a)               Annual Financial Statements. As soon as available and in any event within five Business Days after the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 95 days after the end of each such fiscal year), the audited consolidated balance sheet of the Borrower and the Subsidiaries as at the end of such fiscal year and the related consolidated statements of operations, shareholders’ equity and cash flows for such fiscal year, setting forth comparative consolidated figures for the preceding fiscal years (and, if more than 10% of Modified ACNTA for such fiscal year is attributable to Unrestricted Subsidiaries, a reasonably detailed reconciliation, reflecting such financial information for the Borrower and the Restricted Subsidiaries, on the one hand, and the Borrower and the Subsidiaries, on the other hand, for such fiscal year), all in reasonable detail and prepared in accordance with GAAP and (other than with respect to such reconciliation) certified by independent certified public accountants of recognized national standing whose opinion shall not be materially qualified with a “going concern” or like qualification or exception (other than with respect to, or resulting from, (i) the occurrence of the maturity date of any Indebtedness of a Group Member within one year from the date such opinion is delivered or (ii) any potential inability to satisfy one or more financial covenants in the Revolving Credit Agreement on a future date or in a future period).

(b)               Quarterly Financial Statements. As soon as available and in any event within five Business Days after the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) with respect to each of the first three quarterly accounting periods in each fiscal year of the Borrower (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 60 days after the end of each such quarterly accounting period), the consolidated balance sheet of the Borrower and the Subsidiaries as at the end of such quarterly period and the related consolidated statements of operations, shareholders’ equity and cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the prior fiscal year, (and, if more than 10% of Modified ACNTA for such quarterly accounting period is attributable to Unrestricted Subsidiaries, a reasonably detailed reconciliation, reflecting such financial information for the Borrower and the Restricted Subsidiaries, on the one hand, and the Borrower and the Subsidiaries, on the other hand, for such quarterly accounting period) all of which shall be certified by an Authorized Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows, of the Borrower and its consolidated Subsidiaries (or, in the case of such reconciliation, the Borrower and the Restricted Subsidiaries) in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments and the absence of footnotes.

(c)               Other Information. Promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) with, and reports to, the SEC or any analogous Governmental Authority in any relevant jurisdiction by the Borrower or any Subsidiary (other than amendments to any registration statement, exhibits to any registration statement and, if applicable, any registration statements on Form S-8), and with reasonable promptness, but subject to the limitations set forth in the last two sentences of Section 12.15, such other information (financial or otherwise) as the Term Agent on its own behalf or on behalf of any Lender (acting through the Term Agent) may reasonably request in writing from time to time. Notwithstanding anything to the contrary contained herein, neither the Borrower nor any Restricted Subsidiary will be required to disclose, or permit the discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Term Agent or any Lender (or their respective representatives or contractors) is prohibited by any Requirement of Law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

Documents required to be delivered pursuant to Section 8.1(a), (b) and (c) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 12.2, (ii) on which such documents are transmitted by electronic mail to the Term Agent or (iii) on which such documents are filed of record with the SEC. Each Lender acknowledges that the Term Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to in this Section 8.1, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of such documents from the Term Agent and maintaining its copies of such documents.

(d)               Officer’s Certificates. At the time of the delivery of the financial statements provided for in Section 8.1(a) and (b), a certificate of an Authorized Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth a specification of any change in the identity of the Restricted Subsidiaries, Material Subsidiaries, Guarantors and Unrestricted Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Restricted Subsidiaries, Material Subsidiaries, Guarantors and Unrestricted Subsidiaries, respectively, provided to the Lenders on the Closing Date or the most recent fiscal year or period, as the case may be.

(e)               Reserve Certificates. On or before March 31st and September 30th of each year, beginning March 31, 2020, the Borrower shall furnish to the Term Agent (i) a certificate of an Authorized Officer of the Borrower setting forth, as of the immediately preceding Specified Date, summary valuation information as to the Proved Reserves of the Borrower and the Subsidiaries as of the Specified Date (including the aggregate values attributed by the Borrower and its independent engineers to the respective portions of such Proved Reserves valued by them) and confirming that the Collateral subject as of the Specified Date to perfected Liens securing the Obligations included Oil and Gas Properties of the Credit Parties that accounted for not less than 80% (subject to the Collateral Sale Cure) of the PV-9 attributable to the Proved Reserves of the Borrower and the Subsidiaries at such date in accordance with Section 8.9(b) (each such certificate, accompanied by the letter described in clause (ii), a “Reserve Certificate”), and (ii) a letter from the Borrower’s independent petroleum engineers confirming that the summary information included in such Authorized Officer’s certificate reflects the values attributed by the Borrower and its independent engineers to the portions of the Proved Reserves valued by them.

(f)                Notice of Default. Promptly after an Authorized Officer of the Borrower obtains actual knowledge thereof, notice of the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto.

(g)               Mortgage Filing Status. If requested by any Lender during the 60-days after the Initial Closing Date, the Borrower shall provide a written update to the Term Agent for the benefit of such Lender as to the status of the filings of any Mortgages required pursuant to Section 8.9(a). Upon the completion of delivery of all documents, evidence and opinions required to be delivered to the Collateral Trustee pursuant to the first sentence of Section 8.9(a) with respect to properties owned on the Initial Closing Date, the Borrower shall provide written notice to the Term Agent and the Term Agent shall make such notice available to each Lender in accordance with the Term Agent’s customary practice. The Borrower will (1) give notice that it has delivered to the Mortgages required pursuant to Section 8.9(a) and (2) give notice that it has received copies of at least 90% (by number, with each Mortgage to be recorded in a county, parish or other jurisdiction to be counted as a separate Mortgage) of such Mortgages with markings reflecting their recordation, in each case either (i) by notice promptly thereafter to the Term Agent and the Term Agent shall make such notice available to each Lender in accordance with the Term Agent’s customary practice or (ii) by disclosure contained in the Borrower’s next Form 10-Q or Form 10-K, as the case may be, to be filed.

The Borrower and each Lender hereby acknowledges that the Term Agent will make information available to the Lenders by posting the information on IntraLinks or another similar electronic system (the “Platform”). Each Lender agrees that any document or notice posted on the Platform by the Term Agent shall be deemed to have been delivered to the Lenders. The Borrower and the Lenders further agree that, to the extent reasonably practicable, any document delivered to the Term Agent for purposes of compliance with any provision of this Agreement or for dissemination to any other party hereto shall be delivered to the Term Agent in electronic form capable of being posted to the Platform.

The Borrower and each Lender understands that the distribution of materials and other communications through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, and each agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Term Agent, as determined by a final non-appealable judgment of a court of competent jurisdiction.

The Platform is provided “as is” and “as available”. Neither the Term Agent, any other agent nor any of their respective Affiliates warrants the accuracy or completeness of the information contained on the Platform or the adequacy of the Platform and each expressly disclaims liability for errors or omissions in the information contained on the Platform. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects is made by the Term Agent, any other agent or any of their respective Affiliates in connection with the information contained on the Platform.

8.2              Books and Records. The Borrower will, and will cause each Restricted Subsidiary to, maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be.

8.3              Maintenance of Insurance.

(a)               The Borrower will, and will cause each Restricted Subsidiary to, at all times maintain in full force and effect, pursuant to self-insurance arrangements or with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business.

(b)               The Collateral Trustee, on behalf of the Term Loan Secured Parties, shall be an additional insured on any such liability insurance as its interests may appear and, if property insurance is obtained, the Collateral Trustee shall be an additional loss payee under any such property insurance; but, so long as no Event of Default has occurred and is then continuing, the Term Loan Secured Parties will provide any proceeds of such property insurance to the Borrower to the extent that the Borrower undertakes to apply such proceeds to the reconstruction, replacement or repair of the property insured thereby. The Borrower shall use commercially reasonable efforts to ensure that all policies of insurance required by the terms of this Agreement or any Security Document shall provide that each insurer shall endeavor to give at least 30 days’ prior written notice to the Collateral Trustee of any cancellation of such insurance (or at least ten days’ prior written notice in the case of cancellation of such insurance due to non-payment of premiums).

8.4              Payment of Taxes. The Borrower will pay and discharge, and will cause each Restricted Subsidiary to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, before the date on which material penalties attach thereto, and all lawful material claims in respect of any Taxes imposed, assessed or levied that, if unpaid, would reasonably be expected to become a material Lien upon any properties of the Borrower or any Restricted Subsidiary; but neither the Borrower nor any Restricted Subsidiary shall be required to pay or discharge any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of management of the Borrower) with respect thereto to the extent required by, and in accordance with, GAAP or the failure to pay or discharge would not reasonably be expected to result in a Material Adverse Effect.

8.5              Existence. The Borrower will do, and will cause each Restricted Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its legal existence, corporate (or equivalent) rights and authority, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; but the Borrower and its Restricted Subsidiaries may consummate any transaction permitted under Sections 9.3, 9.4 or 9.5 or to the extent permitted by each Term Loan Supplement in respect of each Class of Loans then outstanding under any covenant governing Dispositions or Investments contained therein.

8.6              Compliance with Statutes, Regulations, Etc.. The Borrower will, and will cause each Restricted Subsidiary to, comply with all Requirements of Law applicable to it or its property, including all governmental approvals or authorizations required to conduct its business, and to maintain all such governmental approvals or authorizations in full force and effect, in each case except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, the Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

8.7              Maintenance of Properties. The Borrower will, and will cause each Restricted Subsidiary to, except in each case where the failure to so comply would not reasonably be expected to result in a Material Adverse Effect:

(a)               operate its Oil and Gas Properties and other material properties or cause such Oil and Gas Properties and other material properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable Contractual Requirements and all applicable Requirements of Law, including applicable proration requirements and applicable Environmental Laws, and all applicable Requirements of Law of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom;

(b)               keep and maintain all property material to the conduct of its business in good working order and condition (ordinary wear and tear excepted) and preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties and other material properties, including all equipment, machinery and facilities; and

(c)               to the extent a Credit Party is not the operator of any property, the Borrower shall use reasonable efforts to cause the operator to comply with this Section.

8.8         Unrestricted Subsidiaries.

(a)               Unless designated as an Unrestricted Subsidiary as of the date hereof on Schedule 7.12 or thereafter in compliance with Section 8.8(b), any Person that is or becomes a Subsidiary shall be a Restricted Subsidiary.

(b)               The Borrower may designate by written notification thereof to the Term Agent, any Subsidiary, including a newly formed or newly acquired Subsidiary, as an Unrestricted Subsidiary if immediately after giving effect to such designation, (i) no Event of Default shall have occurred and be continuing, (ii) such Unrestricted Subsidiary will be in compliance with Section 8.8(d), (iii) the Borrower shall be in compliance with Section 9.5, (iv) such Unrestricted Subsidiary is not a “Restricted Subsidiary” under the Revolving Credit Agreement, or guarantor of the Revolving Credit Agreement, the Indentures or any other Indebtedness permitted under Section 9.1(a), Section 9.1(r) or Section 9.1(u), and (v) the Borrower shall deliver a certificate of an Authorized Officer to the effect that after giving effect to such designation, the Collateral subject to perfected Liens securing the Obligations includes Oil and Gas Properties of the Credit Parties that accounted for not less than 80% of the PV-9 attributable to the Proved Reserves of the Borrower and the Subsidiaries as reflected in the most recent Reserve Certificate delivered pursuant to Section 8.1(e) after giving effect to exploration and production activities, acquisitions, Dispositions and production since the Specified Date of such Reserve Certificate.

(c)               The Borrower may designate an Unrestricted Subsidiary to be a Restricted Subsidiary if immediately after giving effect to such designation, (i) the representations and warranties of each Credit Party contained in each Credit Document are true and correct in all material respects on and as of such date of the designation (or, if stated to have been made expressly as of an earlier date, were true and correct in all material respects as of such earlier date) and (ii) no Event of Default would be continuing.

(d)               No Unrestricted Subsidiary will be the owner or holder of Stock of any Group Member.

8.9         Guarantors, Grantors and Collateral.

(a)               Within 60 days of the Initial Closing Date, the Borrower shall, or shall cause the Guarantors to, (1) execute and deliver to the Collateral Trustee, as mortgagee or beneficiary, as applicable, such Mortgages or amendments to Mortgages, together with satisfactory evidence of the completion (or satisfactory arrangements for the completion, which will include delivery of recordable originals of such Mortgages in the proper recorders’ offices or appropriate public records and payment of any taxes or fees in connection therewith) of all recordings and filings of such Mortgages or amendments to Mortgages as may be necessary to create a valid, perfected first-priority Lien (subject to Permitted Liens, the Intercreditor Agreement and the Collateral Trust Agreement), against the Oil and Gas Properties and related assets of the Credit Parties that are subject to Liens securing obligations owing to the Revolving Secured Parties on the Initial Closing Date and (2) as of the date that each such Mortgage is so executed and delivered, cause its counsel for the jurisdiction in which the relevant Oil and Gas Properties and related assets are located to execute and deliver to the Collateral Trustee a favorable opinion of counsel with respect thereto in form and substance reasonably satisfactory to the Collateral Trustee. In addition but subject to the 60-day period to deliver mortgages contained in the first sentence of this Section 8.9, from and after the Initial Closing Date, if any Credit Party acquires any property or asset that constitutes collateral for obligations owing to the Revolving Secured Parties (or the holders of any other Indebtedness permitted under Section 9.1(a), (r) or (u)), and the Revolving Credit Agreement (or the agreement or instrument governing such other Indebtedness permitted under Section 9.1(a), (r) or (u)) requires any supplemental security document for such collateral or other actions to achieve a perfected Lien on such collateral, the Borrower shall, or shall cause the applicable Guarantors to, promptly, to the extent permitted by applicable Law, execute and deliver to the Collateral Trustee appropriate Security Documents (or amendments thereto) in such form as shall be necessary in the Collateral Trustee’s reasonable discretion to grant the Collateral Trustee a perfected first-priority Lien on such Collateral or take such other actions in favor of the Collateral Trustee as shall be reasonably necessary to grant a valid and enforceable perfected first-priority Lien on such Collateral to the Collateral Trustee, for the benefit of the Term Loan Secured Parties, in each case, subject to the terms of this Agreement, the Collateral Trust Agreement, the Intercreditor Agreement and the other Credit Documents. For the avoidance of doubt, the Collateral will not include any Excluded Property unless any such property constitutes collateral for the obligations owing to the Revolving Secured Parties or other Indebtedness permitted under Section 9.1(a), (r) or (u).

(b)               Subject to the 60-day period to deliver mortgages contained in the first sentence of Section 8.9, (i) the Borrower will cause to be executed and delivered for recording additional Mortgages or supplements or amendments to existing Mortgages as may be necessary in order to maintain Collateral subject to perfected Liens securing the Obligations that includes Oil and Gas Properties of the Credit Parties that account for not less than 80% of the PV-9 attributable to the Proved Reserves of the Borrower and the Subsidiaries, and will internally confirm compliance with such requirement as of the last day of each calendar quarter (using the last day of the prior calendar quarter as the Reserve Date), and (ii) as of the date of any Collateral Sale permitted under Section 9.4, release of Collateral pursuant to Section 12.16(a)(ii) or (iii) or designation of a Subsidiary as an Unrestricted Subsidiary pursuant to Section 8.8, the Borrower will cause the Collateral subject to perfected Liens securing the Obligations to include Oil and Gas Properties of the Credit Parties that represent, as of such date and after giving effect to such Collateral Sale, release or designation, not less than 80% of the PV-9 attributable to the Proved Reserves of the Borrower and the Subsidiaries as reflected in the most recent Reserve Certificate delivered pursuant to Section 8.1(e) or, if the Borrower has determined the PV-9 attributable to the Proved Reserves of the Borrower and the Subsidiaries (an “Interim PV-9 Determination”) as of a more recent Reserve Date, in each case after giving effect to exploration and production activities, acquisitions, Dispositions and production since the Specified Date of such Reserve Certificate or, if applicable, the Reserve Date used for such Interim PV-9 Determination; but, in the case of a Collateral Sale permitted under Section 9.4, the Borrower shall be deemed to be in compliance with its obligations under this Section 8.9(b) so long as (i) as of the date of such Collateral Sale and as of the first day of any calendar quarter that is within 60 days after the date of such Collateral Sale, the Collateral subject to perfected Liens securing the Obligations includes Oil and Gas Properties of the Credit Parties that represent, as of such dates and after giving effect to such Collateral Sale, not less than 70% of the PV-9 attributable to the Proved Reserves of the Borrower and the Subsidiaries as reflected in the most recent Reserve Certificate delivered pursuant to Section 8.1(e) or Interim PV-9 Determination, as appropriate, after giving effect to exploration and production activities, acquisitions, Dispositions and production since the Specified Date of such Reserve Certificate or, if applicable, the Reserve Date used for such Interim PV-9 Determination, and (ii) within 60 days after the date of such Collateral Sale, additional Mortgages or supplements or amendments to existing Mortgages shall be delivered for recording such that the Collateral subject to perfected Liens securing the Obligations includes Oil and Gas Properties of the Credit Parties that account for not less than 80% of the PV-9 attributable to the Proved Reserves of the Borrower and the Subsidiaries as reflected in the most recent Reserve Certificate delivered pursuant to Section 8.1(e) or the Interim PV-9 Determination, as appropriate, after giving effect to exploration and production activities, acquisitions, Dispositions and production since the Specified Date of such Reserve Certificate or, if applicable, the Reserve Date used for such Interim PV-9 Determination.

(c)               Subject to any applicable limitations set forth in the Credit Documents, the Borrower will cause (i) any direct or indirect Material Subsidiary (other than an Excluded Subsidiary) formed or otherwise purchased or acquired after the Initial Closing Date, (ii) any direct or indirect Material Subsidiary that ceases to be an Excluded Subsidiary, in each case that guarantees obligations owing to the Revolving Secured Parties or other Indebtedness permitted under Section 9.1(a), (r) or (u), to execute a supplement to the Guarantee and a supplement to the Security Agreement and become a Guarantor and Grantor (as defined in the Security Agreement) within 60 days from the date of such formation, acquisition or cessation, as applicable, and (iii) its counsel to deliver customary opinions regarding the enforceability of such guaranty and the creation and perfection of the liens and security interests granted pursuant to such documents.

(d)               Notwithstanding the foregoing, the Borrower will not be required to take any action to perfect a Lien on any of its or the Subsidiaries’ personal property unless perfection may be accomplished by (A) the filing of a Uniform Commercial Code financing statement in Borrower’s or a Subsidiary’s respective jurisdiction of formation, or in the case of as-extracted collateral and goods that are or are to become fixtures or collateral in connection with a Mortgage, the filing of a financing statement filed as a fixture filing, a UCC-1 affecting as-extracted collateral or as a financing statement covering such property both centrally and in the county in which such collateral or fixtures are located, (B) delivery of certificates representing pledged Stock or Stock Equivalents consisting of certificated securities together with appropriate endorsements or transfer powers, (C) granting the Collateral Trustee “control” (within the meaning of the relevant Uniform Commercial Code) over any pledged Stock or Stock Equivalents consisting of uncertificated securities or (D) granting the Collateral Trustee “control” (within the meaning of the relevant Uniform Commercial Code) over any Deposit Accounts (other than Excluded Deposit Accounts) and Securities Accounts (other than Excluded Securities Accounts) by entering into control agreements with, and reasonably satisfactory to, the Collateral Trustee and the account bank for such Deposit Account or securities intermediary for such Securities Account, as applicable.

(e)               Within 30 days of the Initial Closing Date, the Borrower shall, and shall cause each other Credit Party to, subject all Deposit Accounts and Securities Accounts (in each case excluding any Excluded Deposit Accounts and Excluded Securities Accounts) that are (as of the Initial Closing Date) subject to an agreement granting the Revolving Agent “control” (within the meaning of the relevant Uniform Commercial Code) to an agreement or amendment to such existing agreements reasonably satisfactory to the Collateral Trustee granting the Collateral Trustee “control” (within the meaning of the relevant Uniform Commercial Code) over such Deposit Accounts and Securities Accounts.

(f)                The Borrower shall promptly provide to the Term Agent copies of all notices, documents, certificates and instruments delivered to the Collateral Trustee pursuant to the Security Documents.

(g)               Collateral Trust Agreement and Intercreditor Agreement. This Section, Section 12.16 and the provisions of each Security Document are subject to the terms, conditions and benefits set forth in the Collateral Trust Agreement, the Intercreditor Agreement and any Pari Passu Intercreditor Agreement. Each Credit Party consents to, and agrees to be bound by, the terms of the Collateral Trust Agreement, Intercreditor Agreement and any Pari Passu Intercreditor Agreement, as the same may be in effect from time to time, and to perform its obligations thereunder in accordance with the terms thereof. Each Lender (a) consents to the priority of payments provided for in the Collateral Trust Agreement and the priority of Liens provided for in the Intercreditor Agreement and, so long as in accordance with the terms of this Agreement and each applicable Term Loan Supplement, any Pari Passu Intercreditor Agreement, (b) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Collateral Trust Agreement, Intercreditor Agreement and any Pari Passu Intercreditor Agreement and (c) authorizes and instructs the Term Agent on behalf of each Lender to enter into the Collateral Trust Agreement as the Original Term Loan Agent (as defined in the Collateral Trust Agreement), to join the Intercreditor Agreement as a Priority Lien Representative (as defined in the Intercreditor Agreement) on behalf of such Lenders and to enter into or join any Pari Passu Intercreditor Agreement on behalf of such Lenders as an authorized representative of such Lenders. In addition, each Lender authorizes and instructs the Term Agent to enter into any amendments or joinders, without the consent of any Lender, to (i) the Intercreditor Agreement to add additional Indebtedness as Priority Lien Debt, Parity Lien Debt or Junior Lien Debt (as such terms are defined therein) and add other parties (or any authorized agent or trustee therefor) holding such Indebtedness thereto and to establish that the Lien on any Collateral securing such Indebtedness ranks equally with the Liens on such Collateral securing the other Priority Lien Debt, Parity Lien Debt or Junior Lien Debt, as applicable, then outstanding and (ii) the Collateral Trust Agreement to add additional Indebtedness as Revolver Debt or Term Loan Debt (as such terms are defined therein) and add other parties (or any authorized agent or trustee therefor) holding such Indebtedness thereto and to establish that the Lien on any Collateral securing such Indebtedness ranks equally with the Liens on such Collateral securing the other Revolver Debt or Term Loan Debt, as applicable, then outstanding, in each case, where the incurrence of such secured Indebtedness is permitted by this Agreement. The foregoing provisions are intended as an inducement to the lenders under the Revolving Credit Agreement to extend credit to the Borrower and certain of the Subsidiaries, and such lenders are intended third party beneficiaries of such provisions and the provisions of the Collateral Trust Agreement and, if applicable, any Pari Passu Intercreditor Agreement.

8.10       Use of Proceeds.

(a)               The Borrower will use the proceeds of the Loans (i) to pay Transaction Expenses, (ii) to fund, in part, tender offers by the Borrower for senior unsecured notes issued by the Borrower and to pay fees and expenses in connection with such tender offers, (iii) for general corporate purposes of the Borrower and the Subsidiaries and (iv) with respect to any Class of Loans, for any other purposes specified in the applicable Term Loan Supplement for such Class of Loans.

(b)               The Borrower shall not use, and shall procure that the Subsidiaries and its or their respective directors, officers, employees and agents shall not use the proceeds of any Loan, (i) in furtherance of an offer, a payment, a promise to pay, or an authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions by the Borrower or any Subsidiary.

8.11       Further Assurances.

(a)               Subject to the applicable limitations set forth in Section 8.9, the Collateral Trust Agreement and the other Security Documents, the Borrower will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture, filings, assignments of as-extracted collateral, mortgages, deeds of trust and other documents) that may be required under any applicable Requirements of Law, or that the Collateral Trustee may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the applicable Security Documents, all at the expense of the Borrower and the Restricted Subsidiaries.

(b)               Notwithstanding anything herein to the contrary, if the Collateral Trustee and the Borrower reasonably determine in writing that the cost of creating or perfecting any Lien on any property is excessive in relation to the benefits afforded to the Lenders thereby, then such property may be excluded from the Collateral for all purposes of the Credit Documents.

(c)               Notwithstanding anything to the contrary contained in any Credit Document, to the extent that any Credit Party delivers Mortgages or amendments or supplements to prior Mortgages naming the Collateral Trustee, as mortgagee or beneficiary, no local counsel opinion or opinions to the effect that the Collateral Trustee has a valid and perfected Lien with respect to such Mortgaged Property (subject to customary assumptions and qualifications) will be required to be delivered to the extent Mortgages have previously been recorded in the public records of the state applicable to such additional Mortgages or amendments or supplements to prior Mortgages, unless a corresponding opinion has been or will be delivered to the Revolving Agent pursuant to the Revolving Credit Agreement.

ARTICLE IX

Negative Covenants

The Borrower hereby covenants and agrees with the Lenders from and after the Initial Closing Date until Facility Termination, as follows:

9.1         Limitations on Indebtedness.  The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Indebtedness other than the following:

(a)               Indebtedness of the Credit Parties, including under the Credit Documents and, for the avoidance of doubt, any Indebtedness created under the Term Loan Supplement on the date hereof, and any Permitted Refinancing Indebtedness of the Credit Parties in respect of any Indebtedness incurred under this clause (a), in an aggregate outstanding principal amount not to exceed $1,500,000,000; but, in each case, that (A) such Indebtedness constitutes Permitted Pari Passu Secured Indebtedness, with the priority in the payment of Foreclosure Proceeds as set forth in the Collateral Trust Agreement (or a Pari Passu Intercreditor Agreement) and otherwise in compliance with the Term Loan Supplements of each Class of Loans then outstanding, and (B) with respect to any mandatory prepayments or mandatory offers to prepay such Indebtedness, such Indebtedness may participate in such mandatory prepayments or mandatory prepayment offers on a pro rata basis (or on a basis that is less than a pro rata basis, but not on a greater than pro rata basis) with any other Permitted Pari Passu Secured Indebtedness then outstanding; but, further, for the avoidance of doubt, (x) the amounts incurred in reliance on this clause (a) shall consist solely of the Term Loans provided hereunder (including the Term Loan Supplement of even date herewith) and (y) there shall be no other Indebtedness that is contractually equal in the right of payment of Foreclosure Proceeds to the Indebtedness incurred in reliance on this clause (a).

(b)               Intercompany loans and advances made by the Borrower to any Restricted Subsidiary or made by any Restricted Subsidiary to the Borrower or its Restricted Subsidiaries;

(c)               Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business (including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims);

(d)               subject to compliance with Section 9.5, Guarantee Obligations of (i) Restricted Subsidiaries in respect of Indebtedness of the Borrower or other Restricted Subsidiaries that is permitted to be incurred under this Agreement and (ii) the Borrower in respect of Indebtedness of Restricted Subsidiaries that is permitted to be incurred under this Agreement; but (A) if the Indebtedness being guaranteed under this Section 9.1(d) is subordinated to the Obligations, such Guarantee Obligations shall be subordinated to the Obligations or the Guarantee of the Obligations, as applicable, of the Borrower or such Restricted Subsidiary, on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness, and (B) no guarantee by any Restricted Subsidiary of any Indebtedness under clause (a) above or clause (g), clause (r) or clause (u) below shall be permitted unless such Restricted Subsidiary shall have also provided a guarantee of the Obligations substantially on the terms set forth in the Guarantee;

(e)               Guarantee Obligations incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors, licensees or sublicensees;

(f)                (i) Indebtedness incurred within 270 days of, or assumed in connection with, the acquisition, construction, lease, repair, replacement, expansion or improvement of fixed or capital assets to finance the acquisition, construction, lease, repair, replacement expansion, or improvement of such fixed or capital assets, (ii) Indebtedness arising under Capital Leases and (iii) any Permitted Refinancing Indebtedness issued or incurred to Refinance any such Indebtedness incurred in reliance on clause (f)(i); if, in each case, that any Liens securing such Indebtedness do not apply to any assets other than the assets referred to in clause (f)(i) or subject to the Capital Leases referred to in clause (f)(ii);

(g)               Indebtedness (other than Indebtedness referred to in clauses (a), (r) and (u) of this Section) outstanding on the Initial Closing Date and listed on Schedule 9.1, and any Permitted Refinancing Indebtedness issued or incurred to Refinance such Indebtedness;

(h)               Indebtedness of a Person or Indebtedness attaching to the assets of a Person that, in either case, becomes a Restricted Subsidiary (or is a Restricted Subsidiary that survives a merger with such Person or any of its Subsidiaries) or Indebtedness attaching to the assets that are acquired by the Borrower or any Restricted Subsidiary, in each case after the Initial Closing Date as the result of a transaction permitted under this Agreement, if (A) such Indebtedness existed at the time such Person became a Restricted Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof, and (B) such Indebtedness is not guaranteed in any respect by the Borrower or any Restricted Subsidiary (other than any such Person that so becomes a Restricted Subsidiary or is the survivor of a merger with such Person or any of its Subsidiaries), and any Permitted Refinancing Indebtedness issued or incurred to Refinance such Indebtedness;

(i)                 Indebtedness consisting of secured financings by a Foreign Subsidiary in which no Credit Party’s assets are used to secure such Indebtedness;

(j)                 Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case provided in the ordinary course of business or consistent with past practice, including those incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with past practice;

(k)               obligations in respect of Cash Management Services and other Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements in each case incurred in the ordinary course of business;

(l)                 Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services;

(m)             Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations (including earn-outs), in each case entered into in connection with any acquisition or Disposition permitted hereunder;

(n)               Indebtedness of the Borrower or any Restricted Subsidiary consisting of (i) obligations to pay insurance premiums or (ii) obligations contained in firm transportation or supply agreements or other take or pay contracts, in each case arising in the ordinary course of business;

(o)               Indebtedness representing deferred compensation to employees, consultants or independent contractors of the Borrower (or, to the extent such work is done for the Borrower or the Subsidiaries, any direct or indirect parent thereof) and the Restricted Subsidiaries incurred in the ordinary course of business;

(p)               Indebtedness to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof) permitted by Section 9.6;

(q)               Indebtedness associated with bonds or surety obligations required by Requirements of Law or by Governmental Authorities in connection with the operation of Oil and Gas Properties in the ordinary course of business;

(r)                Indebtedness of the Credit Parties under the Revolving Credit Agreement; but (1) the aggregate principal amount of all Indebtedness incurred in reliance on this clause (r) shall not exceed the lesser of (A) $3,500,000,000 and (B) if a Borrowing Base is in effect under the Revolving Credit Agreement, the Borrowing Base in effect at such time and (2) such Indebtedness shall constitute “Revolver Obligations” under the Collateral Trust Agreement or shall otherwise constitute Permitted Pari Passu Secured Indebtedness (and may have priority to the Obligations in the payment of Foreclosure Proceeds as provided in the Collateral Trust Agreement or, in a substantially similar manner, in any Pari Passu Intercreditor Agreement); but, further, for the avoidance of doubt, the Borrower and the Restricted Subsidiaries shall be entitled to rely on this clause (r) only if the facility provided under the Revolving Credit Agreement is (i) provided by a group of lenders with respect to which the majority (determined based on the aggregate amount of commitments and loans outstanding thereunder) is composed of commercial banks (or affiliates of commercial banks) regularly providing asset-based credit facilities in the oil and gas industry and (ii) and there shall be no other Indebtedness that is contractually senior in right of payment of Foreclosure Proceeds to the Indebtedness created under this Agreement (including the Term Loan Supplement) other than those incurred in reliance on this clause (r);

(s)                Indebtedness under Hedge Agreements permitted by Section 9.10;

(t)                 Indebtedness secured by Liens on (i) real property that is not Oil and Gas Property and that is not material to the operation of any Mortgaged Property and (ii) fixtures and personal property related to the real property in the foregoing clause (i) and that is also not material to the operation of any Mortgaged Property;

(u)               unsecured Indebtedness and Junior Lien Debt of the Credit Parties; but if incurred after the Initial Closing Date, it must (i) have a stated maturity no earlier than 91 days after the Last Maturity Date in effect at time such Indebtedness is incurred, (ii) have a Weighted Average Life to Maturity no shorter than 91 days after the longest Weighted Average Life to Maturity of any Class of Loans outstanding at the time such Indebtedness is incurred and (iii) in the case of Junior Lien Debt, provide that (A) such Indebtedness shall be secured by Liens on all or a portion of the Collateral on a junior priority basis with the Liens on the Collateral securing the Obligations and shall not be secured by any assets of the Borrower or any Restricted Subsidiary other than the Collateral, (B) such Indebtedness shall not be guaranteed by any Subsidiaries other than the Guarantors and (C) the holders of such Indebtedness, or the administrative agent, collateral agent, trustee and/or any similar representative acting on behalf of such holders, shall have become party to the Intercreditor Agreement (or a substantially similar intercreditor agreement or other intercreditor agreement reasonably satisfactory to the Borrower and the Majority Lenders) providing that the Liens on the Collateral securing such Indebtedness shall rank junior in priority to the Liens on the Collateral securing the Obligations;

(v)               Indebtedness in an aggregate principal amount not to exceed $250,000,000 at any one time outstanding, if (1) immediately after giving effect to the incurrence of such Indebtedness, no Default or Event of Default has occurred and is continuing or would result therefrom and (2) such Indebtedness is not prohibited by the Revolving Credit Agreement; and

(w)             all premiums (if any), interest (including post-petition interest), fees, expenses, charges, and additional or contingent interest on obligations described in clauses (a) through (v) above.

9.2          Limitation on Liens Securing Funded Debt.  The Borrower (i) will not, and will not permit any Restricted Subsidiary to, create, incur or assume any Funded Debt secured by any Liens (other than Permitted Liens) upon any of the properties of the Borrower or any Restricted Subsidiary and (ii) will not, and will not permit any Subsidiary to, create, incur or assume any Funded Debt secured by any Liens (other than Permitted Liens) upon the Stock or Stock Equivalents of any Restricted Subsidiary or the Stock or Stock Equivalents of any Subsidiary that owns, directly or indirectly through ownership in another Subsidiary, the Stock or Stock Equivalents of any Restricted Subsidiary.

9.3         Limitation on Fundamental Changes.  Except as permitted by Section 9.4 (other than pursuant to clause (b) of the definition of the term “Collateral Sale”) or Section 9.5 (other than Section 9.5(o)), the Borrower will not, and will not permit any Restricted Subsidiary to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all its assets, except that:

(a)               the Borrower may merge, consolidate or amalgamate with any Person (including any Subsidiary), if (i) the Borrower shall be the surviving, continuing or resulting entity or, if the foregoing is not the case, the surviving, continuing, or resulting entity shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (the Borrower or such Person, as the case may be, being herein referred to as the “Successor Borrower”), (ii) the Successor Borrower (if other than the Borrower) shall expressly assume all the obligations of the Borrower under the Credit Documents pursuant to a supplement hereto or thereto (iii) no Default or Event of Default has occurred and is continuing at the date of such merger, amalgamation or consolidation or would result from such consummation of such merger, amalgamation or consolidation, and (iv) if such merger, amalgamation or consolidation involves the Borrower and a Person that, before the consummation of such merger, amalgamation or consolidation, is not a Subsidiary of the Borrower (A) each Guarantor, unless it is the other party to such merger, amalgamation or consolidation (or unless the Successor Borrower is the Borrower) shall have confirmed in an officer’s certificate delivered to the Term Agent that its Guarantee shall apply to the Successor Borrower’s obligations under this Agreement (and shall have confirmed that its obligations under the Security Documents shall apply to the Successor Borrower’s obligations under this Agreement), (B) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation or unless the Successor Borrower is the Borrower, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, and (C) an opinion of counsel and an officer’s certificate of the Borrower shall be required to be provided to the Term Agent to the effect that such merger, amalgamation or consolidation does not violate any Credit Document; provided, further, that if the foregoing are satisfied, the Successor Borrower (if other than the Borrower) will succeed to, and be substituted for, the Borrower under this Agreement;

(b)               any Guarantor may merge, amalgamate or consolidate with (i) any Credit Party (but if the Borrower is involved in any such merger, amalgamation or consolidation, the provisions of clause (a) above shall govern) or (ii) any other Person (including any other Subsidiary); but (A) in the case of any merger, amalgamation or consolidation involving one or more Restricted Subsidiaries, (1) a Restricted Subsidiary shall be the continuing or surviving Person or (2) the Borrower shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (B) in the case of any merger, amalgamation or consolidation involving one or more Guarantors, a Guarantor shall be the continuing or surviving Person or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Guarantor) shall execute a supplement to the Guarantee and any applicable Mortgage and/or other Security Documents, each in form and substance as is reasonably necessary for the surviving Person to become a Guarantor and pledgor, mortgagor and grantor of Collateral for the benefit of the Term Loan Secured Parties, and (C) no Default or Event of Default has occurred and is continuing on the date of such merger, amalgamation or consolidation or would result from the consummation of such merger, amalgamation or consolidation;

(c)               any Restricted Subsidiary that is not a Guarantor may merge, amalgamate or consolidate with, or Dispose of all or substantially all of its assets to, the Borrower or any other Restricted Subsidiary (but if the Borrower is involved in the case of any such merger, amalgamation or consolidation, the provisions of clause (a) above shall govern);

(d)               any Restricted Subsidiary may liquidate or dissolve if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (ii) to the extent such Restricted Subsidiary is a Credit Party, any assets or business of such Restricted Subsidiary not otherwise Disposed of or transferred in accordance with Section 9.4 (other than pursuant to clause (b) of the definition of the term “Collateral Sale”) or Section 9.5 (other than Section 9.5(o)), or in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, a Credit Party after giving effect to such liquidation or dissolution; and

(e)               to the extent that no Default or Event of Default would result from the consummation of such Disposition, the Borrower and the Restricted Subsidiaries may consummate a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 9.4 (other than pursuant to clause (b) of the definition of the term “Collateral Sale”).

9.4         Limitation on Collateral Sales. The Borrower will not, and will not permit any other Credit Party to, consummate a Collateral Sale, unless:

(a)               the applicable Credit Party receives consideration at the time of such Collateral Sale at least equal to the Fair Market Value of the Collateral Disposed of (whether directly or indirectly through the Disposition of a Guarantor);

(b)               at least 75% of the consideration received by the Credit Parties (determined on the date of contractually agreeing to such Collateral Sale) and all other Collateral Sales since the Initial Closing Date, on a cumulative basis, is in the form of cash or Cash Equivalents; but the following shall be deemed to be Cash Equivalents for purposes of this clause (b) and for no other purpose:

(i)                 any liabilities (as shown on the Borrower’s most recent consolidated balance sheet or in the footnotes thereto or if incurred or accrued subsequent to the date of such balance sheet, such liabilities as would have been reflected in the Borrower’s consolidated balance sheet or the footnotes thereto if such incurrence or accrual had been put in place on or before the date of such balance sheet, as determined in good faith by the Borrower), other than contingent liabilities or liabilities that are by their terms subordinated to the Loans or any Guarantee, which (A) are assumed by the transferee of any such assets and from which the applicable Credit Party shall have been validly released by all applicable creditors in writing or (B) are otherwise cancelled or terminated in connection with the transaction with such transferee (other than intercompany debt owed to the Borrower or the Subsidiaries);

(ii)              any securities, notes or other obligations or assets received by the appropriate Credit Party from such transferee that are converted by such Credit Party into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such Collateral Sale;

(iii)            with respect to any Collateral Sale of Oil and Gas Properties by a Credit Party in which such Credit Party retains an interest in such property (whether directly or indirectly through retentions of any Stock in any Person owning such property), the costs and expenses related to the exploration, development, completion or production of such Oil and Gas Properties and activities related thereto agreed to be assumed by the transferee (or an Affiliate thereof);

(iv)             Indebtedness of a Credit Party that ceases to be a Credit Party as a result of such asset disposition (other than intercompany debt owed to the Borrower or any Subsidiary), to the extent that every applicable Credit Party is released from any guarantee of payment of the principal amount of such Indebtedness in connection with such Collateral Sale; and

(v)               any Designated Non-Cash Consideration received by any Credit Party in respect of the applicable Collateral Sale having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (v) at any time outstanding, not to exceed the greater of (A) $500,000,000 and (B) 5% of Modified ACNTA determined as of the time of the receipt of such Designated Non-Cash Consideration, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value;

(c)               at the time of any Collateral Sale for consideration in excess of $100,000,000, the Borrower shall deliver a certificate of an Authorized Officer to the effect that either (i) as of the date of such Collateral Sale, after giving effect to such Collateral Sale, the Collateral subject to perfected Liens securing the Obligations includes Oil and Gas Properties of the Credit Parties that account for not less than 80% of the PV-9 attributable to the remaining Proved Reserves of the Borrower and the Subsidiaries as reflected in the most recent Reserve Certificate delivered pursuant to Section 8.1(e) or, if the Borrower has made an Interim PV-9 Determination as of a more recent Reserve Date, such PV-9, after giving effect to exploration and production activities, acquisitions, Dispositions and production since the applicable Reserve Date or (ii) (A) as of the date of such Collateral Sale, after giving effect to such Collateral Sale, the Collateral subject to perfected Liens securing the Obligations includes Oil and Gas Properties of the Credit Parties that account for not less than 70% of the PV-9 attributable to the remaining Proved Reserves of the Borrower and the Subsidiaries as reflected in the most recent Reserve Certificate delivered pursuant to Section 8.1(e) after giving effect to exploration and production activities, acquisitions, Dispositions and production since applicable Reserve Date and (B) within 60 days after the date of such Collateral Sale, additional Mortgages or supplements or amendments to existing Mortgages shall be delivered for recording such that the Collateral subject to perfected Liens securing the Obligations includes Oil and Gas Properties of the Credit Parties that account for not less than 80% of the PV-9 attributable to the remaining Proved Reserves of the Borrower and the Subsidiaries as reflected in the most recent Reserve Certificate delivered pursuant to Section 8.1(e) or, if the Borrower has made an Interim PV-9 Determination as of a more recent Reserve Date, such PV-9, after giving effect to exploration and production activities, acquisitions, Dispositions and production since the applicable Reserve Date; and

(d)               the Net Cash Proceeds of such Collateral Sale shall be applied in accordance with the requirements of Section 4.1(a).

9.5          Limitation on Investments. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make any Investment except:

(a)               extensions of trade credit and purchases of assets and services (including purchases of inventory, supplies and materials) in the ordinary course of business;

(b)               Investments in assets that constituted Cash Equivalents at the time such Investments were made;

(c)               (i) Investments existing on, or made pursuant to legally binding written commitments in existence on, the Initial Closing Date in an aggregate amount not to exceed $25,000,000 except as set forth on Schedule 9.5 to this Agreement, (ii) Investments existing on the Initial Closing Date of the Borrower or any Subsidiary in any other Subsidiary and (iii) any extensions, renewals or reinvestments thereof, so long as the amount of any Investment made pursuant to this clause (iii) is not increased at any time above the amount of such Investment on the Initial Closing Date;

(d)               Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business or upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(e)               Investments to the extent that payment for such Investments is made with Stock or Stock Equivalents (other than Disqualified Stock not otherwise permitted by Section 9.1) of the Borrower (or any direct or indirect parent thereof);

(f)                Investments constituting non-cash proceeds of Dispositions of assets to the extent such Disposition is permitted by Section 9.4;

(g)               Investments made to repurchase or retire Stock or Stock Equivalents of the Borrower or any direct or indirect parent thereof owned by any employee or any stock ownership plan or key employee stock ownership plan of the Borrower (or any direct or indirect parent thereof);

(h)               loans and advances to any direct or indirect parent of the Borrower in lieu of, and not in excess of the amount of, Restricted Payments to the extent permitted to be made to such parent in accordance with Section 9.6;

(i)                 Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(j)                 Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(k)               advances of payroll payments to employees, consultants or independent contractors or other advances of salaries or compensation to employees, consultants or independent contractors, in each case in the ordinary course of business;

(l)                 guarantee obligations of the Borrower or any Restricted Subsidiary of leases (other than Capital Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(m)             Investments in Industry Investments and in interests in additional Oil and Gas Properties and gas gathering systems related thereto or Investments related to farm-out, farm-in, joint operating, joint venture, joint development or other area of mutual interest agreements, other similar industry investments, gathering systems, pipelines or other similar oil and gas exploration and production business arrangements whether through direct ownership or ownership through a joint venture or similar arrangement;

(n)               Investments in Hedge Agreements permitted by Section 9.1 and Section 9.10;

(o)               Investments consisting of Indebtedness, fundamental changes, Dispositions, acquisitions of Funded Debt and Restricted Payments permitted under Sections 9.1, 9.3, 9.4, 9.6 (other than Section 9.6(c)) and 9.7 (other than Section 9.7(a)(vii));

(p)               Investments by the Borrower or any Restricted Subsidiary in any Restricted Subsidiary;

(q)               Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons in the ordinary course of business; and

(r)                Investments in any Person other than a Group Member if (1) no Default or Event of Default has occurred and is continuing or would result therefrom and (2) the aggregate value at the date made (in each case valued at Fair Market Value (determined by the Borrower acting in good faith) as of such date) of each then-existing Investment in all Persons other than Group Members does not then exceed the greater of (i) $750,000,000 and (ii) 1% of Modified ACNTA.

9.6         Limitation on Restricted Payments.  The Borrower will not, and will not permit any Restricted Subsidiary to, pay any dividends (other than Restricted Payments payable solely in its Stock that is not Disqualified Stock) or return any capital to its equity holders or make any other distribution, payment or delivery of property or cash to its equity holders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its Stock or Stock Equivalents now or hereafter outstanding, or set aside any funds for any of the foregoing purposes, or permit any Restricted Subsidiary to purchase or otherwise acquire for consideration (other than in connection with an Investment permitted by Section 9.5 (other than Section 9.5(o))) any Stock or Stock Equivalents of the Borrower, now or hereafter outstanding (all of the foregoing, “Restricted Payments”); except that:

(a)               the Borrower may redeem in whole or in part any of its Stock or Stock Equivalents in exchange for another class of its Stock or Stock Equivalents or with proceeds from substantially concurrent equity contributions or issuances of new Stock or Stock Equivalents; but such new Stock or Stock Equivalents contain terms and provisions at least as advantageous to the Lenders in all material respects to their interests as those contained in the Stock or Stock Equivalents redeemed thereby, and the Borrower may pay Restricted Payments payable solely in the Stock and Stock Equivalents (other than Disqualified Stock not otherwise permitted by Section 9.1) of the Borrower;

(b)               the Borrower may (i) redeem, acquire, retire or repurchase shares of its Stock or Stock Equivalents held by any present or former officer, manager, consultant, director or employee (or their respective Affiliates, estates, spouses, former spouses, successors, executors, administrators, heirs, legatees, distributees or immediate family members) of the Borrower and the Subsidiaries, upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any equity option or equity appreciation rights plan, any management, director and/or employee equity ownership, benefit or incentive plan or agreement, equity subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement; but the aggregate amount of all cash paid in respect of all such shares of Stock or Stock Equivalents so redeemed, acquired, retired or repurchased in any calendar year pursuant to the terms of any equity option or equity appreciation rights plan, any management, director and/or employee equity ownership, benefit or incentive plan or agreement, equity subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement does not exceed $50,000,000; and (ii) pay Restricted Payments in an amount equal to withholding or similar Taxes payable or expected to be payable by any present or former employee, director, manager or consultant (or their respective Affiliates, estates or immediate family members) and any repurchases of Stock or Stock Equivalents in consideration of such payments including deemed repurchases in connection with the exercise of stock options so long as the amount of such payments does not exceed $25,000,000 in the aggregate;

(c)               to the extent constituting Restricted Payments, the Borrower may make Investments permitted by Section 9.5 (other than Section 9.5(o));

(d)               to the extent constituting Restricted Payments, the Borrower may enter into and consummate transactions expressly permitted by any provision of Section 9.3;

(e)               the Borrower may repurchase Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof) upon exercise of stock options or warrants if such Stock or Stock Equivalents represents all or a portion of the exercise price of such options or warrants;

(f)                the Borrower or any Restricted Subsidiary may (i) pay cash in lieu of fractional shares in connection with any dividend, split or combination thereof or any acquisition permitted hereby and (ii) so long as, immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(g)               the Borrower may pay any Restricted Payment within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(h)               if no Event of Default shall have occurred and be continuing or would result therefrom the Borrower may declare and pay Restricted Payments in cash in respect of accrued but unpaid dividends owing on any preferred equity issued and outstanding on the Initial Closing Date;

(i)                 Restricted Subsidiaries may make Restricted Payments (A) to the Borrower or any other Restricted Subsidiary and (B) ratably to all holders of its outstanding Stock and Stock Equivalents;

(j)                 the Borrower may make payments described in Sections 9.11(a), 9.11(c), 9.11(d), 9.11(e), 9.11(h), 9.11(i) and 9.11(j) (subject to the conditions, if any, set out therein);

(k)               the Borrower or any Restricted Subsidiary may make additional Restricted Payments; but (i) the aggregate amount of Restricted Payments made in reliance on this clause (k), together with the aggregate amount of Junior Debt payments made pursuant to Section 9.7(a)(iv), shall not exceed $100,000,000 and (ii) at the time of any such Restricted Payment, no Event of Default shall have occurred and be continuing or would result therefrom; and

(l)                 the Borrower or any Restricted Subsidiary may make additional Restricted Payments; but (i) the amount of any such Restricted Payment shall not exceed the Available Amount at the time such Restricted Payment is made and (ii) at the time of any such Restricted Payment, no Event of Default shall have occurred and be continuing or would result therefrom.

9.7         Limitations on Junior Debt Payments and Amendments.

(a)               The Borrower will not, and will not permit any Restricted Subsidiary to, optionally prepay, repurchase or redeem or otherwise defease any Junior Debt (it being understood that payments of regularly scheduled cash interest in respect of, and payment of principal on the scheduled maturity date of such Junior Debt shall be permitted); but the Borrower or any Restricted Subsidiary may optionally prepay, repurchase, redeem or defease any Junior Debt (i) with the proceeds of any Permitted Refinancing Indebtedness, (ii) by converting or exchanging such Junior Debt to Stock (other than Disqualified Stock) of the Borrower, (iii) (A) if the scheduled maturity date of such Junior Debt is before the Maturity Date of each Class of Loans then outstanding or (B) in connection with the consummation of any exchange of notes issued under the Indentures for the Borrower’s 11.5% Senior Secured Notes pursuant to the exchange offers contemplated by the Offering Memorandum, dated as of December 4, 2019 of the Borrower, (C) if payments are made to prepay, repurchase or redeem or otherwise defease any amounts outstanding under the BVL Notes, (iv) if the scheduled maturity date of such Junior Debt is on or after the Maturity Date of each Class of Loans then outstanding, (A) in an aggregate amount for all such prepayments, repurchases, redemptions and defeasances made in reliance on this clause (iv), together with the aggregate amount of Restricted Payments made pursuant to Section 9.6(k), not to exceed $100,000,000 and (B) no Event of Default shall have occurred and be continuing or would result therefrom or (v) so long as, at the time any such prepayment, repurchase, redemption or defeasance is made in reliance on this clause (v), (A) the amount thereof shall not exceed the Available Amount at such time and (B) no Event of Default shall have occurred and be continuing or would result therefrom.

(b)               The Borrower will not amend or modify the documentation governing any Junior Debt or the terms applicable thereto to the extent that (i) any such amendment or modification, taken as a whole, would be adverse to the Lenders in any material respect or (ii) the documentation governing any Junior Debt, as so amended or modified, would not be permitted by this Agreement to be included in the documentation governing any senior subordinated or subordinated Indebtedness that was issued at such time.

9.8         Negative Pledge Agreements. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any Contractual Requirement (other than the Credit Documents or any documentation in respect of (a) secured Indebtedness otherwise permitted hereunder or (b) the Credit Parties’ Oil and Gas Properties to the extent that the property covered thereby is not required to be pledged as Collateral pursuant to the Credit Documents) that limits the ability of any Credit Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Term Loan Secured Parties with respect to the Obligations or under the Credit Documents; but the foregoing shall not apply to Contractual Requirements that (i)(A) exist on the Initial Closing Date and (to the extent not otherwise permitted by this Section) are listed on Schedule 9.8 and (B) to the extent Contractual Requirements permitted by clause (A) are set forth in an agreement evidencing Indebtedness or other obligations, are set forth in any agreement evidencing any Permitted Refinancing Indebtedness incurred in compliance with Section 9.1 to Refinance such Indebtedness or obligation so long as such Permitted Refinancing Indebtedness does not expand the scope of such restriction in such Contractual Requirement, (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary (or are binding on property at the time such property first becomes property of the Borrower or a Restricted Subsidiary), so long as such Contractual Requirements were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary (or such property becomes property of the Borrower or a Restricted Subsidiary), (iii) represent Indebtedness of a Restricted Subsidiary that is not a Guarantor to the extent such Indebtedness is permitted by Section 9.1 so long as such Contractual Requirement applies only to such Subsidiary, (iv) arise pursuant to agreements entered into with respect to any Disposition permitted hereunder and are applicable solely to assets which are the subject of such Disposition, (v) are customary provisions in joint venture agreements or agreements governing property held with a common owner and other similar agreements or arrangements (with a third party acting as a co-venturer) relating solely to such joint venture or property or otherwise arise in (A) agreements which restrict the Disposition or distribution of assets or property in oil and gas leases, joint operating agreements, joint exploration and/or development agreements, participation agreements or (B) any production sharing contract or similar instrument on which a Lien cannot be granted without the consent of a third party and, in each case, other similar agreements entered into in the ordinary course of the oil and gas exploration and development business, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 9.1, but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness, (vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 9.1 to the extent that such restrictions apply only to the property or assets securing such Indebtedness, (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Subsidiary or in leases prohibiting Liens on retained property rights of the lessor in connection with operations of the lessee conducted on the leased property, (x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (xi) restrict the use of cash or other deposits imposed by customers or suppliers under contracts entered into in the ordinary course of business, (xii) are imposed by any Requirement of Law, (xiii) exist under any documentation governing any Permitted Refinancing Indebtedness incurred in compliance with Section 9.1 to Refinance any Indebtedness but only to the extent such Contractual Requirement was contained in the document evidencing the Indebtedness being refinanced, (xiv) are customary net worth provisions contained in real property leases entered into by Subsidiaries of the Borrower, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and the Subsidiaries to meet their ongoing obligations, (xv) relate to property, an interest in which has been granted or conveyed to a Royalty Trust, YieldCo or a master limited partnership or which is subject to a term net profits interest, and (xvi) are restrictions regarding licenses or sublicenses by the Borrower and its Restricted Subsidiaries of intellectual property in the ordinary course of business (in which case such restriction shall relate only to such intellectual property)(clauses (i) through (xvi), collectively, “Permitted Restrictions”).

9.9         Limitation on Subsidiary Distributions.  The Borrower will not, and will not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to pay dividends or make any other distributions to the Borrower or any Restricted Subsidiary on its Stock or with respect to any other interest or participation in, or measured by, its profits or transfer any property to the Borrower or any Restricted Subsidiary except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a)               Contractual Requirements in effect on the Initial Closing Date that are described on Schedule 9.9 or pursuant to the Credit Documents;

(b)               purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on transferring the property so acquired;

(c)               Requirement of Law or any applicable rule, regulation or order;

(d)               any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary, or of an Unrestricted Subsidiary that is designated a Restricted Subsidiary, or that is assumed in connection with the acquisition of assets from such Person, in each case that is in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated;

(e)               contracts for the sale of assets, including customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the Disposition of all or substantially all of the Stock or assets of such Subsidiary;

(f)                secured Indebtedness otherwise permitted to be incurred pursuant to Sections 9.1 and 9.2 that limit the right of the debtor to Dispose of the assets securing such Indebtedness;

(g)               restrictions on cash or other deposits or net worth imposed by customers or suppliers under contracts entered into in the ordinary course of business;

(h)               other Indebtedness, Disqualified Stock or preferred stock of Restricted Subsidiaries permitted to be incurred subsequent to the Initial Closing Date pursuant to Section 9.1 and either (i) the provisions relating to such encumbrance or restriction contained in such Indebtedness are no less favorable to the Borrower, taken as a whole, as determined by an Authorized Officer of the Borrower in good faith, than the provisions contained in this Agreement or (ii) any such encumbrance or restriction contained in such Indebtedness does not prohibit (except upon a default or an event of default thereunder) the payment of dividends in an amount sufficient, as determined by an Authorized Officer of the Borrower in good faith, to make scheduled payments of cash interest on the Obligations when due;

(i)                 customary provisions in joint venture agreements or agreements governing property held with a common owner and other similar agreements or arrangements relating solely to such joint venture or property;

(j)                 customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, in each case, entered into in the ordinary course of business;

(k)               provisions contained in agreements which prohibit the transfer of all or substantially all of the assets of the obligor thereunder unless the transferee shall assume the obligations of the obligor under such agreement;

(l)                 Permitted Restrictions; and

(m)             any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (l) above, if such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those before such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

9.10       Hedge Agreements. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any Hedge Agreements with any Person other than (a) Hedge Agreements not for speculative purposes entered into to hedge or mitigate risks to which the Borrower or any Restricted Subsidiary has or may have exposure (including with respect to commodity prices), (b) Hedge Agreements not for speculative purposes entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Restricted Subsidiary and (c) other Hedge Agreements not for speculative purposes permitted under the risk management policies approved by the Borrower’s Board of Directors from time to time. It is understood that for purposes of this Section, the following Hedge Agreements shall not be deemed speculative or entered into for speculative purposes: (i) any commodity Hedge Agreement intended, at inception of execution, to hedge or manage any of the risks related to existing and or forecasted Hydrocarbon production of the Borrower or its Restricted Subsidiaries (whether or not contracted), and (ii) any Hedge Agreement intended, at inception of execution, (A) to hedge or manage the interest rate exposure associated with any debt securities, debt facilities or leases (existing or forecasted) of the Borrower or its Restricted Subsidiaries, (B) for foreign exchange or currency exchange management, (C) to manage commodity portfolio exposure associated with changes in interest rates or (D) to hedge any exposure that the Borrower or its Restricted Subsidiaries may have to counterparties under other Hedge Agreements such that the combination of such Hedge Agreements is not speculative taken as a whole.

9.11       Transactions with Affiliates. The Borrower will not, and will not permit any Restricted Subsidiary to, conduct any material transaction with any of its Affiliates (other than the Borrower and the Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction), unless the terms of such transaction (taken as a whole) are substantially at least as favorable to the Borrower or such Restricted Subsidiary as it would obtain at the time in a comparable arm’s-length transaction (which includes, for the avoidance of doubt, any transaction consummated for Fair Market Value) with a Person that is not an Affiliate (or, if no comparable transaction is available with which to compare such transaction, such transaction is otherwise fair to the Borrower or the relevant Restricted Subsidiary as determined by an Authorized Officer of the Borrower in good faith); but the foregoing restrictions shall not apply to:

(a)               the payment of Transaction Expenses,

(b)               loans, advances and other transactions between or among the Borrower, any Subsidiary or any joint venture (regardless of the form of legal entity) in which the Borrower or any Subsidiary has invested (and which Subsidiary or joint venture would not be an Affiliate of the Borrower or such Subsidiary, but for the Borrower’s or such Subsidiary’s ownership of Stock or Stock Equivalents in such joint venture or such Subsidiary) to the extent otherwise permitted under this Article,

(c)               employment and severance arrangements and health, disability, retirement savings, employee benefit and similar insurance or benefit plans between the Borrower (or any direct or indirect parent thereof) and the Subsidiaries and their respective directors, officers, employees or consultants (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of Stock or Stock Equivalents pursuant to put/call rights or similar rights with current or former employees, officers, directors or consultants and equity option or incentive plans and other compensation arrangements) in the ordinary course of business or as otherwise approved by the Board of Directors of the Borrower (or any direct or indirect parent thereof),

(d)               the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers and employees of the Borrower (or any direct or indirect parent thereof) and the Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of, or in connection with any services provided to, the Borrower and the Subsidiaries,

(e)               transactions pursuant to agreements in existence on the Initial Closing Date and set forth on Schedule 9.11 or any amendment thereto to the extent such an amendment is not adverse, taken as a whole, to the Lenders in any material respect,

(f)                Restricted Payments, redemptions, repurchases and other actions permitted under Section 9.6 or 9.7,

(g)               any issuance of Stock or Stock Equivalents or other payments, awards or grants in cash, securities, Stock, Stock Equivalents or otherwise pursuant to, or the funding of, employment arrangements, equity options and equity ownership plans approved by the Board of Directors of the Borrower (or any direct or indirect parent thereof),

(h)               transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and in a manner consistent with prudent business practice followed by companies in the industry of the Borrower and the Subsidiaries,

(i)                 payments by the Borrower (or any direct or indirect parent thereof) and the Subsidiaries pursuant to tax sharing agreements among the Borrower (and any such parent) and the Subsidiaries on customary terms; but payments by Borrower and the Subsidiaries under any such tax sharing agreements shall not exceed the excess (if any) of the amount they would have paid on a standalone basis over the amount they actually pay directly to Governmental Authorities, and

(j)                 customary agreements and arrangements with Royalty Trusts, YieldCos and master limited partnerships that comply with the affiliate transaction provisions of such Royalty Trust, YieldCo or master limited partnership agreement.

9.12       Change in Business.  The Borrower and its Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Borrower and its Restricted Subsidiaries on the date hereof and other business activities incidental or reasonably related thereto.

9.13       Use of Proceeds. The Borrower will not, and will not permit any Subsidiary to, use the proceeds of any Loans in violation of the provisions of Regulation T, Regulation U or Regulation X of the Board.

9.14       Anti-Layering. The Borrower will not, and will not permit any other Credit Party to, create, incur, assume or suffer to exist (a) any Lien on any Collateral for the benefit of any holders of any Indebtedness (or for the benefit of any administrative agent, collateral agent, trustee and/or any similar representative acting on behalf of the holders of such Indebtedness) that is contractually senior to the Lien on such Collateral securing the Obligations and contractually subordinate or junior to any Lien on such Collateral securing any other Indebtedness or (b) any Indebtedness if such Indebtedness is contractually subordinate or junior in ranking in right of payment to any other Indebtedness, unless such Indebtedness is contractually subordinate or junior in ranking in right of payment to the Obligations; but, in the case of this clause (b), the documentation for any Permitted Pari Passu Secured Indebtedness may provide that certain Permitted Pari Passu Secured Indebtedness may have priority over certain other Permitted Pari Passu Secured Indebtedness in the payment of Foreclosure Proceeds.

9.15       Sanctions; Anti-Corruption Use of Proceeds. The Borrower will not knowingly, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable Anti-Corruption Law, or (ii) (A) to fund, in violation of applicable Sanctions, any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (B) in any other manner that would result in a violation of applicable Sanctions by any Person (including any Person participating in the Loans), whether as Agent Bank, Letter of Credit Issuer, Lender, underwriter, advisor, investor, or otherwise.

ARTICLE X

 Events of Default

Upon the occurrence of any of the following specified events (each an “Event of Default”):

10.1       Payments. The Borrower shall (i) default in the payment when due of any principal of any Class of Loans or (ii) default in the payment when due of any interest on any Class of Loans, fees or of any other amounts owing under any Credit Document and such default shall continue for five or more days (but such event shall not, by itself, be an Event of Default with respect to any other Class of Loans).

10.2       Representations, Etc. Any representation, warranty or statement made or deemed made by any Credit Party in this Agreement or any Security Document or any certificate delivered or required to be delivered pursuant thereto (in the case of any Class of Loans, as such representation, warranty or statement shall have been modified or deleted in the Term Loan Supplement for such Class) shall prove to be untrue or misleading in any material respect on the date as of which made or deemed made.

10.3       Covenants. Any Credit Party shall:

(a)               default in the due performance or observance by it of any term, covenant or agreement contained in Sections 8.1(e), 8.5 (solely with respect to the Borrower), 8.10(b) or Article IX (in the case of any Class of Loans, as such term, covenant or agreement may have been modified in the Term Loan Supplement for such Class); or

(b)               default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Sections 10.1, 10.2 or 10.3(a)) contained in this Agreement or any Security Document (in the case of any Class of Loans, as such covenant or agreement shall have been modified or deleted in the Term Loan Supplement for such Class) and such default shall continue unremedied for a period of at least 30 days after receipt of written notice thereof by the Borrower from the Term Agent at the direction of the Majority Lenders.

10.4      Default Under Other Indebtedness. (a) The Borrower or any Restricted Subsidiary shall default in any payment with respect to any Indebtedness (including, as to Loans of any Class, Loans of any other Class), or any Indebtedness in respect of any Hedge Agreement, in each case with an outstanding principal balance or termination value in excess of $125,000,000, beyond the grace period, if any, provided in the instrument or agreement under which such Indebtedness was created or (b) any such Indebtedness shall be declared to be due and payable, or shall be required to be prepaid, defeased or redeemed before the stated maturity thereof, other than (i) as a result of a regularly scheduled required prepayment or as a mandatory prepayment, (ii) in the case of any Indebtedness in respect of any Hedge Agreement, as a result of termination event or equivalent event under such Hedge Agreement and (iii) secured Indebtedness that becomes due as a result of a Disposition (including as a result of Casualty Event) of the property or assets securing such Indebtedness permitted under this Agreement.

10.5       Bankruptcy, Etc. The Borrower or any Specified Subsidiary shall commence a voluntary case, proceeding or action concerning itself under (a) Title 11 of the United States Code entitled “Bankruptcy”; or (b) in the case of any Foreign Subsidiary that is a Specified Subsidiary, any domestic or foreign law relating to bankruptcy, judicial management, insolvency, reorganization, administration or relief of debtors in effect in its jurisdiction of incorporation, in each case as now or hereafter in effect, or any successor thereto (collectively, the “Bankruptcy Code”); or an involuntary case, proceeding or action is commenced against the Borrower or any Specified Subsidiary and the petition is not dismissed within 60 days after commencement of the case, proceeding or action or, in connection with any such voluntary proceeding or action, the Borrower or any Specified Subsidiary commences any other proceeding or action under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any Specified Subsidiary; or a custodian (as defined in the Bankruptcy Code), receiver, receiver manager, trustee or similar Person is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any Specified Subsidiary; or there is commenced against the Borrower or any Specified Subsidiary any such proceeding or action that remains undismissed for a period of 60 days; or any order of relief or other order approving any such case or proceeding or action is entered; or the Borrower or any Specified Subsidiary suffers any appointment of any custodian, receiver, receiver manager, trustee or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Borrower or any Specified Subsidiary makes a general assignment for the benefit of creditors.

10.6       ERISA.

(a)               Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code; any Plan or Multiemployer Plan is or shall have been terminated or is the subject of termination proceedings under ERISA (including the giving of written notice thereof); an event shall have occurred or a condition shall exist in either case entitling the PBGC to terminate any Plan or to appoint a trustee to administer any Plan (including the giving of written notice thereof); the Borrower or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan or a Multiemployer Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 or of ERISA or Section 4971 or 4975 of the Code (including the giving of written notice thereof);

(b)               there results from any event or events set forth in clause (a) of this Section the imposition of a Lien or a liability; and

(c)               such Lien or liability would be reasonably likely to have a Material Adverse Effect.

10.7       Guarantee. The Guarantee or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof and thereof) or any Credit Party shall deny or disaffirm in writing any Guarantor’s obligations under the Guarantee.

10.8       Security Documents. Any Security Document or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof) or any Credit Party shall deny or disaffirm in writing any grantor’s obligations under any Security Document.

10.9       Judgments. One or more monetary judgments or decrees of a court of competent jurisdiction shall be entered against the Borrower or any Restricted Subsidiary involving a liability of $125,000,000 or more in the aggregate for all such judgments and decrees for the Borrower and the Restricted Subsidiaries (to the extent not paid or covered by insurance provided by a carrier not disputing coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days after the entry thereof.

10.10     Term Loan Supplement. With respect only to such Class of Loans, the Majority Lenders with respect to any Class of Loans have directed the Term Agent to declare that an Event of Default has occurred as the result of the occurrence of any event or circumstance identified as an “Event of Default” in the Term Loan Supplement for such Class (but such event shall not, by itself, be an Event of Default with respect to any other Class of Loans).

Then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing with respect to a Class of Loans, the Term Agent may and, upon the written request of the Majority Lenders of such Class of Loans, shall, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Term Agent or any Lender to enforce its claims against any Credit Party, except as otherwise specifically provided for in this Agreement (but if an Event of Default specified in Section 10.5 shall occur with respect to the Borrower, clauses (x) and (y) below shall occur automatically without presentment, demand, protest or other notice or requirements of any kind, all of which are hereby expressly waived by Borrower): (x) declare the Class Total Commitment of such Class of Loans terminated, whereupon the Class Commitment of each Lender of such Class of Loans, as the case may be, shall forthwith terminate immediately and any fees theretofore accrued shall forthwith become due and payable without any other notice of any kind; and/or (y) declare the principal of, any accrued interest and fees and any applicable make-whole or other premium (as provided in any Term Loan Supplement) in respect of any or all Loans of such Class and any or all Obligations owing hereunder and thereunder with respect to such Class of Loans to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. In addition, after the occurrence and during the continuance of an Event of Default, the Term Agent and the Lenders will have all other rights and remedies available at law and equity; but only the Term Agent (at the direction of the Majority Lenders) may bring an action, at law or in equity, against any Credit Party to enforce the Credit Documents.

Any amount received by the Term Agent from any Credit Party (other than Foreclosure Proceeds) following any acceleration of the Obligations under this Agreement or any Event of Default with respect to the Borrower under Section 10.5 shall be applied as set forth in the Collateral Trust Agreement and, thereafter, shall be applied:

(i)               first, to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Term Agent in its capacity as such;

(ii)              second, to the payment of unpaid accrued interest on the Loans then due and payable, pro rata to the Lenders in accordance with such interest; and

(iii)            third, to the payment of unpaid principal of and any applicable make-whole or other premium (as provided in any Term Loan Supplement) on the Loans, pro rata to the Lenders in accordance with such principal.

Any Foreclosure Proceeds received by the Term Agent shall be applied as set forth in the Collateral Trust Agreement and, thereafter, shall be applied:

(iv)             first, to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Term Agent in its capacity as such;

(v)               second, to the Class or Classes in the order set forth in the Term Loan Supplements (and if multiple Classes are grouped together for this purpose, then to such Classes pro rata in accordance with their outstanding Obligations), and within each Class first to the payout of unpaid accrued interest on the Loans of such Class then due and payable and then to the unpaid principal of and any applicable make-whole or other premium (as provided in any Term Loan Supplement) on the Loans of such Class then due and payable, in each case pro rata to the Lenders of such Class (but if any Lender disclaims any benefit of a Lien over real property in accordance with Section 12.16(d), then such Lender and such Lender’s Loans shall be disregarded to the extent of any Foreclosure Proceeds otherwise attributable to such disclaimed benefit); and

(vi)             last, any surplus then remaining, after all of the Obligations then due shall have been paid in full in cash, shall be paid to the Borrower or its successors or assigns or to whomever may be lawfully entitled to receive the same or as a court of competent jurisdiction may award.

ARTICLE XI

The Term Agent

11.1       Appointment.

(a)               Each Lender hereby irrevocably designates and appoints the Term Agent as the agent hereunder the Credit Documents and irrevocably authorizes the Term Agent, in such capacity, to take such action on its behalf under the provisions of the Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Term Agent by the terms of the Credit Documents, together with such other powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Term Agent and the Lenders, and the Borrower shall not have rights as third party beneficiary of any such provision. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Term Agent shall not have any duties or responsibilities, except those expressly set forth in any Credit Document, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into any Credit Document or otherwise exist against the Term Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Credit Documents with reference to the Term Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The duties of the Term Agent under the Credit Documents are solely mechanical and administrative in nature.

(b)               No Arranger shall have any right, power, obligation, liability, responsibility or duty under the Credit Documents other than those applicable to the Term Agent (if such Arranger is the Term Agent) or those applicable to a Lender (if such Arranger is a Lender).

11.2       Delegation of Duties. The Term Agent may execute any of its duties under the Credit Documents by or through agents, sub-agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Term Agent shall not be responsible for the negligence or misconduct of any agents, sub-agents or attorneys-in-fact selected by it in the absence of gross negligence or willful misconduct by the Term Agent (as determined by a final non-appealable judgment of a court of competent jurisdiction).

11.3       Exculpatory Provisions. Neither the Term Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by any of them under or in connection with any Credit Document (except for its or such Person’s own gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth in any Credit Document (IT BEING THE INTENTION OF THE PARTIES HERETO THAT THE TERM AGENT AND ANY RELATED PARTIES SHALL, IN ALL CASES, BE INDEMNIFIED FOR ITS ORDINARY, COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE, INCLUDING, FOR THE AVOIDANCE OF DOUBT, ANY ACT DONE OR STEP TAKEN OR OMITTED IN GOOD FAITH OR FOR ANY MISTAKE IN ACT OR LAW)), which such action was taken with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Term Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 12.1 and Article X), (ii) responsible for or have any duty to ascertain or inquire into the value or the sufficiency of any Collateral or (iii) responsible in any manner to any Lender or any participant for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in any Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Term Agent under or in connection with, any Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Credit Document, or the perfection or priority of or any unsuitability, inadequacy, expiration or unfitness of any Lien or security interest created or purported to be created under the Security Documents, or for any failure of any Credit Party to perform its obligations thereunder or (iv) responsible for or have any duty to ascertain or inquire into the satisfaction of any condition set forth in Articles V and VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Term Agent. The Term Agent shall not be under any obligation to any Lender to make any investigation into, and shall be entitled to assume the adequacy and fitness of, any Lien or security interest created under the Credit Documents, including the Security Documents. The Term Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party. For the avoidance of doubt, the Term Agent shall have no responsibility for or liability with respect to monitoring compliance of any other party to the Credit Documents.

11.4       Reliance.

(a)               The Term Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or instruction believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Term Agent. The Term Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Term Agent. The Term Agent shall be entitled to request written instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Credit Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion, and the Term Agent shall be fully justified in failing or refusing to take any action under any Credit Document unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. In the absence of written instruction, the Term Agent may act (or refrain from acting) as it considers to be in the best interests of the Lenders. The Term Agent shall in all cases be fully protected in acting, or in refraining from acting, under the Credit Documents in accordance with a request of the Majority Lenders, or in the absence of written instructions from the Majority Lenders, as it considers to be in the best interests of the Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans; but the Term Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Credit Document or applicable Requirements of Law; provided further that each of the Term Agent and the Collateral Trustee, in exercising any discretionary power granted to it under any Credit Document (including, for the avoidance of doubt, clause (j) of the definition of “Excluded Property”), to the extent there is a corresponding or substantially similar provision in the Revolving Credit Agreement or any other “Credit Document” (as defined in the Revolving Credit Agreement) is authorized and instructed by the Lenders, to exercise, and shall be protected from any liability whatsoever by exercising, such discretionary power in the same manner as the Revolving Agent has exercised or is exercising its discretionary power with respect to such corresponding or substantially similar provision. Each of the Term Agent and the Collateral Trustee may rely exclusively on a certificate of an Authorized Officer specifying the discretionary power the Revolving Agent has exercised or is exercising with respect to such corresponding or substantially similar provision. Notwithstanding the foregoing and, for the avoidance of doubt, any release of Liens on the Collateral must be in accordance with Section 12.16. For purposes of determining compliance with the conditions specified in Article V on the Initial Closing Date, each Lender that has signed the Class A Term Loan Supplement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender unless the Term Agent shall have received notice from such Lender before the proposed Closing Date for the Class A Loans specifying its objection thereto. For purposes of determining compliance with the conditions specified in Article VI on a Closing Date, each Lender that has signed the relevant Term Loan Supplement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender unless the Term Agent shall have received notice from such Lender before the proposed Closing Date for such Class of Loans specifying its objection thereto.

(b)               The Term Agent shall not have any duty to (i) take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Term Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents); but the Term Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Term Agent to liability or that is contrary to any Credit Document or applicable Law; and (ii) to disclose, except as expressly set forth herein and in the other Credit Documents, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Term Agent or any of its Affiliates in any capacity, and for the avoidance of doubt shall not be liable for the failure to disclose any information provided to the Term Agent, regardless of any duty to disclose hereunder.

11.5       Notice of Default. The Term Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Term Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Term Agent receives such a notice, it shall give notice thereof to the Lenders. The Term Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Lenders in accordance with the terms hereof; but unless and until the Term Agent shall have received such directions, the Term Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

11.6       Non-Reliance on Term Agent and Other Lenders. Each Lender expressly acknowledges that neither the Term Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Term Agent hereinafter taken, including any review of the affairs of any Credit Party, shall be deemed to constitute any representation or warranty by the Term Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates to any Lender. Each Lender acknowledges to the Term Agent that it has, independently and without reliance upon the Term Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Credit Parties and made its own decision to make its credit extensions hereunder and enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Term Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Credit Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Term Agent hereunder, the Term Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of any Credit Party that may come into the possession of the Term Agent any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

11.7       Indemnification. The Lenders agree to indemnify the Term Agent in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective portions of the Commitments or Loans, as applicable, outstanding in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Exposure in effect immediately before such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Term Agent in any way relating to or arising out of the Commitments, any Credit Document or any documents contemplated by or referred to therein or the Transactions or any action taken or omitted by the Term Agent under or in connection with any of the foregoing; but no Lender shall be liable to the Term Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Term Agent’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction (IT BEING THE INTENTION OF THE PARTIES HERETO THAT THE TERM AGENT AND ANY RELATED PARTIES SHALL, IN ALL CASES, BE INDEMNIFIED FOR ITS ORDINARY, COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE, INCLUDING, FOR THE AVOIDANCE OF DOUBT, ANY ACT DONE OR STEP TAKEN OR OMITTED IN GOOD FAITH OR FOR ANY MISTAKE IN ACT OR LAW); provided, further, that no action taken by the Term Agent in accordance with the directions of the Majority Lenders (or such other number or percentage of the Lenders as shall be required by the Credit Documents) shall be deemed to constitute gross negligence or willful misconduct of the Term Agent for purposes of this Section. In the case of any investigation, litigation or proceeding giving rise to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans), this Section applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Term Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys’ fees and disbursements) incurred by the Term Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice rendered in respect of rights or responsibilities under, any Credit Document, or any document contemplated by or referred to therein, to the extent that the Term Agent is not reimbursed for such expenses by or on behalf of the Borrower; but such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto. If any indemnity furnished to the Term Agent for any purpose shall, in the opinion of the Term Agent, be insufficient or become impaired, the Term Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; but in no event shall this sentence require any Lender to indemnify the Term Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata portion thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify the Term Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement resulting from the Term Agent’s gross negligence or willful misconduct (as determined by a final non-appealable judgment of a court of competent jurisdiction). The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder and the resignation or removal of the Term Agent.

11.8       Agent in Its Individual Capacity. The Term Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Credit Party as though the Term Agent were not the Term Agent under the Credit Documents. The Lenders acknowledge that, pursuant to such activities, the Term Agent or its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliate) and acknowledge that the Term Agent shall be under no obligation to provide such information to them. With respect to the Loans (if any) made by it, the Term Agent shall have the same rights and powers under the Credit Documents as any Lender and may exercise the same as though it were not the Term Agent, and the terms “Lender” and “Lenders” shall include the Term Agent in its individual capacity if it is a Lender.

11.9       Successor Agent. The Term Agent may at any time give notice of its resignation to the Lenders and the Borrower. If the Term Agent is a Lender and becomes a Defaulting Lender, then such Term Agent may be removed as the Term Agent, as the case may be, at the reasonable request of the Borrower and the Majority Lenders. Upon receipt of any such notice of resignation or removal, as the case may be, the Majority Lenders shall have the right, subject to the consent of the Borrower (not to be unreasonably withheld or delayed) so long as no Event of Default under Section 10.1 or 10.5 is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States but shall not, in any case, be a Defaulting Lender or an Affiliate of a Defaulting Lender; but if, on terms, conditions and documents satisfactory to such successor Term Agent and the resigning Term Agent in consultation with the Borrower, an Affiliate of the resigning Term Agent or, so long as no Event of Default is continuing and subject to the consent of the Borrower, a nationally recognized provider of trustee and agency services for corporate financing transactions (as determined by the Borrower) (a) is willing to accept appointment as a successor Term Agent, (b) is a bank with an office in the United States, or an Affiliate of a bank with an office in the United States, and (c) executes and delivers an acceptance of such appointment to the Borrower and the Lenders (upon which the Collateral Trustee and others may rely), then such Person shall thereupon, and without any requirement of advance notice to any Person other than the Borrower, become the successor Term Agent. If, in the case of the resignation of the Term Agent, (x) no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the Term Agent gives notice of its resignation and (y) a successor Term Agent has not accepted appointment in accordance with the proviso of the immediately preceding sentence, then the Term Agent may on behalf of and at the expense of the Borrower, petition a court of competent jurisdiction to appoint a successor Term Agent meeting the qualifications set forth above. Upon the acceptance of a successor’s appointment as the Term Agent hereunder, and upon the execution and filing or recording of such instruments or notices as may be necessary or desirable, or as the Majority Lenders may request, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Term Agent, and the retiring Term Agent shall be discharged from all of its duties and obligations under the Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower (following the effectiveness of such appointment) to the successor Term Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Term Agent’s resignation under the Credit Documents, the provisions of this Article (including Section 11.7) and Section 12.5 shall continue in effect for the benefit of such retiring Term Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Term Agent was acting as the Term Agent. The retiring Term Agent shall have no responsibility or liability whatsoever for the actions or omissions of any successor Term Agent.

11.10       Withholding Tax. To the extent required by any applicable Requirement of Law, the Term Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the IRS or any authority of the United States or other jurisdiction asserts a claim that the Term Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Term Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Term Agent (to the extent that the Term Agent has not already been reimbursed by any applicable Credit Party and without limiting the obligation of any applicable Credit Party to do so) fully for all amounts paid, directly or indirectly, by the Term Agent as Tax or otherwise, including penalties, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. Each Lender hereby authorizes the Term Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document against any amount due to the Term Agent under this Section.

11.11       Security Documents and Guarantee.

(a)          Each Lender hereby further authorizes the Term Agent to enter into the Collateral Trust Agreement with the Collateral Trustee, which on behalf of and for the benefit of the Term Loan Secured Parties, shall be the agent for and representative of the Term Loan Secured Parties with respect to the Collateral and the Security Documents. In accordance with the prior sentence, the Collateral Trustee is hereby acknowledged to be a sub-agent of the Term Agent to act with respect to the Collateral and the Security Documents, pursuant to Section 11.2, and each Lender authorizes such sub-agency and directs the Term Agent to so appoint the Collateral Trustee. It is agreed and acknowledged that the Collateral Trustee is entitled to all the rights and remedies of the Term Agent (including separate and distinct, and not derivative, indemnification and reimbursement rights (with respect to legal expenses, limited to reasonable fees, disbursements and other charges of one primary outside counsel to the Collateral Trustees of its choosing and additional special counsel as applicable (limited to one firm of special counsel, of the Collateral Trustee’s choosing per specialty))) pursuant to Section 12.5. Subject to Section 12.1 and the Collateral Trust Agreement, without further written consent or authorization from any Term Loan Secured Parties, the Term Agent or Collateral Trustee, as applicable, may (a) execute any documents or instruments necessary in connection with a Disposition of assets permitted by this Agreement, (b) release any Lien encumbering any item of Collateral that is the subject of such Disposition of assets or with respect to which Majority Lenders (or such other Lenders as may be required to give such consent under Section 12.1) have otherwise consented or (c) release any Guarantor from the Guarantee with respect to which Majority Lenders (or such other Lenders as may be required to give such consent under Section 12.1) have otherwise consented (and, in the case of any automatic release of a Guarantor in accordance with Section 12.16, execute any documents or instruments that may be necessary or advisable to evidence such release).

(b)          In connection with its resignation pursuant to Section 3.22 of the Collateral Trust Agreement, the Collateral Trustee may also resign as sub-agent of the Term Agent to act with respect to the Collateral and the Security Documents at any time by giving not less than 30 days’ prior written notice addressed to the Borrower and the Term Agent (which shall promptly make such notice available to the Lenders in accordance with its customary practice). In case of the resignation of the Collateral Trustee as such sub-agent, the Lenders authorize and direct the Term Agent to appoint, and the Term Agent hereby agrees that it will appoint, as sub-agent of the Term Agent to act with respect to the Collateral and the Security Documents the successor Collateral Trustee appointed pursuant to Section 3.23 of the Collateral Trust Agreement. The resigning Collateral Trustee will fulfill its obligations with respect to the Collateral and the Security Documents until a successor Collateral Trustee is appointed pursuant to Section 3.23 of the Collateral Trust Agreement. Written notice of such appointment and designation shall be given by the Term Agent to the Credit Parties, but the validity of any such appointment shall not be impaired or affected by failure to give such notice or by any defect therein. Such appointment and designation shall be full evidence of the right and authority to make the same and of all the facts therein recited. Upon the making of any such appointment and designation, the Security Documents shall vest in the successor all the estate and title in and to all of the Collateral, and the successor shall thereupon succeed to all of the rights, powers, privileges, immunities and duties hereby conferred upon the Collateral Trustee therein; but solely for purposes of maintaining the Liens granted to the Collateral Trustee under the Security Documents for the benefit of the Term Loan Secured Parties, the retiring Collateral Trustee shall continue to be vested with such Liens as collateral trustee for the benefit of the Term Loan Secured Parties until such time as all filings and other actions necessary to continue the perfection of such Liens in favor of the successor Collateral Trustee shall have been completed (it being understood and agreed that the retiring Collateral Trustee shall have no duty or obligation to take any further action or to exercise any discretion under any Security Document). Any one such appointment and designation shall not exhaust the right to appoint and designate an additional successor but such right may be exercised repeatedly until Facility Termination. To facilitate the administration of the duties with respect to the Collateral and the Security Documents, the Term Agent may appoint multiple trustees to serve in such capacity or in such jurisdictions as the Term Agent may designate.

11.12      Right to Realize on Collateral and Enforce Guarantee. Anything contained in any Credit Document to the contrary notwithstanding, the Borrower, the Term Agent and each Term Loan Secured Party hereby agree that no Term Loan Secured Party shall have any right individually to realize upon any Collateral or to enforce the Guarantee; it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Collateral Trustee or, to the extent permitted by the Collateral Trust Agreement, the Term Agent, on behalf of the Term Loan Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Security Documents and the Guarantee may be exercised solely by the Collateral Trustee or, to the extent permitted by the Collateral Trust Agreement, the Term Agent.

11.13      Term Agent and Collateral Trustee May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding, constituting an Event of Default under Section 10.5, the Term Agent or the Collateral Trustee (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Term Agent or the Collateral Trustee shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Term Agent and the Collateral Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Term Agent and the Collateral Trustee and their respective agents and counsel, to the extent due under Section 12.5) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Term Agent and, in the event that the Term Agent shall consent to the making of such payments directly to the Lenders, to pay to the Term Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Term Agent and its agents and counsel, to the extent due under Section 12.5.

Nothing contained herein shall be deemed to authorize the Term Agent or the Collateral Trustee to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Indebtedness or the rights of any Lender or to authorize the Term Agent or the Collateral Trustee to vote in respect of the claim of any Lender in any such proceeding.

Neither the Term Agent nor the Collateral Trustee shall incur any liability for not performing, or for delay in performing, any act or fulfilling any duty, obligation or responsibility hereunder arising out of, or caused by, directly or indirectly, forces beyond the control of the Term Agent or the Collateral Trustee (including, without limitation, any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, strikes, work stoppages, accidents, local or national disturbance or disaster, any act of war or terrorism, military disturbance, nuclear or natural catastrophes, the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility, or interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services), as applicable.

Neither the Term Agent nor the Collateral Trustee shall be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties under any Credit Document, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

Notwithstanding anything else to the contrary herein, whenever reference is made in this Agreement to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Term Agent or the Collateral Trustee or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Term Agent or the Collateral Trustee, it is understood that in all cases the Term Agent and the Collateral Trustee, as applicable, shall be fully justified in failing or refusing to take any such action under this Agreement if it shall not have received such written instruction, advice or concurrence of the Majority Lenders or such other number or percentage of the Lenders as shall be expressly provided for in the Credit Documents (such Lenders being referred to herein as the “Relevant Lenders”) or any agreement to which the Relevant Lenders and (i) the Term Agent or (ii) the Collateral Trustee are parties and each acting in accordance with such documents, as the Term Agent or the Collateral Trustee, as applicable, deems appropriate. Upon receipt of such written instruction, advice or concurrence from the Relevant Lenders, the Term Agent or the Collateral Trustee, as applicable, shall take such discretionary actions in accordance with such written instruction, advice or concurrence. This provision is intended solely for the benefit of the Term Agent and the Collateral Trustee and their successors and permitted assigns and is not intended to and will not entitle the other parties hereto to any defense, claim or counterclaim, or confer any rights or benefits on any party hereto. This provision is not intended to limit Section 11.4. For the avoidance of doubt, the Term Agent shall have no liability whatsoever for any action or inaction on the part of the Collateral Trustee or any successor thereto.

Each of the Term Agent and the Collateral Trustee may consult with legal counsel of its own choosing, at the reasonable and documented expense of the Borrower, as to any matter relating to this Agreement, and neither the Term Agent nor the Collateral Trustee shall incur any liability in acting in good faith in accordance with any advice from such counsel.

Money held by the Term Agent in trust hereunder need not be segregated from other funds, except to the extent required by Law. The Term Agent shall be under no liability for interest on any money received by it hereunder, except as otherwise agreed in writing.

11.14      Posting of Communications. (a) The Borrower agrees that the Term Agent may, but shall not be obligated to, make any Communications available to the Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Term Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b)          Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Term Agent from time to time (including, as of the Initial Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Term Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)          THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE TERM AGENT, ANY ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY CREDIT PARTY, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY CREDIT PARTY’S OR THE TERM AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower, any other Credit Party pursuant to any Credit Document or the transactions contemplated therein which is distributed by the Term Agent or any Lender by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(d)          Each Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees (i) to notify the Term Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e)          Each of the Lenders and the Borrower agrees that the Term Agent may, but (except as may be required by applicable Law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Term Agent’s generally applicable document retention procedures and policies.

(f)          Nothing herein shall prejudice the right of the Term Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

11.15      Certain ERISA Matters.

(a)          Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Term Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i)                 such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii)              the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)             such other representation, warranty and covenant as may be agreed in writing between the Term Agent, in its sole discretion, and such Lender.

(b)          In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Term Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Term Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Term Agent under this Agreement or any documents related hereto or thereto).

ARTICLE XII
Miscellaneous

12.1          Amendments, Waivers and Releases. Except as expressly set forth in the applicable Credit Document, neither such Credit Document nor any terms thereof may be amended, supplemented or modified except in accordance with the provisions of this Section; but each Term Loan Supplement shall provide for the exclusive means of its waiver, amendment, modification or supplementation. The Majority Lenders of each Class may, or, at the written direction of the Majority Lenders of each Class, the Term Agent shall, from time to time, enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications to the Credit Documents or waive in writing, on such terms and conditions as may be specified, any requirement of the Credit Documents or any Default or Event of Default and its consequences; but each such waiver and each such amendment, supplement or modification shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that (i) any amendment or waiver that by its terms affects the rights or duties of Lenders under only one or more Classes of Loans, or is with reference to the Term Loan Supplement of such one or more Classes of Loans, but in each case not any other Class, shall only require the approval of the Majority Lenders of such affected Class of Loans, (ii) any amendment or waiver relating to a provision of this Agreement that under the terms of any Term Loan Supplement shall not be applicable to the Loans of the Class established thereby may be effected without the approval of any Lenders of such Class and (iii) no such waiver and no such amendment, supplement or modification shall:

(A)             amend, modify or waive any provision of this Section, or amend or modify any provision of Section 4.2 to the extent it would alter the ratable allocation of payments thereunder, or reduce the percentages specified in the definitions of the term “Majority Lenders”, consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 9.3(a)), allow for the amendment, modification or waiver of any provision of a Term Loan Supplement except as described therein, or alter the orders of applications set forth in the final paragraphs of Article X or modify any definition used in such final paragraph if the effect thereof would be to alter the order of payment specified therein, in each case without the written consent of each Lender directly and adversely affected thereby;

(B)              amend, modify or waive any provision of Article XI without the written consent of the then-current Term Agent, as applicable, or any other former Term Agent to whom Article XI then applies in a manner that directly and adversely affects such Person,

(C)              release all or substantially all of the value of the Guarantee (except as expressly permitted by the Guarantee or this Agreement) without the prior written consent of each Lender;

(D)             permit the Collateral Trustee to release all or substantially all of the Collateral under the Security Documents (except as expressly permitted by Section 12.16 of this Agreement or the Collateral Trust Agreement) without the prior written consent of each Lender;

(E)              affect the rights or duties of, or any fees or other amounts payable to the Term Agent under any Credit Document without the prior written consent of the Term Agent; or

(F)              amend, modify or waive any provision of Article VI with respect to the Closing Date of a Class of Loans without the written consent of each Lender of such Class;

provided, further, that any provision of any Credit Document may be amended by an agreement in writing entered into by the Borrower and the Term Agent, without the consent of any Lender, to cure any ambiguity, omission, defect or inconsistency. Any such waiver and any such amendment, supplement or modification shall apply equally to each affected Lender and shall be binding upon the Borrower, such Lenders, the Term Agent and all future holders of the affected Loans. In the case of any waiver, the Borrower, the Lenders and the Term Agent shall be restored to their former positions and rights under the Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. In connection with the foregoing provisions, the Term Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.

12.2          Notices. Unless otherwise expressly provided herein, all notices and other communications provided for under any Credit Document shall be in writing (including by facsimile or email transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(a)               if to the Borrower or the Term Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 12.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a written notice to the other parties; and

(b)               if to any Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a written notice to the Borrower and the Term Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii)(A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered; but notices and other communications to the Term Agent or the Lenders regarding the voluntary prepayment of any Loans shall not be effective until received.

12.3          No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Term Agent or any Lender, any right, remedy, power or privilege under the Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Requirements of Law.

12.4          Survival of Representations and Warranties. All representations and warranties made in the Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

12.5          Payment of Expenses; Indemnification. The Borrower agrees (a) to pay or reimburse the Term Agent and the Arrangers for all of their reasonable and documented out-of-pocket costs and expenses (with respect to legal expenses, limited to reasonable fees, disbursements and other charges of one primary outside counsel to the Term Agent of its choosing and one primary outside counsel to the Arrangers, additional specialist counsel as applicable (limited to one firm of specialist counsel, of the Term Agent’s choosing, to the Term Agent per specialty and one firm of specialist counsel to the Arrangers per specialty), and one outside counsel in each appropriate local jurisdiction incurred in connection with the preparation and execution and delivery of, and any amendment, waiver, supplement or modification to, the Credit Documents and any other documents prepared in connection therewith, and the consummation and administration of the Transactions), (b) to pay or reimburse the Term Agent, each Arranger and each Lender for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under the Credit Documents and any such other documents (with respect to attorney costs, limited to the reasonable and documented fees, disbursements and other charges of one primary outside counsel for all such Persons, taken as a whole, and, if necessary, of a single firm of local outside counsel in each material jurisdiction for all Persons, taken as a whole (unless there is an actual or perceived conflict of interest in which case each such Person with such conflict may retain its own outside counsel) and additional specialist counsel as applicable (limited to one firm of specialist counsel for all such Persons, taken as a whole, per specialty), and one outside counsel in each appropriate local jurisdiction), (c) to pay, indemnify, and hold harmless each Lender and the Term Agent from any and all recording and filing fees, and (d) to pay, indemnify, and hold harmless each Lender, the Term Agent and each Arranger and their respective Related Parties from and against any and all other liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, whether or not such proceedings are brought by the Borrower, any of its Related Parties or any other third Person (with respect to attorney costs, limited to the reasonable and documented fees, disbursements and other charges of one primary outside counsel for all such Persons, taken as a whole, and, if necessary, of a single firm of local outside counsel in each appropriate jurisdiction for all such Persons, taken as a whole (unless there is an actual or perceived conflict of interest in which case each such Person may retain its own outside counsel)), with respect to the execution, delivery, enforcement, performance and administration of the Credit Documents and any such other documents, including any of the foregoing relating to the violation of, noncompliance with or liability under, any applicable Environmental Law (other than by such indemnified person or any of its Related Parties (other than any trustee or advisor)) or to any actual or alleged presence, release or threatened release of Hazardous Materials involving or attributable to the operations of the Borrower, any Subsidiary or any Oil and Gas Property (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); but the Borrower shall have no obligation hereunder to the Term Agent, any Lender or any Arranger or any of their respective Related Parties with respect to Indemnified Liabilities to the extent they have been determined by a final non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the gross negligence or willful misconduct of the party to be indemnified or any of its Related Parties (IT BEING THE INTENTION OF THE PARTIES HERETO THAT EACH LENDER, THE TERM AGENT AND EACH ARRANGER AND THEIR RESPECTIVE RELATED PARTIES SHALL, IN ALL CASES, BE INDEMNIFIED FOR ITS ORDINARY COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE, INCLUDING, FOR THE AVOIDANCE OF DOUBT, ANY ACT DONE OR STEP TAKEN OR OMITTED IN GOOD FAITH OR FOR ANY MISTAKE IN ACT OR LAW), (ii) any material breach of any Credit Document by the party to be indemnified or (iii) disputes, claims, demands, actions, judgments or suits not arising from any act or omission by the Borrower or its Affiliates, brought by an indemnified Person against any other indemnified Person (other than disputes, claims, demands, actions, judgments or suits involving claims against the Term Agent or an Arranger in its capacity as such). NO PERSON ENTITLED TO INDEMNIFICATION UNDER CLAUSE (D) OF THIS SECTION SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THE CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY. THE TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS USED BY THE TERM AGENT IS PROVIDED “AS IS” AND “AS AVAILABLE.” NONE OF THE TERM AGENT OR ANY OF ITS RELATED PARTIES WARRANTS THE ADEQUACY OF SUCH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS AND EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY TERM AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH ANY COMMUNICATIONS OR ANY TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS. No Person entitled to indemnification under clause (d) of this Section, nor the Borrower or any Subsidiary, shall have any liability for any special, punitive, indirect, exemplary or consequential losses or damages of any kind whatsoever (including any loss of profits, business or anticipated savings) relating to any Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Initial Closing Date); but the foregoing shall not negate the Borrower’s obligations with respect to Indemnified Liabilities. All amounts payable under this Section shall be paid within 15 Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expense in reasonable detail. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder. This Section shall not apply with respect to any claims for Taxes which shall be governed exclusively by Section 4.3 and, to the extent set forth therein, with respect to any Class of Loans, any provision in the Term Loan Supplement for such Class of Loans regarding increased costs, illegality and related issues. For the avoidance of doubt, the Borrower shall not be obligated under this Section with respect to any allocated costs of in-house counsel.

12.6          Successors and Assigns; Participations and Assignments.

(a)          The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Lender that makes a Loan), except that (i) except as expressly permitted by Section 9.3, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Term Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Lender that makes a Loan), Participants (to the extent provided in Section 12.6(c)) and, to the extent expressly contemplated hereby, the Related Parties of the Term Agent, each Lender and each other Person entitled to indemnification under Section 12.5) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          (i) Subject to the conditions set forth in clause (b)(ii) below, any Lender may at any time assign to one or more assignees (other than an Ineligible Person) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A) the Borrower, if such assignment includes the assignment of a Commitment with respect to a Class of Loans (but not if such assignment is of outstanding Loans);

(B) the Borrower, with such consent not be unreasonably withheld or delayed, if such assignment includes only the assignment of Loans but not of any Commitment, and to be deemed to have been given unless the Borrower shall object to a proposed assignment by written notice to the Term Agent within ten Business Days after having received notice thereof; but no consent of the Borrower shall be required (i) for an assignment of only Loans to a Lender, an Affiliate of a Lender or an Approved Fund, in each case with respect to a Lender, (ii) if an Event of Default under Sections 10.1 or 10.5 has occurred and is continuing or (iii) for an assignment of Loans of any Class to the extent, if any, provided in the Term Loan Supplement related to that Class; and

(C) the Term Agent, such consent not be unreasonably withheld or delayed; but no consent of the Term Agent shall be required for (i) assignments in respect of the Facility if such assignment is to a Person that is a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender, (ii) of Loans to the Borrower or any of its Restricted Subsidiaries pursuant to Section 12.6(g) or (iii) for an assignment of Loans of any Class to the extent, if any, provided in the Term Loan Supplement related to that Class.

(ii)              Assignments shall be subject to the following additional conditions:

(A)             except in the case of an assignment to an existing Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of a Class, (1) the amount of the Commitment or Loans of a Class of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Term Agent) shall not be less than $1,000,000 and increments of $1,000,000 in excess thereof and (2) after giving effect to such assignment, the amount of the remaining Commitment or Loans of such Class of the assigning Lender (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Term Agent) shall not be less than $1,000,000 (unless such amount shall be zero), in each case unless the Term Agent otherwise consents (which consent shall not be unreasonably withheld or delayed); but contemporaneous assignments to a single assignee made by Affiliates of Lenders and related Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(B)              each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to a Class;

(C)              the parties to each assignment shall execute and deliver to the Term Agent an Assignment and Acceptance, together with a processing and recordation fee in the amount of $3,500 (except as may be otherwise provided in the Term Loan Supplement for Commitments and Loans of the Class being assigned); and

(D)             the assignee, if it shall not be a Lender, shall deliver to the Term Agent an Administrative Questionnaire.

(iii)            Subject to acceptance and recording thereof pursuant to Section 12.6(b)(iv), from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and to the relevant Term Loan Supplement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and such Term Loan Supplement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of any provision in the Term Loan Supplement for such Class of Loans regarding increased costs, illegality and related issues and Sections 4.3 and 12.5 and any other provisions, if any, specified in the Term Loan Supplement applicable to such Class). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.6(c).

(iv)             The Term Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Term Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of various Classes of, and principal amount (and stated interest amounts) of the Loans of various Classes owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Further, the Register shall contain the name and address of the Term Agent, the Lenders and the lending office through which each such Person acts under this Agreement. The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Term Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and, solely with respect to itself, each Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)               Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.6(b) (unless waived) and any written consent to such assignment required by Section 12.6(b), the Term Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.

(c)               (i) Any Lender may, without the consent of the Borrower or the Term Agent, sell participations to one or more Persons other than an Ineligible Person (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement with respect to one or more Classes (including all or a portion of its Commitments and the Loans owing to it with respect to such one or more Classes); but (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Term Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement with respect to such one or more Classes. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision any Credit Document; but such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (ii) of the proviso to Section 12.1 that affects such Participant, but the Participant shall have no right to consent to any modification to the percentage specified in the definitions of the term “Majority Lenders”. Subject to Section 12.6(c)(i), the Borrower agrees that each Participant shall be entitled to the benefits of any provision in the Term Loan Supplement for such Class of Loans regarding increased costs, illegality and related issues and Section 4.3 to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections as though it were a Lender and had acquired its interest by assignment pursuant to Section 12.6(b), including the requirements of clauses (e), (f) and (i) of Section 4.3).

(ii)              A Participant shall not be entitled to receive any greater payment under any provision in the Term Loan Supplement for such Class of Loans regarding increased costs, illegality and related issues and Section 4.3 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation; but the Participant shall be subject to any provisions in the Term Loan Supplement for such Class of Loans regarding a Lender mitigating increased costs or taxes or illegality by designating a different lending office as if it were an assignee under clauses (a) and (b) of this Section. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and related interest amounts) of each participant’s interest in the Loans with respect to one or more Classes of Loans or other obligations with respect to such one or more Classes under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(d)          Any Lender may, without the consent of the Borrower or the Term Agent at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; but no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)          Subject to Section 12.15, the Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates before becoming a party to this Agreement.

(f)          The words “execution”, “signed”, “signature”, and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(g)          Notwithstanding anything else to the contrary contained in this Agreement, any Lender may assign all or a portion of its Loans of any Class to the Borrower or any of its Restricted Subsidiaries pursuant to a Dutch Auction or open market purchase by the Borrower; but:

(i)                 the assigning Lender and the Borrower or the applicable Restricted Subsidiary purchasing such Lender’s Loans, as applicable, shall execute and deliver to the Term Agent an Assignment and Acceptance;

(ii)              any Loans assigned to the Borrower or its Restricted Subsidiaries shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder;

(iii)            the Borrower shall either (A) represent and warrant to the effect that it is not in possession of any information that has not been disclosed in writing to the auction manager, the Term Agent and “non-Public Lenders” and that could reasonably be expected to be material to a Lender’s decision to participate in an auction or an assignment (“Excluded Information”) or (B) make a statement that such representation cannot be made,

(iv)             no Event of Default has occurred or is continuing; and

(v)               the assignment to the Borrower or a Restricted Subsidiary and cancellation of Loans shall not constitute a mandatory or voluntary payment for purposes of Sections 4.1 and 4.2, but the aggregate outstanding principal amount of the Loans shall be deemed reduced by the full par value of the aggregate principal amount of the Loans purchased pursuant to this Section 12.6(g), and each principal repayment installment with respect to the Loans of such Class shall be reduced pro rata by the aggregate principal amount of Loans of such Class purchased hereunder.

To the extent a statement is made pursuant to Section 12.6(g)(iii)(B), each Lender making an assignment to the Borrower or its Restricted Subsidiaries acknowledges and agrees that in connection with such assignment, (1) the Borrower then may have, and later may come into possession of, Excluded Information regarding the Loans or the Credit Parties hereunder, (2) such Lender has independently and, without reliance on the Borrower, the Term Agent, any auction manager or any of their respective Affiliates, made its own analysis and determination to enter into such assignment notwithstanding such Lender’s lack of knowledge of the Excluded Information and (3) none of the Borrower, the Term Agent, any auction manager or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Borrower, the Term Agent, any auction manager and their respective Affiliates, under applicable Laws or otherwise, with respect to the nondisclosure of the Excluded Information. Each Lender entering into such an assignment further acknowledges that the Excluded Information may not be available to the Term Agent, any auction manager or the other Lenders.

12.7          Replacements of Lenders under Certain Circumstances.

(a)          The Borrower shall, at its sole expense and cost, be permitted to replace any Lender that (i) requests reimbursement for amounts owing as a result of a Change in Law, (ii) becomes a Defaulting Lender, (iii) does not consent to any waiver or amendment desired by the Borrower requiring the consent of all Lenders, the Majority Lenders or all Lenders directly affected thereby (so long as the Majority Lenders have consented thereto), or (iv) has failed to fund Loans or has made a notification or public statement that it does not intend or expect to comply with its funding obligations hereunder, in each case as a result of its determination that a condition precedent to funding has not or cannot be satisfied pursuant to the definition of “Lender Default”, in each case, with an Institutional Lender as the replacement Lender, if (A) such replacement does not conflict with any Requirement of Law, (B) no Event of Default under Sections 10.1 or 10.5 shall have occurred and be continuing at the time of such replacement, (C) the replacement Lender shall purchase, at par, all Loans of the replaced Lender and the Borrower shall pay (1) all other amounts (other than any disputed amounts), pursuant to any provision in the Term Loan Supplement for the applicable Class of Loans regarding increased costs, illegality or Section 4.3, as the case may be owing to such replaced Lender before the date of replacement and (2) in the case of a replacement of a Lender pursuant to clause (iii) above, an amount equal to any make whole premium or other prepayment premium provided for in the applicable Term Loan Supplement, and (D) the Term Agent has consented to such replacement Lender (to the extent the consent of such Person would be required if an assignment were being made to such replacement Lender under Section 12.6(b)); in connection therewith, (x) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 12.6(b) (but the Borrower shall be obligated to pay the registration and processing fee referred to therein), and (y) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Term Agent or any other Lender shall have against the replaced Lender.

(b)          Notwithstanding anything herein to the contrary, each party hereto agrees that any assignment pursuant to the terms of this Section may be effected pursuant to an Assignment and Acceptance executed by the Borrower, the Term Agent and the assignee and that the Lender making such assignment need not be a party thereto.

12.8          Counterparts. Any Credit Document may be executed by one or more of the parties thereto on any number of separate counterparts (including by facsimile or other electronic transmission, i.e. a “pdf” or a “tif”), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of the Credit Documents signed by all the parties shall be lodged with the Borrower. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Credit Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Credit Document. The Term Agent may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.

12.9          Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.10       Integration. The Credit Documents represent the agreement of the Credit Parties, the Term Agent and the Lenders with respect to the subject matter thereof, and there are no promises, undertakings, representations or warranties by the Credit Parties, the Term Agent nor any Lender relative to the subject matter thereof not expressly set forth or referred to therein.

12.11       GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

12.12       Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a)          submits for itself and its property in any legal action or proceeding relating to the Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the nonexclusive general jurisdiction of the courts of the State of New York, County of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b)          consents that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)          agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 12.2 at such other address of which the Term Agent shall have been notified pursuant to Section 12.2;

(d)          agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by Requirements of Law or shall limit the right to sue in any other jurisdiction;

(e)          waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages; and

(f)          agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

12.13       Acknowledgments. The Borrower hereby acknowledges that:

(a)          it has been advised by counsel in the negotiation, execution and delivery of the Credit Documents;

(b)          (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification of any Credit Document) are an arm’s-length commercial transaction between the Credit Parties, on the one hand, and the Term Agent and the Lenders, on the other hand, and the Credit Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the Transactions (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Term Agent and each Lender is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for any Credit Party or any of their respective Affiliates, equity holders, creditors or employees or any other Person; (iii) neither the Term Agent nor any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Credit Party with respect to any Transaction contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification of any Credit Document (irrespective of whether the Term Agent or any Lender has advised or is currently advising any of the Credit Parties or their respective Affiliates on other matters) and none of the Term Agent or any Lender has any obligation to any Credit Party or its Affiliates with respect to the Transactions, in each case, except those obligations expressly set forth in the Credit Documents; (iv) the Credit Parties and their respective Affiliates will not assert any claim based on alleged breach of fiduciary duty; (v) the Term Agent and its Affiliates and each Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its respective Affiliates, and none of the Term Agent or any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (vi) neither the Term Agent nor any Lender has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any Transactions (including any amendment, waiver or other modification of any Credit Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Term Agent with respect to any breach or alleged breach of agency or fiduciary duty; and

(c)          no joint venture is created by the Credit Documents or otherwise exists by virtue of the Transactions among the Lenders or among the Borrower, on the one hand, and any Lender, on the other hand.

12.14      WAIVERS OF JURY TRIAL. THE BORROWER, THE TERM AGENT AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO ANY CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

12.15       Confidentiality. The Term Agent and each other Lender shall hold all information furnished by or on behalf of the Borrower or any Subsidiary other than any such information that is available to such Person on a nonconfidential basis before disclosure by the Borrower or any such Subsidiary (“Confidential Information”), confidential in accordance with its customary procedure for handling confidential information of this nature and in any event may make disclosure (a) to such Person’s Affiliates and the directors, officers, employees, attorneys, professional advisors, independent auditors, trustees and agents of such Person or such Person’s Affiliates, in each case who need to know such information in connection with the administration of the Credit Documents (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information, are instructed to keep such Confidential Information confidential and agree to keep such Confidential Information confidential on the same terms as provided herein), (b) as required or requested by any Governmental Authority, self-regulatory agency or representative thereof purporting (on a reasonable basis, as determined by such Person) to have jurisdiction over such Person or pursuant to legal process or applicable Requirements of Law, (c) to any other party hereto, (d) in connection with the exercise of any remedies under any Credit Document or any action or proceeding relating to any Credit Document or the enforcement of rights thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (y) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder or to any credit insurance provider related to the Borrower and its Obligations, (f) with the consent of the Borrower, and (g) to the extent such Confidential Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Term Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or any Subsidiary thereof (unless the Term Agent or such Affiliate has actual knowledge that such source owes an obligation of confidence to the Borrower or any Subsidiary thereof with respect to such Confidential Information); but unless specifically prohibited by applicable Requirements of Law, each Lender and the Term Agent shall notify the Borrower (without any liability for a failure to so notify the Borrower) of any request made to such Person for Confidential Information by any Governmental Authority, self-regulatory agency or representative thereof or pursuant to legal process or applicable Requirements of Law (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) before disclosure of such Confidential Information; provided further that in no event shall any Lender or the Term Agent be obligated or required to return any materials furnished by the Borrower or any Subsidiary; provided further that, at any time after the Borrower has filed this Agreement with the SEC, the Term Agent and the Lenders may disclose the existence of this Agreement and information about the terms of this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Term Agent and the Lenders in connection with the administration of the Credit Documents and the Commitments.

EACH LENDER ACKNOWLEDGES THAT INFORMATION FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER, AND ITS AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT SUCH LENDER HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE TERM AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE CREDIT PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE TERM AGENT THAT SUCH LENDER HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

12.16       Release of Collateral and Guarantee Obligations; Disavowal of Liens.

(a)          The Term Loan Secured Parties hereby irrevocably agree that the Liens granted to the Collateral Trustee by the Credit Parties on any Collateral shall be automatically released (i) in full, as set forth in clauses (b) below, (ii) upon the Disposition of such Collateral (including as part of or in connection with any other Disposition permitted hereunder) to any Person other than the Borrower or a Subsidiary, to the extent such Disposition is made in compliance with the terms of this Agreement (and the Term Agent and the Collateral Trustee may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry), (iii) upon the concurrent release of all then-existing Enumerated Liens on such Collateral if (A) such release is in connection with a substantially concurrent grant of Liens on other property or assets of comparable or greater value to the Collateral being released, as determined in good faith by the Borrower, or (B) at the time of such release (I) the amount of drawn commitments and the amount of undrawn commitments available to be borrowed under the Revolving Credit Agreement is not less than $1.0 billion and (II) the Borrower shall deliver a certificate of an Authorized Officer to the effect that after giving effect to such release and the recording of any additional Mortgages or supplements or amendments to existing Mortgages on or before the consummation of such release, the Collateral subject to perfected Liens securing the Obligations includes Oil and Gas Properties of the Credit Parties that accounted for not less than 80% (subject to the Collateral Sale Cure) of the PV-9 attributable to the Proved Reserves of the Borrower and the Subsidiaries as reflected in the most recent Reserve Certificate delivered pursuant to Section 8.1(e) after giving effect to exploration and production activities, acquisitions, Dispositions and production since the Specified Date of such Reserve Certificate, (iv) to the extent such Collateral is comprised of property leased to a Credit Party, upon termination or expiration of such lease, (v) if the release of such Lien is approved, authorized or ratified in writing by the Majority Lenders of each Class of Loans (or such other percentage of the Lenders of each Class whose consent may be required in accordance with Section 12.1), (vi) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guarantee and (vii) as required by the Collateral Trustee to effect any Disposition of Collateral in connection with any exercise of remedies of the Collateral Trustee pursuant to the Security Documents; but in the case of clauses (ii), (iii), or (v), such release of Liens shall be conditioned upon the concurrent release of any then-existing Enumerated Lien on such Collateral. The Term Agent may rely exclusively on a certificate of an Authorized Officer as to whether any release of Liens is permitted hereunder and, promptly upon receipt thereof, shall execute and deliver to the Collateral Trustee an instruction to execute, acknowledge and deliver documents to release such Liens. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any Disposition, all of which shall continue to constitute part of the Collateral to the extent required by the applicable Credit Documents, except to the extent otherwise released in accordance with the provisions of the Credit Documents. Additionally, the Term Loan Secured Parties hereby irrevocably agree that any Guarantor shall be automatically released from the Guarantee in respect of the Facility upon (A) consummation of any transaction permitted hereunder resulting in such Guarantor becoming an Excluded Subsidiary (including an Unrestricted Subsidiary), (B) consummation of any transaction permitted hereunder resulting in such Guarantor no longer being a Subsidiary of the Borrower or (C) subject to satisfaction of the conditions set forth in clause (iii) of the first sentence of this Section, with reference in subclause (A) thereof to “the Collateral being released” being deemed to refer to the Collateral owned by such Guarantor. Further, the Term Agent shall release any Guarantor from the Guarantee if such Guarantor ceases to be a Material Subsidiary, promptly upon the Borrower delivering a written request for such release to the Term Agent (which request shall certify that such release is permitted under the Credit Documents, it being agreed by the Lenders that the Term Agent may conclusively rely on such certification). The Term Loan Secured Parties hereby (1) authorize the Collateral Trustee or, to the extent permitted by the Collateral Trust Agreement, the Term Agent to (all without the further consent or joinder of any Lender), and the Collateral Trustee or, to the extent permitted by the Collateral Trust Agreement, the Term Agent shall, execute and deliver any instruments, documents, and agreements necessary or desirable to effect, evidence and/or confirm the release of any Guarantor or Collateral pursuant to (and subject to the requirements of) the foregoing provisions of this Section and (2) agree that (w) the Term Agent’s entry into the Intercreditor Agreement and the Collateral Trust Agreement is reasonable and consent to such Intercreditor Agreement and Collateral Trust Agreement and to the Term Agent’s execution thereof, (x) the Term Agent is authorized, without any further consent of any Lender, to enter into or amend any other intercreditor agreement or collateral trust agreement with the agent or other representatives of the holders of Indebtedness that is permitted under this Agreement to be secured by a Lien on the Collateral that is permitted under this Agreement, in each case for the purpose of adding the holders of such Indebtedness (or their representative) as a party thereto and otherwise causing such Indebtedness to be subject thereto (it being understood that any such amendment, amendment and restatement or supplement may make such other changes to the applicable intercreditor agreement or the applicable collateral trust agreement as, in the good faith determination of the Term Agent, are required to effectuate the foregoing), (y) the Term Agent may rely exclusively on a certificate of an Authorized Officer of the Borrower as to whether any such other Liens are permitted and (z) any such intercreditor agreement or collateral trust agreement referred to in clause (x) above and the Intercreditor Agreement and Collateral Trust Agreement, entered into by the Term Agent, shall be binding on the Lenders. Upon any such release, any representation, warranty or covenant contained in any Credit Document relating to any such Collateral or Guarantor shall no longer be deemed to be repeated.

(b)          Notwithstanding anything to the contrary contained in any Credit Document, upon the Discharge of Priority Lien Obligations (as defined in the Intercreditor Agreement), all Liens in all Collateral and all obligations under all the Credit Documents shall be automatically released and discharged as contemplated by the Intercreditor Agreement, and the Term Agent or Collateral Trustee shall (without notice to, or vote or consent of, any Term Loan Secured Party) take such actions as shall be required, advisable or reasonably requested by the Borrower to evidence or otherwise more fully effect the foregoing, but such Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Credit Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Credit Party or any substantial part of its property, or otherwise, all as though such payment had not been made.

(c)          If any Lender determines, acting reasonably, that any applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender to hold or benefit from a Lien over real property pursuant to any law of the United States or any State thereof, such Lender may notify the Term Agent and disclaim any benefit of such Lien to the extent of such illegality; but such determination or disclaimer shall not invalidate or render unenforceable such Lien for the benefit of any other Lender.

12.17       USA Patriot Act. In order to comply with the laws, rules, regulations and executive orders in effect from time to time, applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering, including Section 326 of the USA PATRIOT Act of the United States (the “Patriot Act”), the Term Agent is required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the Term Agent. Accordingly, each of the parties agree to provide to the Term Agent, upon the Term Agent’s request from time to time, such identifying information and documentation as may be available for such party in order to enable the Term Agent to comply with the Patriot Act.

12.18       Payments Set Aside. To the extent that any payment made by or on behalf of the Borrower is made to the Term Agent or any Lender, or the Term Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Term Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Term Agent upon demand its applicable share of any amount so recovered from or repaid by the Term Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

12.19       Reinstatement. This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any monetary Obligation is rescinded or must otherwise be restored or returned by the Term Agent or any other Term Loan Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

12.20       Disposition of Proceeds. If executed and delivered, any Security Document may contain an assignment by the applicable Credit Party unto and in favor of the Collateral Trustee for the benefit of the Term Loan Secured Parties of all of such Credit Party’s interest in and to its as-extracted collateral in the form of production and all proceeds attributable thereto which may be produced from or allocated to the Collateral covered thereby. If executed and delivered, the Security Documents may further provide in general for the application of such proceeds to the satisfaction of the Obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Documents and subject to the Collateral Trust Agreement, unless an Event of Default is continuing, (a) the Term Agent and the Lenders agree that they will not instruct the Collateral Trustee to notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Collateral Trustee, and all such proceeds shall be permitted to be paid to the Borrower and the Subsidiaries, and (b) the Lenders hereby authorize the Collateral Trustee and Term Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Subsidiaries.

12.21       Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among the parties thereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

(i)               a reduction in full or in part or cancellation of any such liability;

(ii)              a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under any Credit Document; or

(iii)             the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

CHESAPEAKE ENERGY CORPORATION, as the Borrower

/s/ Bryan J. Lemmerman

Name:	Bryan J. Lemmerman
Title:	Vice President – Business Development and Treasurer

[Term Loan Agreement]

GLAS USA LLC, as the Term Agent

/s/ Yana Kislenko

Name:	Yana Kislenko
Title:	Vice President

[Term Loan Agreement]